UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

American States Water Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

American States Water Company
Proxy Statement for the 2026 Annual Meeting of Shareholders

Notice of 2026
Annual Meeting of Shareholders

Date May 19, 2026	Time 11:00 a.m., Pacific Time	Location www.virtualshareholder meeting.com/AWR2026	Record Date March 20, 2026

AGENDA

To elect the following directors to class III of the board of directors to serve until the annual meeting in 2029 or until their successors are duly elected and qualified:
Mr. Thomas A. Eichelberger
Mr. Roger M. Ervin
Mr. C. James Levin;

To approve the 2026 Stock Incentive Plan;
Advisory vote to approve the compensation of our named executive officers;
To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and
To transact any other business which may properly come before the 2026 annual meeting or any adjournment thereof.

By order of the board of directors:

/s/ Eva G. Tang Corporate Secretary	San Dimas, California April 3, 2026

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Shareholders to Be Held on May 19, 2026

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2025 primarily via the Internet at www.proxyvote.com. As a result, on or about April 3, 2026, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy materials over the Internet and how to request a paper copy of our proxy materials. On or about April 3, 2026, we are mailing to all our remaining shareholders a paper copy of our proxy materials. If, however, we are unable to mail a paper copy to a shareholder because the shareholder lives in an area where the common carrier has suspended mail service, we will make a good faith effort to deliver the proxy materials to you. Shares must be voted either by telephone, Internet or by completing and returning a proxy card as provided in our proxy statement. Shares cannot be voted by marking, writing on and/or returning this Notice or any other notice regarding our proxy materials.

American States Water Company	i	2026 Proxy Statement

Instructions for Attending the 2026 Annual Meeting
We are holding the 2026 annual meeting through a virtual meeting format by electronic transmission via the Internet.
As described in the proxy materials for the annual meeting, shareholders of record at the close of business on March 20, 2026, the record date, will be entitled to participate in the virtual annual meeting. American States Water Company shareholders of record may attend the virtual annual meeting by entering their 16-digit control number at www.virtualshareholdermeeting.com/AWR2026. Beneficial owners may also participate in the annual meeting if the owner’s broker, bank or other shareholder of record provides that option to you. The control number is included with the proxy card or notice previously provided to you. Online access to the meeting will begin at 10:45 a.m., Pacific Time on May 19, 2026 and the meeting will start at 11:00 a.m., Pacific Time. During the meeting, shareholders will have an opportunity to vote and submit questions electronically.

American States Water Company	ii	2026 Proxy Statement

American States Water Company	iii	2026 Proxy Statement

American States Water Company	iv	2026 Proxy Statement

American States Water Company	v	2026 Proxy Statement

2026 Proxy Statement
The Securities and Exchange Commission, or SEC, has adopted rules to allow us to elect to use the Internet as our primary means of furnishing our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 to our shareholders. As a result, on or about April 3, 2026, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials referred to herein as the Notice. The Notice contains instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a paper copy of our proxy materials. The proxy materials will be posted on the Internet no later than the date we begin mailing the Notice. On or about April 3, 2026, we are mailing to all remaining shareholders a paper copy of our proxy materials. If, however, we are unable to mail a paper copy to a shareholder because the shareholder lives in an area where the common carrier has suspended mail service, we will make a good faith effort to deliver the proxy materials to you. We are sending a Notice or proxy materials to each of our shareholders of record in connection with the solicitation by our board of directors of proxies to be voted at our 2026 annual meeting and any adjournments thereof.
We have set the record date for determining the shareholders entitled to vote at the 2026 annual meeting as of the close of business on March 20, 2026. As of March 20, 2026, we had 39,192,544 common shares outstanding. We do not have any other outstanding equity securities. Each of our common shares is entitled to one vote.
We are holding the 2026 annual meeting through a virtual meeting format by electronic transmission at www.virtualshareholdermeeting.com/AWR2026 at 11:00 a.m., Pacific Time on May 19, 2026.
INFORMATION ABOUT THE 2026 ANNUAL MEETING
What is the purpose of the 2026 annual meeting?
At our 2026 annual meeting, we will ask our shareholders to elect three class III directors who will serve until our annual meeting of shareholders in 2029 or until our shareholders duly elect their qualified successors. We will ask shareholders to approve the 2026 Stock Incentive Plan, or 2026 stock plan. We are also seeking advisory votes on the compensation that we pay our named executive officers, commonly referred to as a “say-on-pay” proposal. In addition, we will ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm and to vote on any other matter which may properly come before the 2026 annual meeting.
Even if you can attend the 2026 annual meeting, we encourage you to vote early using the mail, telephone or Internet methods described on the next page.
Who may attend the 2026 annual meeting?
We are holding the 2026 annual meeting through a virtual meeting format by electronic transmission. We encourage you to vote your shares prior to the annual meeting. You are a shareholder of record if your shares are registered directly in your name. We mailed this proxy statement or the Notice directly to you if you are a shareholder of record.
To attend our 2026 annual meeting, please visit www.virtualshareholdermeeting.com/AWR2026. Shareholders or their legal proxies must enter the 16-digit control number found on the proxy card or Notice. Online access to the annual meeting will open 15 minutes prior to the start of the annual meeting. Once admitted to the annual meeting, attendees may:
⯀	listen to and participate in the annual meeting,
⯀	submit questions germane to the matters to be voted at the 2026 annual meeting, and
⯀	vote or change a previously submitted vote.

American States Water Company	1	2026 Proxy Statement

How may I vote my shares at the 2026 annual meeting?
If you are the shareholder of record or a legal proxy holder, you may vote your shares by entering your 16-digit control number at www.virtualshareholdermeeting.com/AWR2026. The control number is included with the proxy card or Notice previously provided to you. Participants in the 401(k) plan of Golden State Water Company may not vote their 401(k) shares at the 2026 annual meeting since the 401(k) plan trustee is the shareholder of record of these shares but may vote before the meeting by following the instructions set forth below.
How may I vote my shares without attending the 2026 annual meeting?
You may vote your shares without attending the 2026 annual meeting by mail, telephone or Internet.
Voting by Mail
⯀	If you received a paper copy of the proxy materials, you may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided.
Voting by Telephone
⯀	You may vote by proxy using the toll-free telephone number listed on the proxy card or Notice. Please have your Notice or the proxy card in hand before calling.
⯀
If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by telephone only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

⯀
Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2026 to be voted at the 2026 annual meeting. Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by telephone but must do so by the date set forth below.

Voting by Internet
⯀
You may also vote by proxy using the Internet. The Internet address is www.proxyvote.com, which is also listed on the Notice and the proxy card. Please have the proxy card or Notice in hand before going online. You may also view our proxy statement and 2025 annual report at this website. If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by the Internet only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

⯀
Votes submitted by Internet must be received by 11:59 p.m., Eastern Time, on May 18, 2026 to be voted at the 2026 annual meeting. Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by Internet but must do so by the date set forth below.

Regardless of whether you attend the 2026 annual meeting, we encourage all our shareholders to vote using one of the methods described above. You may change your vote by submitting another proxy. The submission of the second proxy will revoke your prior proxy.
Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by mail, phone or Internet as described above. Votes submitted by telephone or using the Internet must be received by 11:59 p.m., Eastern Time, on May 14, 2026 in order for us to forward your instructions to the 401(k) plan trustee. The trustee will vote 401(k) plan shares as to which no directions are received in the same ratio as 401(k) plan shares with respect to which directions are received from other participants in the 401(k) plan, unless contrary to the Employee Retirement Income Security Act of 1974.
Please bear in mind that your execution of a proxy will not affect your right to attend the 2026 annual meeting or any adjournment thereof and vote at the virtual annual meeting.

American States Water Company	2	2026 Proxy Statement

How may I cast my vote?
In the election of directors, you may vote your shares for the nominees in the following manner:
⯀	“FOR ALL” of the nominees,
⯀	“WITHHOLD ALL” of the nominees, or
⯀
“FOR ALL EXCEPT,” you may withhold your authority to vote for any individual nominee(s) by marking the “For All Except” box and writing the number(s) of the nominee(s) on the line provided for any individual nominee(s) for whom you choose to withhold your authority to vote.

With respect to the advisory vote to approve the compensation of our named executive officers, the approval of the 2026 stock plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote your shares in the following manner:
⯀	“FOR,”
⯀	“AGAINST,” or
⯀	“ABSTAIN.”
Each share is entitled to one vote on each of these matters.
May I cumulate my votes for a director?
You may not cumulate your votes for a director (i.e., cast for any candidate a number of votes greater than the number of common shares that you hold on the record date) unless:
⯀	such candidate’s name has been placed in nomination prior to the voting; and
⯀	prior to the voting, you or another shareholder give(s) notice of an intention to cumulate votes at the 2026 annual meeting.
If you or any other shareholder give(s) notice prior to voting of an intention to cumulate votes, then all shareholders may cumulate their votes for candidates who have been nominated.
How does the board recommend that I vote at the 2026 annual meeting?
Our board recommends that you vote your shares:
⯀	“FOR ALL” of the nominees for class III director;
⯀	“FOR” the approval of the 2026 stock plan;
⯀
“FOR” the approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, referred to herein as a “say-on-pay” advisory vote; and

⯀	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
How will the named proxies vote if I send in my proxy without voting instructions?
If you send in your proxy without voting instructions, the named proxies will vote “FOR ALL” of the board’s nominees to be elected as directors, “FOR” the approval of the 2026 stock plan, “FOR” the approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related materials

American States Water Company	3	2026 Proxy Statement

disclosed in this proxy statement, and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The named proxies will also vote in favor of such other matters as are incident to the conduct of the 2026 annual meeting, unless otherwise instructed.
How will the named proxies vote if a nominee is unable to serve as director?
In the event any one or more of the nominees is withdrawn from nomination as a director or is unable to serve for any reason, a contingency not now anticipated, the named proxies may vote for a substitute nominee or nominees, unless otherwise instructed by a shareholder on his or her proxy.
What vote is required to approve each of the proposals?
Proposal 1
Candidates for the board of directors receiving the highest number of affirmative votes of the shares entitled to vote at the 2026 annual virtual meeting or by proxy (up to the number of directors to be elected) will be elected. Because directors need only be elected by a plurality of the vote, in an uncontested election withhold votes will not affect whether any particular nominee has received sufficient votes to be elected. Broker non-votes will have no effect on whether any particular nominee has received sufficient votes to be elected. Brokers are not authorized to vote on this proposal unless you instruct otherwise.
Proposal 2
A majority of our common shares present at the 2026 annual meeting in person or by proxy and voting must vote in favor of the 2026 stock plan and the shares voting affirmatively also must constitute at least a majority of the required quorum at the 2026 annual meeting in order for shareholders to approve the 2026 stock plan. Abstentions and broker non-votes on this proposal will have the effect of a vote against the proposal. Brokers are not authorized to vote on this proposal unless you instruct otherwise.
Proposal 3
The compensation of the named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, will be approved upon an affirmative vote of a majority of our common shares represented at the virtual annual meeting or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2026 annual meeting. Abstentions and broker non-votes on this proposal will have the effect of a vote against the proposal. Brokers are not authorized to vote on this proposal unless you instruct otherwise. This vote is advisory and non-binding on the company, the compensation committee and the board.
Proposal 4
The appointment of PricewaterhouseCoopers LLP (PwC), as our independent registered public accounting firm, will be ratified by the affirmative vote of a majority of our common shares represented at the virtual annual meeting or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2026 annual meeting. Abstentions on this proposal will have the effect of a vote against the proposal. Brokers are authorized to vote on this proposal if you do not provide instructions.

American States Water Company	4	2026 Proxy Statement

What happens if cumulative voting for directors occurs?
If we conduct voting for directors by cumulative voting, then you may cast a number of votes equal to the number of directors authorized multiplied by the number of shares you have a right to vote. You may cast your votes for a single candidate or you may distribute your votes among as many candidates in whatever proportion you desire.
The accompanying proxy will grant the named proxies discretionary authority to vote cumulatively if cumulative voting applies. Unless you instruct the named proxies otherwise, the named proxies will vote equally for each of the candidates for the office of director; provided, however, that if sufficient numbers of our shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will:
⯀	determine the number of directors they may elect,
⯀	select such number from among the named candidates,
⯀	cumulate their votes, and
⯀	cast their votes for each candidate among the number they are entitled to vote.
What is the quorum requirement for the 2026 annual meeting?
A quorum is present if shareholders holding a majority of shares entitled to vote on the record date are present at the 2026 annual meeting, either at the virtual annual meeting or by proxy. We will count shares represented by proxies that reflect abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. The term “broker non-vote” refers to shares held by brokers or nominees who have not received instructions on how to vote from the beneficial owners or persons entitled to vote if the broker or nominee indicates on the proxy that the broker or nominee does not have discretionary power to vote on the matter.
Who bears the costs of proxy distribution and solicitation?
We will bear the entire cost of preparing, assembling, printing and mailing proxy statements and the costs of any additional materials which the board may furnish to you. We may solicit proxies by U.S. mail in the case of beneficial owners that own 1,000 or more shares or, in the case of all other shareholders, brokers, banks and other nominees, by mailing a notice containing instructions on how to access our proxy materials and vote. We have engaged the services of Sodali & Co, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902 for an estimated cost of $23,000 plus reimbursement of certain reasonable and customary expenses to assist us in soliciting proxies. We may also solicit proxies by telephone or personally by directors, officers and regular employees of the company who will receive no extra compensation for performing these services.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are either registered differently or appear in more than one account. Please provide us with voting instructions for all proxy and voting instruction cards that you receive.
Who will serve as inspector of election?
The board of directors has appointed Broadridge Financial Solutions, Inc. to act as the inspector of election. The inspector of election will count all votes cast, whether at the virtual annual meeting or by proxy.

American States Water Company	5	2026 Proxy Statement

How is an annual meeting adjourned?
Shareholders may adjourn an annual meeting by the affirmative vote of a majority of the shares represented at the annual meeting, whether at the virtual annual meeting or by proxy, even if a quorum is not present. In the absence of a quorum at the 2026 annual meeting, no business may be transacted at the 2026 annual meeting other than an adjournment.
We are not required to give you notice of an adjournment of an annual meeting if we announce the time and place of the adjournment at the annual meeting at which the adjournment takes place. We must, however, give you notice of the adjourned meeting if the adjournment is for more than 45 days or, if after the adjournment, we set a new record date for the adjourned meeting.

American States Water Company	6	2026 Proxy Statement

BOARD STRUCTURE AND COMMITTEES
Overview of the board
Composition and Independence
⯀	Total of nine current directors - all independent directors, except for president and chief executive officer
⯀	Directors have a diverse mix of skills, experience and backgrounds
⯀	Independent, non-executive chair of the board
⯀	Independent chair and members of all board committees of the company, other than the ASUS committee
⯀	Limited public company directorships outside of the company and its subsidiaries (no director “overboarding” concerns)
⯀	Board and committee ability to hire outside advisors, independent of management
Accountability
⯀	Age limit
⯀	Annual board and committee evaluations
⯀	Regularly held executive sessions
⯀	Robust director equity ownership guidelines
⯀	Independent board evaluation of president and chief executive officer performance
Other board characteristics(1)

(1)
Based on composition of the board after the 2026 annual meeting, assuming that all of the nominees of class III are elected.

American States Water Company	7	2026 Proxy Statement

OVERVIEW OF THE BOARD IN 2025

Name	Audit and Finance Committee	Nominating and Governance Committee	Compensation Committee	ASUS Committee
Diana M. Bontá
Steven D. Davis(1)(2)
Thomas A. Eichelberger(1)
Roger M. Ervin
Anne M. Holloway(3)
Mary Ann Hopkins
C. James Levin
Robert J. Sprowls(4)
Caroline A. Winn

- Chair	- Member

(1)
Audit Committee Financial Expert
(2)
Mr. Davis also serves as enterprise risk management liaison between the board and management
(3)
Chair of the Board and ex-officio member of all committees with no voting rights
(4)
President and Chief Executive Officer
How is the board of directors structured?
The board of directors currently consists of nine directors, with an independent non-management director serving as its chair. The board is divided into three classes (class I, class II and class III). Shareholders elect directors in each class to serve for a three-year staggered term expiring in successive years or until shareholders duly elect their successors. The term of the class III directors elected at this meeting will expire at the 2029 annual meeting. The term of the class I directors will expire at the 2027 annual meeting. The term of the directors of class II will expire at the 2028 annual meeting.
Ms. Holloway, the chair of the board, is a non-voting ex-officio member of all committees of the board, is the presiding director for executive sessions of the board and acts as lead director of the board.
The board holds executive sessions of the board following regularly scheduled meetings and on an as-needed basis. Some of these sessions are non-management executive sessions. Currently, Mr. Sprowls, who is also president and chief executive officer of the company is the only employee director. He participates in executive sessions of the board but does not participate in non-management executive sessions. During 2025, the board held four executive sessions, all of which included non-management executive sessions.
The board of directors has determined that all members of the board in 2025, other than Mr. Sprowls, were independent directors of the company. The board believes that this leadership structure, in which the chair is an independent director acting as the lead director, ensures a greater role for the other independent directors in the oversight of the company and active participation of the independent directors in setting agendas and

American States Water Company	8	2026 Proxy Statement

establishing priorities and procedures for the board. The board further believes that this leadership structure is preferred by a significant number of our shareholders. The board has used this leadership structure since the formation of the company as a holding company in 1998.
What are the board’s oversight responsibilities?
The board’s oversight function includes, among other things, the following specific responsibilities:
⯀	Selecting and overseeing the chief executive officer of the company;
⯀	Together, with the chief executive officer of the company, reviewing the job performance of executive officers on an annual basis;
⯀	Planning for senior management development and succession;
⯀	Reviewing, understanding and monitoring the implementation of the company’s strategic plans;
⯀	Overseeing appropriate policies of corporate conduct and compliance with laws;
⯀	Reviewing and understanding the company’s risk assessment and overseeing the company’s risk management processes;
⯀	Reviewing, understanding and overseeing the company’s annual operating plans and budgets;
⯀	Focusing on the integrity and clarity of the company’s financial statements and financial reporting;
⯀	Advising management on significant issues facing the company;
⯀	Reviewing and approving significant corporate actions;
⯀	Reviewing management’s plans for disaster preparedness, physical and cyber security, and emergency communications;
⯀	Nominating directors and committee members;
⯀	Overseeing management’s adoption and implementation of corporate governance, human capital management matters, social responsibility, environmental matters and information security matters; and
⯀	Overseeing legal and ethical compliance.
How does the board oversee risks?
The board oversees the Company’s enterprise risk management, or ERM, function performed under the direction of the senior management team. The board satisfies this responsibility by obtaining information from each committee chair regarding the committee’s risk oversight activities and the ERM liaison between the board and management, and from regular reports directly from officers, the management sustainability oversight team and other key management personnel responsible for risk identification, risk management and risk mitigation strategies. The reporting processes are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.
At least quarterly, management discusses critical risks, including any newly identified critical risks and the implementation status of plans to mitigate these risks, with the ERM liaison and the committees that are in charge of the risks within their areas of responsibility, and the board for risks that do not fall under the direct purview of any specific committee. Each committee chair provides a report to the full board regarding the critical risks discussed, management’s mitigation plans and implementation of the ERM program, and the ERM liaison, together with management, discusses other matters relevant to the risk oversight responsibilities of the board, including without limitation, reputation, regulatory, accounting, tax, climate change (including risks associated with drought, wildfire, adequacy of water supplies, implementation of water use restrictions) and cybersecurity and Supervisory Control and

American States Water Company	9	2026 Proxy Statement

Data Acquisition (SCADA) system risks. Additional information regarding the manner in which we manage cybersecurity risks are discussed under Item 1C. in our Form 10-K for the period ended December 31, 2025. On an annual basis, management also provides to the ERM liaison, each committee and the board an updated list of all critical and medium risks identified by management, an assessment of the company’s financial exposure should the risk not be mitigated and management’s assessment of the probability of an event occurring given the company’s mitigation plans. Each committee chair and the ERM liaison review and comment on this information. Thereafter, each committee chair reports to the full board on the results of its consideration of enterprise risks within its area of responsibility. The ERM liaison, together with management, discusses enterprise risks with the full board when they do not fall under the direct oversight of any specific committee.
The audit and finance committee considers financial risks and exposures, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting, financial policies, investment guidelines, credit and liquidity matters, the investments for the company’s retirement plans, and the design and performance of the internal audit, ethics and compliance functions. The audit and finance committee receives regular reports from the internal auditor of the company to assist it in overseeing financial risks and has direct authority over the company’s independent registered public accounting firm.
The nominating and governance committee considers risks and exposures relating to corporate governance and succession planning for the board and the chief executive officer. The nominating and governance committee is also responsible for making recommendations regarding the delegation of risk oversight responsibilities to committees of the board and the policies and procedures for coordinating the risk oversight responsibilities of the board, the ERM liaison and each of the committees and the board.
The compensation committee considers risks associated with executive and employee compensation programs, including retirement plans, with a particular focus on performance-based compensation. We discuss further how this committee assesses the risks associated with the different components of executive compensation under the heading “Compensation Discussion and Analysis - Risk Considerations.”
The ASUS committee was established by the board to oversee the risks and exposures associated with the company’s contracted services operations at American States Utility Services, Inc. and its subsidiaries, or ASUS.
Bear Valley Electric Service, Inc., or BVES, a wholly-owned subsidiary of the company, has a safety and operations committee comprised of its directors to oversee risks associated with its electric utility operations as required by California Public Utilities Code Section 8389(e)(3), including oversight of the implementation of its wildfire mitigation plan. The company has no directors who also serve on BVES’s board. Management of BVES also reports to the board quarterly regarding the management of wildfire risks.
What is the board’s role in succession planning and management of human resources?
The board, with the assistance of the compensation committee, oversees succession planning and leadership development of the chief executive officer and other officers, directors and managers of the company. In addition to reviewing the company’s succession planning processes, the compensation committee reviews the development plans that are being utilized to strengthen the skills and qualifications of candidates for leadership positions in the company. The compensation committee recommends to the board actions that the committee believes should be taken in light of the operational needs of the company and its talent pool to enable the company to attract, motivate and retain the right people in the right positions now and into the future. The compensation committee also considers actions that should be taken in the event of the sudden loss of the chief executive officer or other officers, directors or managers.

American States Water Company	10	2026 Proxy Statement

The director of the human capital management department reports to the compensation committee quarterly on the hiring of new employees, employee terminations and promotions, vacancies, employees eligible for retirement and employees electing early retirement. The director also provides information to the board on the diversity demographics of the company and the company’s equitable pay practices.
The nominating and governance committee is responsible for matters related to board succession planning. You may find additional information on characteristics that the nominating committee considers in nominating a candidate for the board under the heading “Nominating and Governance Committee - How does the nominating and governance committee assess candidates to fill vacancies on the board?”
What are the procedures for changing the number of directors?
Under our bylaws, the board of directors may increase the authorized number of directors up to eleven without obtaining shareholder approval. We currently have nine directors on our board. The board of directors may also decrease the number of authorized directors to no less than six without obtaining shareholder approval.
How are vacancies filled on the board of directors?
A majority of the remaining directors, though less than a quorum, may fill vacancies on the board, except those existing because of a removal of a director. If the board consists of only one director, the sole remaining director may fill all vacancies on the board. Each director so elected will hold office until the end of the term of the director who has been removed, and until the director’s successor has been duly elected and qualified. Our shareholders also have the right to elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any election of a director or directors by shareholders to fill any vacancy or vacancies not filled by the directors, other than a vacancy created by removal, by written consent requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires unanimous written consent.
Under what circumstances may a director be removed from the board?
Under California law, a member of the board of directors may be removed:
⯀	by the board of directors as the result of a felony conviction or court declaration of unsound mind,
⯀	by the shareholders without cause, or
⯀	by court order for fraudulent or dishonest acts or gross abuse of authority or discretion.
Generally, shareholders may not remove a director if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election of directors held at a meeting at which the same number of votes were cast (or, if action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the numbers of directors for whom removal is being sought, were then being elected.
What standing committees does the board of directors have?
The board has three standing committees:
⯀	an audit and finance committee,
⯀	a nominating and governance committee, and
⯀	a compensation committee.

American States Water Company	11	2026 Proxy Statement

Each committee operates under a written charter, which identifies the purpose of the committee and its primary functions and responsibilities. Copies of these committee charters are available on our website at www.aswater.com.
The board has also established another committee, known as the ASUS committee, to oversee our contracted services business.
How often did the board and each of the standing committees meet during 2025?
During 2025:
⯀	directors met, as a board, six times;
⯀	the audit and finance committee met six times;
⯀	the nominating and governance committee met four times; and
⯀	the compensation committee met seven times.
In 2025, no director attended fewer than 95% of the aggregate number of meetings of the Board and the committees on which he or she served.

American States Water Company	12	2026 Proxy Statement

NOMINATING AND GOVERNANCE COMMITTEE
What are the functions of the nominating and governance committee?
The nominating and governance committee assesses qualifications of candidates to fill vacancies on the board and makes recommendations to the board regarding candidates to fill these vacancies. The nominating and governance committee also:
⯀	recommends to the board changes in the company’s corporate governance policies and ethics policies and procedures and CEO and board succession;
⯀	oversees the company’s environmental, social and governance practices;
⯀	reviews and oversees management’s preparation of our ESG Report and code of conduct which is posted on the company’s website at www.aswater.com;
⯀	reviews shareholder proposals received by the company and makes recommendations to the board regarding appropriate actions to take in response to any such proposals;
⯀	periodically reviews the needs of the board and each of the committees of the board and whether there is a need for refreshment of the board; and
⯀	is responsible for new director orientation programs and the ongoing education for directors on business, industry, corporate governance, legal developments and other appropriate topics.
How does the nominating and governance committee assess candidates to fill vacancies on the board?
The nominating and governance committee assesses nominees for directors based on a number of qualifications, including:
⯀	a reputation for integrity, honesty and adherence to high ethical standards;
⯀	holding or having held a generally recognized position of leadership;
⯀	business acumen, business or governmental experience and an ability to exercise sound business judgment in matters that relate to our current and long-term objectives;
⯀	an interest and ability to understand the sometimes conflicting interests of our various constituencies, including shareholders, employees, customers, regulators, creditors and the general public;
⯀	an interest and ability to act in the interests of all shareholders;
⯀	an ability to work constructively with groups with diverse perspectives and to tolerate opposing viewpoints;
⯀	a commitment to service on the board, including commitment demonstrated by prior board service; and
⯀	a willingness to challenge and stimulate management.
Each director, other than the president and chief executive officer of the company, is also expected to satisfy the independence requirements of the board. In addition to the criteria set forth above, the nominating and governance committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. In order to achieve this objective, the committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix and diversity of professional and personal experience, knowledge and skills that will allow the board to fulfill its responsibilities. The committee construes the concept of diversity broadly so as to include a variety of opinions, perspectives, personal experiences and backgrounds and other differentiating characteristics.

American States Water Company	13	2026 Proxy Statement

The process used by the committee in assessing candidates for director is a subjective one. The committee has considered knowledge, skills and experience in the following areas to be helpful to the board in selecting nominees for director:
⯀	finance
⯀	accounting
⯀	engineering
⯀	real estate
⯀	construction
⯀	government contracting
⯀	legal
⯀	public utility and/or other regulated industry
⯀	corporate governance
⯀	customer and community service
For information on the specific backgrounds and qualifications of our current directors, see “Proposal 1: Election of Directors.”
As part of its annual self-assessment process, the board also evaluates itself and/or directors on a variety of criteria, including:
⯀	independence
⯀	commitment, time and energy devoted to service on the board
⯀	overall contributions to the board
⯀	attendance at, and preparation for, board and committee meetings
⯀	effectiveness as chair of the board
⯀	collegiality
⯀	understanding the role of the board and the committees on which he or she serves
⯀	judgment and appropriateness of comments
⯀	skill set relative to board needs
⯀	understanding of the company’s business, industry and risks
⯀	opportunity to engage and stimulate management
The nominating and governance committee generally considers candidates recommended by board members, professional search firms, shareholders and other persons, in addition to board members whose terms may be expiring. The way in which the nominating and governance committee evaluates a new person as a nominee does not differ based on who makes the nomination.
What is the role of the board in the nomination process?
After the board receives the nominating and governance committee’s recommendations on nominees, the board then nominates director candidates the board deems most qualified for election at an annual meeting, taking into account the background, qualifications and age of each of the other members of the board.
If a vacancy or a newly created board seat occurs between annual meetings, the board may fill the vacancy or newly created board seat in accordance with our bylaws as described above under the heading, “How are vacancies filled on the board of directors?”

American States Water Company	14	2026 Proxy Statement

How does the board and each of its committees assess performance?
The nominating and governance committee uses an outside law firm to assist it in conducting an annual performance and needs assessment of the board. Each board member is asked to submit both a subjective and objective assessment of the board as well as suggestions on how to improve board functioning and whether there are any strategic aspects of the company’s business that might merit additional board attention. The results of this assessment are summarized by outside counsel and then distributed to the nominating and governance committee and the board for discussion. Each of the committees also discusses its performance annually.
Who are the members of the nominating and governance committee?
Dr. Bontá is the chair of the nominating and governance committee. Mr. Levin and Ms. Winn are members of this committee. Ms. Holloway is a non-voting ex-officio member of this committee.
How may a shareholder nominate a person to serve on the board?
You may submit the name of a person for election as a director either by submitting a recommendation to the nominating and governance committee or by directly submitting a name for consideration at a shareholders meeting. In order for your nominee to be considered at a shareholders meeting, you must give timely notice in proper written form to our corporate secretary, be a record owner of our common shares at the time of giving such notice and otherwise comply with the procedures set forth in Article II. Section 14 of our bylaws and the Securities Exchange Act of 1934 (“Exchange Act”), including representing that you intend to solicit proxies from at least 67% of the common shares held of record on the record date. In order for a notice to be timely for the 2027 annual meeting, it must be given between January 29, 2027 and February 18, 2027. If we change the 2027 annual meeting date by more than 30 days from the anniversary of our 2026 annual meeting or the date a special meeting is held, you will have another opportunity to submit nominations. In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the earlier of the date on which we mail you notice of the meeting or we publicly disclose the meeting date.
In addition, any shareholder nominating a director must be present or represented by a qualified representative at the annual meeting. A “qualified representative” is any duly authorized officer, manager or partner of a shareholder or any person authorized by a writing executed by such shareholder and delivered to us at least 48 hours prior to the shareholders’ meeting stating that such person is authorized to act on the shareholder’s behalf.
Shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees pursuant to Rule 14a-19 under the Exchange Act must provide notice no later than March 22, 2027 and comply with the disclosure and procedural requirements in connection with shareholder nominations of directors in our bylaws, including stating in the notice that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the company’s nominees.
Have we paid fees to any third party to assist us in evaluating or identifying potential nominees to the board?
We have not paid any fees for assistance in identifying potential candidates to fill a vacancy on the board since our previous annual meeting.
Did we receive any nominations for director from certain large beneficial owners of our common shares?
Since our previous annual meeting, we have not received any nominations from a shareholder or a group of shareholders owning more than 5% of our outstanding common shares.

American States Water Company	15	2026 Proxy Statement

AUDIT AND FINANCE COMMITTEE
Who are the members of the audit and finance committee?
Mr. Davis is the chair of the audit and finance committee. Mr. Eichelberger and Ms. Winn are members of this committee. Ms. Holloway is a non-voting ex-officio member of this committee.
Does the audit and finance committee have any audit committee financial experts?
The board of directors determined in 2025 that:
⯀	all members of the audit and finance committee were financially literate,
⯀	Mr. Davis and Mr. Eichelberger were “audit committee financial experts,” and
⯀	all members of the audit and finance committee were independent under the standards set forth in Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange.
Audit and Finance Committee Report
Functions of the Audit and Finance Committee
The audit and finance committee:
⯀	reviews significant public documents containing financial statements provided to shareholders and regulatory agencies and reviews all periodic reports filed with the SEC;
⯀	reviews earnings press releases prior to their issuance as well as financial information and earnings guidance provided to analysts and investors;
⯀	discusses with the company’s independent registered public accounting firm its plans, if any, to use the work of internal auditors;
⯀
reviews the internal audit function, including its competence and objectivity and proposed audit plans for the coming year, including intended levels of support for and coordination with the external audit process;

⯀	discusses with the internal auditors and the company’s independent registered public accounting firm, the financial statements and the results of the audit;
⯀	discusses significant management judgments and/or accounting estimates used in the preparation of the financial statements;
⯀
discusses with the company’s independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of the audit;

⯀
evaluates the qualifications, independence and performance of our independent registered public accounting firm, reviews the experience and qualifications of the lead partner, ensures compliance with partner rotation requirements, and appoints (and has sole authority to terminate) our independent registered public accounting firm;

⯀	reviews and approves fees charged by our independent registered public accounting firm;
⯀	reviews and evaluates the effectiveness of our process for assessing significant financial risks and the steps management takes to minimize these financial risks;
⯀	reviews and makes recommendations to the board of directors regarding related party transactions; and
⯀
reviews and periodically evaluates procedures for the receipt, retention and treatment of complaints that the company receives regarding accounting, internal controls or auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or related party transactions.

American States Water Company	16	2026 Proxy Statement

Management has the primary responsibility for our financial statements, internal controls, disclosure controls and the financial reporting process. PricewaterhouseCoopers LLP, our registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report based on its findings. The audit and finance committee is responsible for monitoring and overseeing our financial reporting process. PricewaterhouseCoopers LLP reports directly to the audit and finance committee and, if requested, the board of directors.
Discussions with Independent Auditors
PricewaterhouseCoopers LLP provided to the audit and finance committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit and finance committee concerning independence, and the audit and finance committee discussed with PricewaterhouseCoopers LLP the independent accountant’s independence. The audit and finance committee also reviewed and discussed our audited consolidated financial statements with PricewaterhouseCoopers LLP and matters related to the audit required by the Public Company Accounting Oversight Board, including the firm’s evaluation of our internal control over financial reporting and the overall quality of our financial reporting.
Discussions with Management
The committee reviewed and discussed with management the company’s audited consolidated financial statements for 2025. Management has represented to the audit and finance committee that our internal controls over financial reporting have no material weaknesses and that management prepared the company’s consolidated financial statements in accordance with generally accepted accounting principles.
Recommendation for Inclusion in Form 10-K
Based upon the audit and finance committee’s discussions with management and PricewaterhouseCoopers LLP, the audit and finance committee’s review of the representations of management and the reports and presentations of PricewaterhouseCoopers LLP to the audit and finance committee, the audit and finance committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
This report is submitted by:
Steven D. Davis, Chair
Thomas A. Eichelberger, Member
Caroline A. Winn, Member

American States Water Company	17	2026 Proxy Statement

COMPENSATION COMMITTEE
What are the functions of the compensation committee?
Our compensation committee, which consists entirely of independent directors:
⯀	reviews the performance of our executive officers in January of each year and at the time of the hiring or promotion of an executive officer;
⯀	selects a compensation consultant to assist the committee in evaluating the amount or form of executive and director compensation;
⯀
approves the salary for each executive officer, including the salary of Mr. Sprowls, the president and chief executive officer of the company, which is then ratified by the board of directors, with Mr. Sprowls abstaining;

⯀	makes stock awards pursuant to our equity compensation plans;
⯀	sets performance standards and makes awards under our equity and non-equity compensation plans;
⯀	approves objective and discretionary cash bonuses for executive officers;
⯀	approves the amount of stock awards following the end of the performance period based upon the satisfaction of objective performance criteria;
⯀	reviews and makes recommendations to the board regarding long-term compensation strategies and changes in the executive compensation program and the terms of our employee benefit and pension plans;
⯀	reviews trends in executive compensation and considers changes in accounting principles and tax laws that impact executive compensation;
⯀	makes recommendations to the board regarding the terms of employment and severance arrangements applicable to specific executive officers;
⯀	reviews and makes recommendations to the board regarding the compensation of directors;
⯀
administers the 2016 Stock Incentive Plan, or 2016 plan, for employees, the 2003 Non-Employee Directors Stock Plan, or 2003 directors plan, the 2023 Non-Employee Directors Stock Plan, or the 2023 directors plan, and, if the 2026 stock plan is approved by shareholders, the 2026 stock plan;

⯀
monitors and oversees human capital management functions and makes recommendations to the board regarding human capital management policies and procedures, including attracting, developing and retaining talent, diversity and inclusion, pay equity, employee safety, performance management, administration and compliance, and integrity and culture of the company; and

⯀	reviews and discusses with management the Compensation Discussion and Analysis section of this Proxy Statement.
The compensation committee has the authority, in its discretion, to hire, retain, terminate and oversee the work of compensation consultants, independent counsel and other advisers to assist the committee in evaluating the amount or form of executive or director compensation. Before retaining any compensation consultant, independent counsel or other such advisers, the compensation committee is required to consider those factors specified in the Dodd-Frank Act and the rules and regulations promulgated by the SEC thereunder and such other factors that the compensation committee deems appropriate that may affect the independence of such consultants, counsel or advisers. Unless otherwise provided by the board, the compensation committee does not have the authority to delegate its authority to a subcommittee.

American States Water Company	18	2026 Proxy Statement

What firm have we retained as our compensation consultant?
The compensation committee has retained Pearl Meyer as the company’s outside compensation consultant. The compensation committee periodically retains Pearl Meyer to provide market data and information regarding market practices and trends, assess the competitiveness of our executive compensation program, compare our pay and performance relative to a peer group, assist with the development of the Compensation Discussion and Analysis in this Proxy Statement, and provide analysis on our non-employee director compensation. The compensation committee had the sole authority to appoint Pearl Meyer, to oversee the compensation services provided by Pearl Meyer and to approve the compensation paid to Pearl Meyer for these services.
Is our compensation consultant independent?
The compensation committee believes that the consulting advice that it has received from Pearl Meyer was objective. The committee has assessed the independence of Pearl Meyer pursuant to SEC rules and applicable stock exchange rules and concluded that no conflicts of interest exist between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer). In reaching such determination, the committee considered the following factors, all of which were attested to or affirmed by Pearl Meyer:
⯀	During 2025, Pearl Meyer provided no services to and received no fees from the company other than in connection with the engagement.
⯀	The amount of fees paid or payable by the company to Pearl Meyer for services provided during the 2025 calendar year represented less than 1% of Pearl Meyer’s total revenue for the same period.
⯀	Pearl Meyer has adopted and implemented a policy to prevent conflicts of interest or other independence issues.
⯀
There are no business or personal relationships between any member of the Pearl Meyer team assigned to the engagement and any member of the compensation committee, other than in respect of the engagement, or any work performed by Pearl Meyer for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director.

⯀
There are no business or personal relationships between any member of the Pearl Meyer team assigned to the engagement or Pearl Meyer itself and any executive officer of the company other than in respect of the engagement.

⯀	No individual on the Pearl Meyer team assigned to the engagement maintains any direct individual position in the stock of the company.
Compensation Committee Interlocks and Insider Participation
Mr. Levin is the chair of the compensation committee. Dr. Bontá, Mr. Ervin and Ms. Hopkins are members of this committee. Ms. Holloway is a non-voting ex-officio member of this committee.
The board has determined that no member of this committee during 2025 has or had a material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us or any other relationship with the company that the board of directors determined would affect the independence of that member.

American States Water Company	19	2026 Proxy Statement

No member of this committee during 2025 is or was a current or former officer or employee of the company or any of its subsidiaries. None of the executive officers of the company is (or has been during the past three years) a member of the board of directors or the compensation committee of any company on which any of our directors serves as an executive officer, director or member of the compensation committee. No compensation committee member during 2025 or any entity in which such member has a 5% or more interest or by whom such member is employed has received any consulting, advisory or other compensatory fees paid by the company or any of its subsidiaries, other than fees received by such member for serving on our board of directors, serving on or attending meetings of committees of our board, and acting as a liaison between the board and/or its committees and management on matters specified by the board. We are not aware of any facts or circumstances that would make any member of the compensation committee during 2025 an affiliate of the company.

American States Water Company	20	2026 Proxy Statement

GOVERNANCE OF THE COMPANY
Is each of our board and committee members independent?
Based on information solicited from each director, the board has determined that Dr. Bontá, Mr. Davis, Mr. Eichelberger, Mr. Ervin, Ms. Holloway, Ms. Hopkins, Mr. Levin, and Ms. Winn do not have a material relationship with us, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us and are otherwise independent under the corporate governance standards of the New York Stock Exchange. Mr. Sprowls is the president and chief executive officer of the company and does not satisfy these standards. We have not adopted any other categorical standards for determining whether a board member is independent. None of our directors is prohibited from serving on our board of directors by the interlocking director rules of the Federal Energy Regulatory Commission.
The board has also affirmatively determined that all members of the audit and finance committee, nominating and governance committee and compensation committee, including Ms. Holloway, were independent directors under the corporate governance listing standards of the New York Stock Exchange and that all members of the audit and finance committee were independent under the standards set forth in Rule 10A-3 under the Exchange Act.
No member of the audit and finance committee served on more than three public company boards during 2025.
Do we have any relationships with any directors or executive officers?
No executive officer or director or any of his or her immediate family members had any indebtedness to us or any transactions or proposed transactions with us since January 1, 2025.
What procedures do we use for reviewing and approving transactions between us and our directors and executive officers?
We have adopted a code of conduct and guidelines on significant governance issues, which include policies and procedures regarding relationships between us and our directors and executive officers. Information about how to obtain a copy of the code of conduct and guidelines on significant governance issues is set forth in this proxy statement under the heading, “Obtaining Additional Information from Us.”
Under the company’s guidelines on significant governance issues, directors are expected to make business opportunities relating to the company’s business available to the company before pursuing the opportunity for the director’s own or another’s account. Neither the board nor the audit and finance committee has approved any other guidelines that would permit a director or executive officer to engage in any transactions or actions that would create a conflict of interest. All conflict of interest transactions must be approved by disinterested members of the board and the audit and finance committee in accordance with California law and the rules of the New York Stock Exchange.
Our code of conduct prohibits any director or executive officer from engaging in any transactions or other actions which create a conflict of interest, except under guidelines approved by the board or the audit and finance committee. A conflict of interest arises if a director or executive officer takes an action or has interests that may make it difficult for the director or executive officer to act objectively or effectively and include:
⯀	causing the company or any of its subsidiaries to employ or retain a family member as an employee or consultant;
⯀	causing the company or any of its subsidiaries to do business with any businesses in which the director, executive officer or any family member stands to gain personally;

American States Water Company	21	2026 Proxy Statement

⯀	making investments which may impair the ability of the director or executive officer to make decisions on behalf of the company;
⯀
taking advantage of business opportunities relating to the company’s business or that are discovered through the use of corporate property, information or position for personal gain, without first offering the opportunity to the company; or

⯀	competing with the company.
Our guidelines on significant governance issues also require each director to disclose to the board any financial or personal interest in any transaction that comes before the board for approval. Each director and executive officer is also required to disclose annually any relationships with the company and to declare that all such relationships during the prior year have been disclosed. Our board did not consider any transactions in which any member of the board or executive officer had an interest in 2025.
We do not provide loans, loan guarantees or otherwise extend credit, directly or indirectly, to any of our executive officers or directors.
Have any of our directors, executive officers or affiliates been involved in certain legal proceedings during the past ten years?
None of our current executive officers, directors in 2025, nominees for director, or any affiliate or owner of more than 5% of our common shares has been a party adverse to us in any material legal proceeding or has a material interest adverse to us.
What is our policy regarding attendance by board members at our annual meetings?
We adopted a policy that each director should make every reasonable effort to attend each annual meeting of shareholders. All of our directors were present at our 2025 annual meeting.
What is the process for shareholders and other interested persons to send communications to our board?
You or any interested person may, at any time, communicate in writing with the chair of the board who presides at regularly scheduled board meetings and executive sessions, any particular director or non-management directors as a group, by writing to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773. We will provide copies of written communications received at this address to the relevant director or the non-management directors as a group unless the corporate secretary, in her reasonable judgment, considers the communications to be improper for submission to the intended recipient(s). Examples of communications considered improper for submission include customer complaints, solicitations, ordinary employee grievances, communications that do not relate directly or indirectly to our business, and communications that relate to improper or irrelevant topics.
What are the requirements for submission of shareholder proposals?
If you want to submit a proposal for the 2027 annual meeting, you must timely submit the proposal to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773 and otherwise comply with the procedures set forth in Article II. Section 15 of our bylaws. In order for the notice to be timely for the 2027 annual meeting, it must be given between January 29, 2027 and February 18, 2027. If we change the 2027 annual meeting date by more than 30 days from the anniversary of our 2026 annual meeting, you will have another opportunity to submit your shareholder proposal. In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the earlier of the date on which we mail you notice of the meeting or we publicly disclose the

American States Water Company	22	2026 Proxy Statement

meeting date. Alternatively, you may submit your proposal in accordance with the requirements for shareholder proposals set forth in Rule 14a-8 under the Exchange. Under Rule 14a-8, shareholder proposals for our 2027 annual meeting must be submitted no later than December 4, 2026.
In addition, any shareholder submitting a proposal pursuant to the bylaws must be present or represented by a qualified representative at the annual meeting. A “qualified representative” is any duly authorized officer, manager or partner of a shareholder or any person authorized by a writing executed by such shareholder and delivered to us at least 48 hours prior to the shareholders’ meeting stating that such person is authorized to act on the shareholder’s behalf.
What are the terms of our insider trading policy?
We have a policy prohibiting trading in securities while in the possession of material nonpublic information, which is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards, that has been applicable to all officers, directors and employees of the company, their immediate family members and entities that they control, referred to herein as “covered persons.” Under this policy, no covered person may purchase, sell or otherwise dispose of any of our securities during the period beginning on the 14th calendar day before the end of any fiscal quarter and ending upon completion of the second full trading day after the release of earnings data for such quarter, during any other trading suspension period declared by the company or otherwise when the covered person is in possession of material nonpublic information. These prohibitions do not apply to:
⯀	purchases of our securities from us or sales of our securities to us;
⯀	exercises of equity awards or the surrender of shares in payment of the exercise price or in satisfaction of any tax withholding obligations or cashless exercises of stock options;
⯀	bona fide gifts of our securities;
⯀
elective transactions pursuant to our 401(k) or dividend reinvestment and common share purchase plan, other than changes in elections or transfers between funds with respect to the Company stock fund under our 401(k) plan or a change in election under the dividend reinvestment and common share purchase plan; or

⯀	purchases or sales of securities pursuant to a Rule 10b5-1 plan adopted in compliance with SEC rules and the provisions of our insider trading policy.
In addition, covered persons may not directly or indirectly communicate material nonpublic information to anyone outside the company, except in accordance with our policies regarding confidential information or on a “need-to-know” basis or trade in securities of another publicly-traded company while in possession of material nonpublic information about another entity if such information is obtained in the course of the covered person’s employment by the company.
What are the terms of our equity grant policies?
We adopted an equity grant policy in October 2023, which is applicable to all equity grants made after October 2, 2023. Under the terms of this policy, the compensation committee will generally only make grants of equity awards to employees in executive officer, director and manager positions annually or pursuant to our mid-year grant policy applicable to new executive officers, directors and managers who are promoted to executive officer, director or manager positions. The compensation committee may, however, in its sole discretion, make special awards to employees in executive officer, director or manager positions for extra work performed on special projects or other specified purposes for work not contemplated at the time the annual or mid-year grants were made. The company has not made any special awards to employees in executive officer, director or manager positions during the past three years.

American States Water Company	23	2026 Proxy Statement

Under this policy, the effective date of awards will be a date specified by the compensation committee, which may not be during a black-out period under our insider trading policy and must be based solely on the price or prices of our common shares outside a black-out period. In no event may any award become effective during the period that is four business days prior to or one business day after the company files a Form 10-K, Form 10-Q or Form 8-K that discloses material nonpublic information, other than a Form 8–K disclosing a material new stock award or at any other time that the compensation committee determines that it would be inappropriate to do so under applicable securities laws. The compensation committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Mid-year grants will generally be made by the compensation committee at a compensation committee meeting or by unanimous written consent following the date on which the employee commences employment or is promoted to an executive officer, director or manager position. The amount of the grant will be pro-rated based on the number of full months remaining in the year after the date of hire or promotion to an executive officer, director or manager position determined on the basis of awards made to other employees in a comparable position.

American States Water Company	24	2026 Proxy Statement

ENVIRONMENTAL STEWARDSHIP AND CORPORATE SOCIAL RESPONSIBILITY
We have a sustainability oversight management team, which is responsible for the policies and operational controls of environmental, health, safety and social risks. The nominating and governance committee has oversight responsibilities for our environmental, social and governance policies and practices.
Environmental policies and practices
Highlights of some of our environmental policies and practices include:
⯀	California is home to our regulated utilities, GSWC and BVES, and is one of the leading states in the nation in setting environmentally-sensitive policies with which we must comply;
⯀	We continue to emphasize the reduction of our Market-based Scope 1 and 2 Greenhouse Gas (GHG) emissions, on our way to a 60% reduction by 2035 as compared to our 2020 base year;
⯀	Our regulated utilities over the past five years have invested $932.1 million in company-funded capital, improving water and electric reliability and reducing water loss throughout our water systems;
⯀	GSWC supplies recycled water to serve recycled water customers in several service areas, as well as participates in regional water use projects that use recycled water to replenish groundwater basins;
⯀	GSWC’s proactive water main replacement program is focused on improving water system performance and lowering the number of leaks;
⯀
GSWC promotes conservation through tiered rates for almost all of its customers, education, free conservation kits, customer rebates, meter installation programs, and self-install personal water use monitoring devices;

⯀	With the help of our incentive programs and the public’s awareness of the need to conserve, GSWC customers used 38.1% less water per customer in 2025 than in 2007;
⯀	Our drinking water meets state and federal drinking water standards, and we follow stringent environmental regulation and testing requirements;
⯀	GSWC participates in efforts to protect groundwater basins from over-use and contamination;
⯀	GSWC has multiple sources of drinking water, with approximately 50% coming from its own groundwater sources;
⯀
GSWC considers the potential impacts of climate change in its water supply portfolio planning and its overall infrastructure replacement plans, including an evaluation of water supplies, water quality and water demand changes;

⯀	Electric usage per customer by BVES customers in 2025 is lower by 8.7% compared to 2007;
⯀	Approximately 47% of total retail sales for our electric utility business comes from renewable energy sources;
⯀
BVES agreed to build two 10-megawatt substations to support a ski resort’s snow-making operations, replacing the resort’s outdated diesel generation system. Completed in 2025, the project is expected to cut greenhouse gas emissions associated with the resort’s snow-making activities;

American States Water Company	25	2026 Proxy Statement

⯀
BVES is advancing the development of a solar generation facility and a battery energy storage project, contingent upon securing all required permits. The battery energy storage project recently secured final permits and is scheduled to begin construction in 2026. The solar energy project is currently awaiting a final decision on zoning permits following the completion of an appeals process. These projects are intended to provide a clean, local energy resource for BVES customers and to enhance the utility’s ability to store and dispatch energy as needed;

⯀
BVES educates its customers on its energy rebate program, which encourages innovation and conservation and offers bill credits to customers who install solar or wind generating facilities that produce renewable energy in excess of their on-site energy use;

⯀	Approximately 7% of the energy consumed by our electric customers is generated by customer-owned renewable energy sources (solar);
⯀	BVES spent $78.0 million of capital expenditures on wildfire mitigation projects in 2020-2025;
⯀
ASUS has spent $626.2 million to renew and replace utility infrastructure, and made $722.1 million of upgrades to utility infrastructure on military bases since commencing its first military privatization contract in 2004; and

⯀
ASUS operates and maintains wastewater treatment facilities that have biological nutrient removal capabilities to reduce/remove high concentrations of nitrogen and phosphorus from the wastewater stream.

Social responsibility policies and practices
Highlights of our social responsibility policies and practices include:
⯀	Compensation for our leadership team is linked to performance on social responsibility metrics, including for customer satisfaction, supplier diversity, and employee safety;
⯀	We oppose discrimination of any kind with a formal nondiscrimination policy, while seeking to promote the benefits of diversity;
⯀	Half of our independent board members are women and the chair of the board is a woman;
⯀	A significant portion of our regulated utilities’ expenditures are with diverse suppliers, and our regulated utilities have exceeded the CPUC’s targets in total for 13 consecutive years;
⯀	78% of subcontract work at ASUS was awarded to small businesses in 2025;
⯀	We have adopted emergency preparedness and response plans that include employee training and exercises, customer communication protocols and strategic cybersecurity and physical security initiatives;
⯀
For the safety of the communities it serves, BVES has adopted a wildfire mitigation plan that has been approved by the CPUC. This plan includes hardening critical electric utility facilities in high wildfire threat areas, increased inspection and maintenance of the transmission and distribution system, enhancing redundancies based on the estimated probability/impact of natural disasters (such as wildfires), the use of new technology to enhance forecasting and modeling wildfire risks, installing sectionalizing switches to minimize the impact of public safety power shut-offs and instituting a comprehensive customer communications program in the event of a public safety power shut-off;

⯀	We have comprehensive health and safety plans, policies and training programs to educate employees about workplace hazards and to protect employees from workplace injuries; and
⯀	We engage with our customers, community leaders and military personnel through various live and online programs, volunteer hours, and charitable contributions.

American States Water Company	26	2026 Proxy Statement

STOCK OWNERSHIP
Are there any large owners of our common shares?
The following table identifies shareholders who owned more than 5% of our outstanding common shares on March 12, 2026.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Common Shares	BlackRock Inc. 50 Hudson Yards New York, NY 10001	6,637,584(1)	16.94%
	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,627,850(2)	11.81%
	Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104	2,409,338(3)	6.15%
	State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114-2016	2,228,094(4)	5.69%

(1)
Based on Schedule 13G/A filed with the SEC on July 17, 2025, BlackRock Inc. has sole voting power over 6,538,484 of our common shares and sole dispositive power over 6,637,584 of our common shares.
(2)
Based on Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. has shared voting power over 85,919 of our common shares, sole dispositive power over 4,507,475 of our common shares and shared dispositive power over 120,375 of our common shares.
(3)
Based on Schedule 13G/A filed with the SEC on October 14, 2025, Neuberger Berman Group LLC has shared voting power over 2,300,901 of our common shares and shared dispositive power of 2,409,338 of our common shares. A subsidiary, Neuberger Berman Investment Advisers LLC, has shared voting power over 2,251,221 of the 2,300,901 shares owned and shared dispositive power over 2,358,947 of the 2,409,338 shares owned.
(4)
Based on Schedule 13G/A filed with the SEC on January 29, 2024, State Street Corporation has shared voting power over 1,965,012 of our common shares and shared dispositive power over 2,225,994 of our common shares.
(5)
Percent of class is calculated based upon the number of our common shares outstanding on March 12, 2026.

American States Water Company	27	2026 Proxy Statement

How much stock do directors and executive officers own?
We are providing you information in the table below regarding the number of our common shares beneficially owned by our directors, nominees, named executive officers and our directors and executive officers as a group as of March 12, 2026, including common shares which each director and executive officer has a right to acquire on or prior to May 11, 2026.
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Diana M. Bontá	13,084	*
Steven D. Davis	4,247	*
Thomas A. Eichelberger	8,408	*
Roger M. Ervin	1,471	*
Anne M. Holloway	19,066	*
Mary Ann Hopkins	4,113	*
C. James Levin	6,607	*
Caroline A. Winn	1,021	*
Robert J. Sprowls	204,955	*
Eva G. Tang	48,835	*
Paul J. Rowley	10,344	*
Christopher H. Connor	3,894	*
Gladys M. Farrow	9,414	*
Directors and Executive Officers as a Group(1)	352,425(2)	0.90%(3)

*
Less than 1%
(1)
Group consists of 18 persons.
(2)
We have not included in this table common shares relating to dividend equivalents that may be received by our directors and executive officers with respect to dividends declared by the board after March 12, 2026.
(3)
Percent of class is calculated based upon the number of our common shares outstanding on March 12, 2026.

American States Water Company	28	2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
We provide information on the following pages about each of our directors and nominees, including his or her age, years of service as a director of the company, educational background, business experience, service on other boards and community service activities. The process used by the board in nominating directors is a subjective one and is based on the recommendations of the nominating and governance committee, the background, qualifications and age of each of the other members of the board, considered as a group, and the evaluation of the performance of each director based on previous service on the board, board committees and as liaisons between management and the board or a committee or otherwise working on matters specified by the board.
The ages of the directors reported on the following pages are as of March 27, 2026.
What is the experience of each nominee for election as a director?
Our board of directors has nominated three persons as class III directors for a three-year term expiring at our annual meeting of shareholders in 2029 and until their successors are duly elected and qualified.

American States Water Company	29	2026 Proxy Statement

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE NOMINEES LISTED BELOW.

Independent Director
Age: 66
Director Since: 2023
Committee(s):
Audit and Finance,
ASUS
Key Skills:
Accounting,
Public Utility Regulation,
Industry Knowledge,
Leadership,
Environmental,
Social and Governance Matters
Mr. Thomas A. Eichelberger

Background
Mr. Eichelberger had a career in public accounting for over 37 years, retiring in May 2022 as an Audit Partner at Deloitte & Touche LLP in the power and utilities industry group. He served complex companies as the lead client service partner with a primary focus on serving large utility holding companies with rate-regulated subsidiaries in the electric, gas, and water industries. He also served as the lead partner on non-regulated utility affiliates with significant investments in wind and solar projects. Prior to 2002 when he began his career at Deloitte, he was at Arthur Andersen LLP. He is a Certified Public Accountant in Florida and Georgia, a member of the American Institute of Certified Public Accountants, Georgia Society of Certified Public Accountants, and the Florida Institute of Public Accountants.
He previously served on the Board of Directors of the Ashford Dunwoody YMCA and Food for Thought Outreach. He was also active in the Volunteer Income Tax Assistance Program for many years.
He received a Bachelor of Science from the University of Notre Dame and a Master of Science in Management with a concentration in accounting from the Georgia Institute of Technology.

American States Water Company	30	2026 Proxy Statement

Independent Director Age: 66 Director Since: 2023 Committee(s): Compensation, ASUS Key Skills: Leadership, Government Contracting, Audit and Finance, Information Technology	Mr. Roger M. Ervin

Background
Mr. Ervin joined American States Water with over 35 years of experience leading public and private sector organizations including serving in various director roles. He retired after serving as President and Chief Executive Officer of Blumont, Inc. from 2014 to 2020. Blumont provides global engineering and management support services for the US Government, UK Government and the United Nations in more than 20 countries. Prior to serving at Blumont, he was a member of the leadership team at LMI Consulting, a 50+ year-old US government contractor that provides operational and infrastructure support to the US Department of Defense, Department of State and US intelligence agencies.
Mr. Ervin served as the Secretary of Revenue for the State of Wisconsin from 2007-2011, during which time he led the restructuring of agency operations, a rewrite of the state’s tax code and positioned the agency for the digital age. He has had additional government experience, including serving in US Department of State, US Department of Commerce and The African Development Bank.
Mr. Ervin provided consulting services relating to overseas businesses to Roche Diagnostics from 2022 to 2024, and on occasion continues to provide advice upon request. He also previously served as an Adjunct Professor at the University of Wisconsin School of Business instructing students on the principles of Strategic Management and at the University’s Robert M. LaFollette School of Public Policy.
Since 2020, Mr. Ervin has served on the board of visitors at the Robert M. LaFollette School of Public Policy at the University of Wisconsin-Madison and since 2023 has served as the chair of the board. Since 2020, he has also been a director and member of the audit committee of Ascendium Education Group, a non-profit and for-profit student loan corporation and has served on the audit and finance committees of several other not for profits since 1995.
He has a Bachelor of Science degree from Tulane University and an MBA from the University of Wisconsin-Madison.

American States Water Company	31	2026 Proxy Statement

Independent Director Age: 71 Director Since: 2020 Committee(s): Compensation (Chair), Nominating and Governance, ASUS Key Skills: Legal, Industry Knowledge, Corporate Governance, Acquisitions	Mr. C. James Levin

Background
Mr. Levin was a corporate lawyer in Los Angeles, California for over 35 years. In June 2019, he retired from Winston & Strawn LLP where he had practiced as a corporate partner and then of counsel since joining the firm in 2010. Prior to joining that firm, Mr. Levin was a corporate partner at O’Melveny & Myers LLP, having joined the firm in 1981 as an associate.
Mr. Levin specialized in corporate law, including securities, corporate governance, and mergers and acquisitions. He served as the chair or co-chair of the mergers and acquisitions group of O’Melveny & Myers LLP for a number of years. He provided legal advice as outside counsel on various corporate matters to American States Water Company and its subsidiaries for a number of years prior to joining the board.
Mr. Levin served on the Board of Trustees of the Descanso Gardens Foundation from 2016-2025, a non-profit corporation dedicated to the support and operation of this public garden in Southern California. He also served on the Foundation’s finance committee.
Mr. Levin has a BA degree from DePauw University, an MBA from Kellogg Graduate School of Management at Northwestern University and a JD from the Northwestern Pritzker School of Law.

American States Water Company	32	2026 Proxy Statement

What is the experience of our other directors?
Our Board has three class I directors with terms expiring at the end of the annual meeting in 2027.

Independent Director Age: 70 Director Since: 2021 Committee(s): Audit and Finance (Chair) Key Skills: Leadership, Accounting/Finance, Public Utility Regulation, Industry Experience	Mr. Steven D. Davis

Background
Mr. Davis joined American States Water with over 37 years of experience in the public utility industry. He retired after serving as Corporate Group President, Utilities, of Sempra from January 2017 until March 2018. As Corporate Group President he was responsible for the operations of San Diego Gas & Electric Company (SDG&E), Southern California Gas Company (SoCal Gas) and electric utilities in Chile and Peru. Prior to serving as Corporate Group President, he served as Executive Vice President, External Affairs and Corporate Strategy of Sempra from September 2015 until December 2016. He was President and Chief Operating Officer of SDG&E from 2014 until September 2015 and has also served in various other executive positions at Sempra, SDG&E and SoCal Gas, including serving as Senior Vice President, Chief Financial Officer and External Relations at SDG&E and SoCal Gas, and in other executive positions with responsibilities in the areas of investor and community relations, customer service and distribution operations.
Mr. Davis has served as a director and as a member of the audit committee of Williams Industrial Services Group, Inc. from June 2019 until September 2023. He previously served as a director of SoCal Gas from November 2015 until March 2018 and as a director of SDG&E from 2011 until March 2018.
Mr. Davis has served on a number of non-profit boards of directors, including the U.S. Chamber of Commerce and Edison Electric Institute from 2015-2018 and the California Chamber of Commerce from 2012-2016. He also served on the Board of Trustees of the Campanile Foundation from 2008-2014.
Mr. Davis graduated from San Diego State University with a Bachelor of Science degree, Business Administration (Accounting).

American States Water Company	33	2026 Proxy Statement

Chair of the Board
of Directors
Independent Director
Age: 73
Director Since: 1998
Committee(s):
Non-voting ex-officio
member of all committees
Key Skills:
Leadership,
Finance,
Strategic Planning,
Corporate Governance
Ms. Anne M. Holloway

Background
Ms. Holloway was a partner at Navigant Consulting, Inc., a provider of financial and strategic consulting services to Fortune 500 companies, governments and governmental agencies from 1999 to 2000. She served as President of Resolution Credit Services Corp., a subsidiary of Xerox Financial Services, from 1992 to 1999 where she was responsible for, among other things, the successful resolution of financial guarantees on troubled tax-exempt bonds, the restructuring of debt and negotiation with the Resolution Trust Corporation. She also served as Chief Operating Officer of International Insurance Company, another company in the Resolution Group, where she was responsible for operations, human resources and technology. Prior to joining the Resolution Group, Ms. Holloway held various management positions with Shawmut National Corporation, a financial services company.
She has also acted as a business consultant to Sacred Heart Schools since January 2021 and business consultant to WelbeHealth, a public benefit company that provides senior care services, from June 2011 until March 2023.
Ms. Holloway currently serves on the board, the executive committee, and the finance and audit committee of the Michael J. Fox Foundation for Parkinson’s Research. She also serves on the board and compensation committee of WelbeHealth. Effective January 2025, she also began serving on the board of the Lucille Packard Children’s Hospital and is also serving on the compensation and audit committees. She previously served as the chair of the Board of Trustees of Sacred Heart Schools in Atherton, California from 2008 to 2012. After she completed her chair role, she continued to support the school on the site management and development committees until 2013. Until 2018, she had also served as co-chair for the nominating and governance committee for City Year San Jose/Silicon Valley, a national organization that works with AmeriCorps volunteers to reduce dropout rates and improve high school proficiency locally in San Jose, California.
She holds a BA degree from Newton College of the Sacred Heart and an MBA from Boston University. She has completed the Harvard Business School Executive Management program. In December 2018, she completed the Distinguished Careers Institute at Stanford University.

American States Water Company	34	2026 Proxy Statement

Independent Director Age: 62 Director Since: 2024 Committee(s): Audit and Finance, Nominating and Governance Key Skills: Leadership, Industry Experience, Strategic Planning	Ms. Caroline A. Winn

Background
Ms. Winn has over 35 years’ experience in the public utility industry. She has been the Executive Vice President of Sempra since July 5, 2025, overseeing Sempra California’s dual utility platform, San Diego Gas & Electric (SDG&E) and Southern California Gas Company (SoCalGas), while serving as chairman of the board for both companies. She served as the Chief Executive Officer of SDG&E from August 2020 until July 4, 2025. Ms. Winn possesses extensive utility industry expertise and has held numerous executive leadership positions within Sempra's California utilities. Throughout her career, she has consistently driven innovation, championed operational excellence and shaped the future of energy through her executive roles at Sempra California’s utilities. Her leadership is guided by a commitment to advancing safe, reliable and affordable energy solutions that create long-term value while supporting the communities Sempra serves.
Ms. Winn served as the chair of the Western Energy Institute from 2020-2025, and was a member of the board of directors and audit committee of the Kayne Anderson closed end energy fund (KYN) from 2020-2025. She is a member of the management council of the San Diego Regional Chamber of Commerce beginning in 2022, a member of the directors’ council of the Scripps Institute of Oceanography beginning in 2019, and a board and audit committee member of St. Vincent DePaul Father Joe’s Villages, a non-profit organization serving the homeless in San Diego, beginning in 2021. She also led/chaired the American Heart Association’s Go Red for Women campaign in 2024.
Ms. Winn holds a bachelor’s degree in electrical engineering from California State University Sacramento and is a licensed professional engineer in California.

American States Water Company	35	2026 Proxy Statement

Our Board has three class II directors with terms expiring at the end of the annual meeting in 2028.

Independent Director Age: 75 Director Since: 2007 Committee(s): Nominating and Governance (Chair), Compensation Key Skills: Leadership, Public Relations, Government, Corporate Governance	Dr. Diana M. Bontá

Background
Dr. Bontá served as President and Chief Executive Officer of The Bontá Group for ten years prior to her retirement in March 2024. The Bontá Group provided consulting services in the healthcare area. Previously, Dr. Bontá served as the President and Chief Executive Officer of The California Wellness Foundation, a private independent foundation with a mission to improve the health of people in California. She has also served as the Vice President of Public Affairs of the Kaiser Foundation Health Plan and Hospitals, Southern California Region, where she was responsible for setting the Region’s public policy agenda and providing leadership and oversight of public affairs programs and support for Kaiser Permanente’s external communications and reputation management. Dr. Bontá also served as the first Latina director of the California Department of Health Services. Prior to serving as director of the California Department of Health Services, Dr. Bontá served as director of the Department of Health and Human Services of the City of Long Beach, California.
She has been a trustee of the Annie E. Casey Foundation since 2008 and a Governance Committee chair since 2023. She is also a board member of the Good Hope Medical Foundation, and has been a member of the board of directors and of the foundation board of trustees at Children’s Hospital of Los Angeles since 2019. Previously, Dr. Bontá was a board member at the Archstone Foundation from 2009-2021 and had served as the chair of its board of directors and audit committee.
She has served as a commissioner of the City of Los Angeles Board of Fire Commissioners as an appointee of Mayor Antonio Villaraigosa, and as a director/trustee of the Charles R. Drew University of Medicine and Science. She served as a director/trustee on the Department of Health and Human Services Minority Health Committee, as an appointee of both California Governors Gray Davis and Arnold Schwarzenegger to the Board of Trustees of the Health Professions Education Foundation.
She holds doctorate and master’s degrees in public health from the University of California, Los Angeles (UCLA). She held an appointment as an adjunct professor at UCLA’s School of Public Health from 1999 to 2023 and is a registered nurse.

American States Water Company	36	2026 Proxy Statement

Independent Director Age: 61 Director Since: 2019 Committee(s): ASUS (Chair), Compensation Key Skills: Leadership, Engineering, Government Contracting, Strategic Planning	Ms. Mary Ann Hopkins

Background
Ms. Hopkins has over 33 years of progressive experience in engineering and management with an emphasis on infrastructure, water, environmental, defense, security and intelligence markets, including serving the U.S. government. She has served in several leadership positions at Arcadis NV, a global design, engineering and consulting company based in the Netherlands, from 2016 until June 2023. At the time of her retirement in 2023, she served as the Chief Growth Officer and a member of the Arcadis Executive Leadership Team and was responsible globally for Strategy, Sales and Business Development and Marketing and Communications. From 2012 until 2016, she was a Group President of Parsons Corporation, an international engineering, construction, technical and management services firm whose customers include the U.S. government. As Group President, she was responsible for worldwide operations of the Federal Unit of Parsons serving the primary markets of infrastructure, environmental, defense, security and intelligence. Prior to her promotion to Group President, she served in various other executive and management capacities at Parsons since 1989.
She has been a member of the board of directors and the audit, risk and compliance committee and the finance committee at Blumont, Inc. since 2016. Blumont provides global engineering and management support services primarily for the US Government, UK Government and the United Nations in more than 20 countries and includes delivering humanitarian assistance, building infrastructure and creating economic opportunities.
She has a BS and a master’s degree in civil engineering from Syracuse University and attended the Advanced Management Program at Duke University.

American States Water Company	37	2026 Proxy Statement

President and Chief Executive Officer Age: 68 Director Since: 2009 Committee(s): ASUS Key Skills: Leadership, Industry Experience, Accounting/Finance, Strategic Planning	Mr. Robert J. Sprowls

Background
Mr. Sprowls is the sole management member of the board of directors and has served as President and Chief Executive Officer of the company since 2009 and Chief Financial Officer (CFO) for more than four years prior to that. He also has served as President and Chief Executive Officer of subsidiaries Golden State Water Company and American States Utility Services, Inc. and its subsidiaries since 2009. Mr. Sprowls has more than 40 years of experience in business strategy, operations management, corporate finance and business problem-solving for regulated utilities, utility holding companies and highly competitive, non-regulated utility affiliates. Prior to joining American States Water Company, Mr. Sprowls spent 21 years at CILCORP Inc., or CILCORP, a public utility holding company whose largest subsidiary, Central Illinois Light Company, served approximately 250,000 electric and gas utility customers.
During his tenure with CILCORP, Mr. Sprowls held positions as President, Business Unit Leader – Energy Delivery, CFO and Treasurer of Central Illinois Light Company, CFO of a non-regulated subsidiary of CILCORP, QST Enterprises Inc., and Vice President and Treasurer of CILCORP. Mr. Sprowls left CILCORP and Central Illinois Light Company following the sale of the company to Ameren Corporation in 2003.
He is currently a member of the board of directors of the National Association of Water Companies, a non-profit organization representing private water companies, and has previously served as its President and a member of its Executive Committee. He has served on the board of directors of CILCORP Inc. and Central Illinois Light Company. He has been a member of the Southern California Leadership Council, past chairman and a member of the board of directors of the Illinois Energy Association, a past chairman and a member of the board of directors of Goodwill Industries of Central Illinois and a committee chairman for the Heart of Illinois United Way Campaign.
He holds a BA degree in economics and business administration from Knox College in Illinois and a master’s degree in business administration with a concentration in accounting and finance from Bradley University, also in Illinois. He is a Certified Public Accountant (inactive) and a Certified Management Accountant.

***

American States Water Company	38	2026 Proxy Statement

How did we compensate our directors in 2025?
We paid cash fees to each of our non-employee directors quarterly and made awards of restricted stock units to our directors in 2025 pursuant to the terms of the 2023 directors plan. We also reimbursed each of our non-employee directors in 2025 for expenses incurred in the performance of his or her duties as a director.
DIRECTOR(1) COMPENSATION FOR 2025

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anne M. Holloway	$260,000	$40,000	$97	$300,097
Dr. Diana M. Bontá	176,000	40,000	97	216,097
Steven D. Davis	178,500	40,000	97	218,597
Thomas A. Eichelberger	168,000	40,000	2,396	210,396
Roger M. Ervin	168,000	40,000	97	208,097
Mary Ann Hopkins	177,500	40,000	97	215,597
C. James Levin	185,500	40,000	97	225,597
Caroline A. Winn	167,500	40,000	97	207,597

(1)
Mr. Sprowls, the president and chief executive officer of the company in 2025, was also a director of the company. We did not pay him any additional compensation for his services as a director or member of any committee.
(2)
The amounts in this column reflect the aggregate fair value of the awards on the grant date, computed in accordance with Financial Accounting Standards Board (“FASB”) accounting guidance Accounting Standards Codification (“ASC”) Topic 718. We provide information regarding the assumptions used in the calculation of these amounts in Note 13 to our audited financial statements for the year ended December 31, 2025 in our Annual Report on Form 10-K filed with the SEC. We did not grant any other stock award to any director in 2025. The aggregate number of stock awards outstanding as of December 31, 2025 were 20,169 for Ms. Holloway and 3,421 for Dr. Bontá related to retirement stock awards previously granted to Ms. Holloway and Dr. Bontá that have not been paid. None of the other non-employee directors have any stock awards outstanding as of December 31, 2025.
(3)
We provide our board members and the executive officers of the company and its subsidiaries a blanket accident insurance policy. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company and its subsidiaries. We allocated the premiums paid for blanket accident insurance equally to our board members and executive officers of the company and its subsidiaries. We also compensate our board members for the related cost of travel and meals of their spouses when attending regular board and committee meetings.
Director Fees
We paid fees to non-employee directors of the board in 2025 for services rendered on the following basis, payable in equal quarterly installments:
⯀	to each non-employee director serving on the board for the full year of 2025, an annual retainer of $150,000;
⯀	to Ms. Holloway, an additional annual retainer of $110,000 for her services as chair of the board;
⯀	to Dr. Bontá, additional annual retainers of $16,000 for her services as chair of the nominating and governance committee and $10,00 for her services as a member of the compensation committee;
⯀	to Mr. Davis, additional annual retainers of $22,500 for his services as chair of the audit and finance committee and $6,000 for serving as the ERM liaison;
⯀	to Mr. Eichelberger, additional annual retainers of $10,000 for his services as a member of the audit and finance committee and $8,000 for his services as a member of the ASUS committee;
⯀	to Mr. Ervin, additional annual retainers of $10,000 for his services as a member of the compensation committee and $8,000 for his services as a member of the ASUS committee;

American States Water Company	39	2026 Proxy Statement

⯀	to Ms. Hopkins, additional annual retainers of $17,500 for her services as chair of the ASUS committee and $10,000 for her services as a member of the compensation committee;
⯀
to Mr. Levin, additional annual retainers of $20,000 for his services as chair of the compensation committee, $7,500 for his services as a member of the nominating and governance committee and $8,000 for his services as a member of the ASUS committee; and

⯀	to Ms. Winn, additional annual retainers of $10,000 for her services as a member of the audit and finance committee and $7,500 for her services as a member of the nominating and governance committee.
Stock Awards
We granted restricted stock units to each non-employee director on the date of the annual meeting in 2025 for services rendered as a director in an amount equal to an amount established by the board prior to the annual meeting in 2025 divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal website (www.wsj.com).
Restricted stock units vested 90 days after the grant date. Until vested, each non-employee director received restricted stock units on the dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend payment date, as shown on The Wall Street Journal website (www.wsj.com), which we refer to as dividend equivalents.
Each non-employee director who received an award of restricted stock units in 2003 through 2008 was also credited in 2025 with retirement stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of undistributed restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend record date, as shown on The Wall Street Journal website (www.wsj.com). Dr. Bontá and Ms. Holloway are the only current directors who have received such awards of retirement stock units.
Other Compensation Plans for Directors
We have no incentive compensation, deferred compensation or pension plans for non-employee directors.

American States Water Company	40	2026 Proxy Statement

What are our stock ownership guidelines for directors?

Requirement	Restrictions
3X Annual Retainer	No Sale Until Guidelines Met

Under our director stock ownership guidelines, we have requested that each non-employee member of our board accumulate and hold common shares of the company, restricted stock units or other equity equivalents (other than stock options) granted by the company equal in value to at least three times his or her annual retainer for board service. Non-employee directors are also prohibited from selling or transferring common shares acquired by vesting of restricted stock units until he or she satisfies these requirements. The nominating and governance committee may suspend or adjust these guidelines if the nominating and governance committee determines that the guidelines are unduly burdensome by reason of personal circumstances affecting a director, are unduly affected by temporary declines in the price of our common shares or there has been a recent change in the compensation of directors. We have not exempted any of our directors from compliance with these guidelines. We consider these guidelines to be satisfied once the minimum ownership requirements have been satisfied regardless of subsequent changes in the market value of our common shares. Each member of our board in 2025, other than Mr. Davis, Mr. Ervin, Ms. Hopkins and Ms. Winn, owns common shares, restricted stock units or other equity equivalents granted by the company at least equal in value to three times his or her annual retainer. As a result, Mr. Davis, Mr. Ervin, Ms. Hopkins and Ms. Winn cannot sell any of our common shares if acquired upon vesting of restricted stock units until they meet this threshold. Ms. Hopkins was elected to the board at the 2019 annual meeting, Mr. Davis was elected to the board in 2021, Mr. Ervin was elected to the board at the 2023 annual meeting and Ms. Winn was elected to the board at the 2024 annual meeting.

American States Water Company	41	2026 Proxy Statement

EXECUTIVE OFFICERS
What has been the business experience of our executive officers during the past five years?
We have set forth the principal occupation of each of our executive officers in the following table. Unless otherwise specified, the principal position of the executive officer is with American States Water Company. Mr. Sprowls, Ms. Tang and Ms. Farrow are also officers of each of our direct and indirect subsidiaries, other than Bear Valley Electric Service, Inc. The age of each executive officer is current as of March 27, 2026.
EXECUTIVE EXPERIENCE TABLE

Name	Principal Occupation and Experience	Age	Held Current Position Since
Robert J. Sprowls	President and Chief Executive Officer	68	January 2009
Eva G. Tang	Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer(1)	70	November 2008
Paul J. Rowley	Senior Vice President – Regulated Water Utility of Golden State Water Company; Vice President – Water Operations of Golden State Water Company from January 2016 through November 2021	61	December 2021
Christopher H. Connor	Senior Vice President of American States Utility Services, Inc. and its subsidiaries; Vice President at Jacobs Engineering Group Inc. from 2016 until February 2022	55	February 2022
Gladys M. Farrow	Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company and Treasurer and Assistant Secretary of American States Utility Services, Inc. and its subsidiaries(2)	61	November 2008
Patrick M. Kubiak	Vice President – Asset Management of Golden State Water Company; Field Technology Services Manager of Golden State Water Company from August 2018 through March 2021	42	April 2021
Susan P. Miller	Vice President – Operations of American States Utility Services, Inc. and its subsidiaries; Director of Operations of American States Utility Services, Inc. and its subsidiaries from January 2018 through May 2022	58	June 2022
Jon G. Pierotti	Vice President – Regulatory Affairs of Golden State Water Company; Regulatory Affairs Manager of Golden State Water Company from June 2016 until March 2022	42	March 2022
Sunil K. Pillai	Vice President – Environmental Quality of Golden State Water Company	57	February 2020
David R. Schickling	Vice President – Operations of Golden State Water Company; General Manager of Golden State Water Company from August 2019 through June 2022	68	July 2022

(1)
Ms. Tang is not the Treasurer at any of the subsidiaries of American States Water Company.
(2)
Ms. Farrow also serves as Assistant Secretary of American States Water Company.

American States Water Company	42	2026 Proxy Statement

Compensation Discussion and Analysis
In this section, we describe the philosophy and objectives of our executive compensation programs, explain the compensation decision-making process, summarize the individual components of total compensation for our named executive officers and provide you with our assessment of our compensation program in 2025. We provide more detailed information regarding the compensation paid to our named executive officers during the past three years in the tables following this section and in the narrative discussion after each of these tables. For 2025, our named executive officers and their positions included:
⯀	Robert J. Sprowls, President and Chief Executive Officer;
⯀	Eva G. Tang, Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer;
⯀	Paul J. Rowley, Senior Vice President – Regulated Water Utility of Golden State Water Company;
⯀	Christopher H. Connor, Senior Vice President of American States Utility Services, Inc. and its subsidiaries; and
⯀	Gladys M. Farrow, Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company.
We also provide information comparing our performance to our peer group. You can find information about the composition of our peer group in this section under the heading “Compensation Committee Process.” The compensation committee made its decisions regarding compensation of our named executive officers in 2025 based, in part, on this peer group information. We have compared our financial performance during the past three and five years to members of our peer group.
Compensation Philosophy and Design Overview – 4 Key Principles
Thorough Process for Setting Compensation that Reflects Challenging Metrics
⯀	Compensation Committee annually assesses compensation peer group with independent consultant
⯀
Compensation peer group reflects reasonably sized peers in relevant industries (utility industry) to establish compensation levels and consistent plan design; priority is given to the two California water utility companies with the same regulatory oversight agencies

⯀
Rigorous performance goals are established in advance and based on the Company’s operating budget, three-year goals and three-year relative performance (compared to our most comparable public peers – water utilities)

✔	Over the past five years, no named executive officer has achieved maximum payout under either the short-term incentive program or the performance-based long-term incentive program
⯀	Performance goals and adjustments are defined in advance
⯀
Compensation Committee limits discretion to 20% of each executive’s annual incentive opportunity (or 5% of total direct compensation for the CEO) and has full discretion to downward adjust payouts under the annual incentive opportunity

Approximately 75% of CEO’s Compensation is at Risk
⯀	75% of CEO’s target total direct compensation is at risk, consisting of an annual incentive cash award, and equity awards that are time-vested (RSUs) and performance-based (PSUs)
⯀	75% of CEO’s long-term incentives are tied to performance measures (PSUs)
⯀	PSU goals for the CEO are based on three-year objectives

American States Water Company	43	2026 Proxy Statement

⯀
PSU goals for the CEO are comprised of relative goals (relative Total Shareholder Return (TSR) against publicly-traded water utilities’ TSR) and internal goals (Aggregate GSWC Operating Expense Level & ASUS Cumulative Net Earnings)

Executive Compensation Program Designed with Shareholder, Regulator, and Customer Considerations
⯀	Annual and long-term incentive goals tailored for each executive officer depending on role
⯀	Annual incentive (CEO)
✔	60% based on profitability and capital expenditures
✔	20% based on customer complaints, supplier diversity and compliance
✔	20% based on individual performance
⯀	Long-term incentives (CEO)
✔	19% based on total shareholder return relative to a defined peer group of water utilities
✔	45% based on GSWC’s water segment operating expense achievement
✔	11% based on ASUS cumulative net earnings achievement
✔	25% based on service-based RSUs
Plan Design Emphasizes Holistic Approach to Performance Assessment with Significant Risk Mitigators
⯀	Compensation committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk taking
⯀	Shareholder and customer interests are balanced by weighting a portion of total direct compensation to the achievement of a mix of performance metrics, both internal and relative to our peers
✔
No annual incentive measure for the CEO is weighted more than 20% of his total annual incentive, and no annual incentive measure for the other named executive officers is weighted more than 40% of their total annual incentive

✔	Long-term incentive is comprised of performance-based PSUs and time-based RSUs
✔	PSUs are based on three performance metrics required for Mr. Sprowls, Ms. Tang, Mr. Connor and Ms. Farrow, and two performance metrics required for Mr. Rowley
⯀	Annual incentives and PSU opportunities have maximum award levels which have less upside than the median practices among the compensation peer group
⯀	Executives are subject to stock ownership guidelines, our “clawback” policy, and anti-hedging and pledging policies
⯀	We do not provide employment agreements, “single trigger” cash severance payments or tax gross-ups, guaranteed bonuses or allow repricing, repurchasing or discounting of stock options

American States Water Company	44	2026 Proxy Statement

Financial Highlights
The company’s consolidated diluted earnings in 2025 were $3.37 per share as reported in accordance with Generally Accepted Accounting Principles in the United States (GAAP). For the 10-year period ended December 31, 2025, the company achieved a compound annual growth rate (CAGR) of 7.7% in its reported consolidated diluted earnings per share (EPS). The company also achieved an 8.3% CAGR in its calendar year dividend payments during the 10-year period.
Over the past five years, the company also achieved a:
⯀	7.7% CAGR in reported consolidated diluted EPS;
⯀	8.7% CAGR in its calendar year dividend payments; and
⯀	8.8% CAGR in net utility plant at the regulated utilities (invested $932.1 million in company-funded capital expenditures).
Additional facts regarding the company’s financial performance can be found under the heading “Financial Reports” on the company’s website at www.aswater.com.
Peer Comparisons
The company’s financial and operational success can also be measured on a relative basis by comparing the company’s performance to that of peer companies. As described more fully in the Compensation Committee Process section below, due to the limited number of publicly-traded water utility companies of similar size, the company’s compensation peer group is comprised of a more diverse group of water, gas and electric utilities, which may experience differing market conditions affecting performance. For example, among 72 US publicly held utility companies classified by S&P, the average non-weighted three year annualized total shareholder return as of December 31, 2025 was 14% for electric utilities, 9% for gas utilities, 7% for multi-utilities, -5% for water utilities, and -15% for renewable electricity. The company also reviews the performance of the seven publicly-traded water utility companies (four of which have not been included in the compensation peer group due to differing size). As measured by five key metrics: EPS Growth, Return on Equity (ROE), Return on Invested Capital (ROIC), Return on Assets (ROA) and Market Capitalization (MC) to Book Value (BV), over the past three years, the company’s performance has placed it in the top quartile on all five measures.

American States Water Company	45	2026 Proxy Statement

The company’s total shareholder return, including reinvested dividends, can also be measured on a relative basis by comparing the company’s performance to that of peer companies. Over three, five, seven and ten year periods, compared to the compensation peer group, the company was in the third quartile for one measurement period, the second quartile for two of the measurement periods, and the first quartile for one measurement period. Since 2024, our compensation peer group’s total shareholder return performance has been, in part, affected by the expectations of increased electrification and artificial intelligence demands. Compared to the seven publicly-traded water utility companies, AWR had the highest performance for the five-year period, and was in the third quartile for the other three measurement periods.

Approach to Compensation
The compensation committee desires to implement the company’s executive compensation program in a manner that will enable the company to:
⯀	attract, retain and motivate talented and experienced executives;
⯀	provide fair, equitable and reasonable compensation to each executive officer;
⯀	reward job performance; and
⯀	further align the interests of our executive officers with those of our shareholders and customers.
We also link compensation for our executives to performance on various metrics, including customer satisfaction, supplier diversity, employee safety and capital investment for reliability and water quality.

American States Water Company	46	2026 Proxy Statement

Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

✔
Pay for Performance Absolute and Relative:
We link pay to performance and shareholder and customer interests by weighting a portion of total direct compensation to the achievement of a balanced mix of performance metrics, both internal and relative to our peers, established in advance by the compensation committee
✘ No Employment Agreements: We do not have employment agreements with any of our executive officers

✔
Generally, at least 50% of Long-Term Equity Awards Are Performance-Based: At least 75% of long-term equity awards to the CEO have been in the form of performance awards tied to three-year performance objectives. Generally, at least 50% of long-term equity awards to executive officers are in the form of performance awards tied to three-year performance objectives

✘
No “Single Trigger” Cash Severance Payments, Equity Awards or Tax Gross Ups: We do not have “single trigger” cash severance payments or equity awards paid solely because of the occurrence of a change in control event and do not provide tax gross ups

✔
Thoughtful Peer Group Analysis: The compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with our independent compensation consultant
✘ No Hedging in Company Securities: We have a policy prohibiting executives and directors from engaging in any hedging transaction with respect to company equity securities
✔ Compensation Risk Assessment: The compensation committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk taking
✘
No Pledging Company Securities: We have a policy generally prohibiting pledges of company securities by our executives and directors unless the nominating and governance committee approves it in advance. No officer or director has pledged shares since the policy was implemented

✔
Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (5x for the CEO, 1.5x for senior vice presidents and 1x for vice presidents); directors are also subject to stock ownership guidelines and restrictions on sales of common shares until they own stock equal to 3x their annual cash retainer
✘ No Repricing, Repurchasing or Discounting of Options: We do not reprice or repurchase underwater awards and we do not grant options at a discount to fair market value on the date of grant

✔
“Clawback” Policy: Our clawback policy provides for the recoupment of cash and stock incentive compensation from an executive officer if, as a result of an accounting restatement, the compensation committee determines that the company would have paid the executive officer less than he or she was paid prior to the restatement as required by New York Stock Exchange rules
✘ No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan

American States Water Company	47	2026 Proxy Statement

2025 Target Pay Mix
The principal elements of our compensation program include a base salary, annual cash incentives (a portion of which is based on achieving financial, operational and customer service objectives during the year), and annual equity grants (a portion of which is based on achieving financial and operational performance objectives during a three-year performance period). We refer to the combination of these elements of compensation as total direct compensation.
The compensation committee set the target percentages presented in the charts below for each component of total direct compensation in 2025 based on 26 pay periods, assuming that each named executive officer would earn the aggregate target during the year in annual cash incentives and at the target level following the end of the three-year performance period for the performance awards. As these charts show, approximately 76% and 40% of target total direct compensation (salary, bonus and equity) is variable (or at-risk) for our CEO and other named executive officers (NEOs), respectively.

In determining the target percentages for each component of total direct compensation, the compensation committee considered the practices of our 2025 peer group, how well the company’s pay levels are aligned with performance compared to the company’s 2025 peer group, the views and practices of the CPUC in setting rates, the practices of the two water utilities regulated by the CPUC that are members of our 2025 peer group, the preference of proxy advisory firms for significant portions of total direct compensation to consist of variable pay based on the satisfaction of objective performance targets and the prior year’s performance of the executive officer. The compensation committee also believes that it is generally important for more of the compensation of the chief executive officer to be dependent on performance than that of the other executive officers.
The mix of total direct compensation awarded in 2025 which will be received by a named executive officer (which does not include the actuarial calculation of the change in pension value or other compensation shown in the Summary Compensation Table) may be different from the target mix depending upon a variety of factors, the value of some of which cannot yet be determined. The factors affecting actual total direct compensation awarded in 2025 that have not yet been determined include:
⯀
the company’s financial and operational performance for the three-year performance period with respect to the performance measures set forth in the executive’s applicable performance award agreement for this period;

⯀
the value of the company’s common shares upon the vesting of time-vested restricted stock units awarded to the executive in 2025 and the value of dividend equivalent rights on dividends paid on these restricted stock units; and

⯀
the value of the company’s common shares following the determination of the number of common shares to be received by a named executive officer based upon satisfaction of the objective performance criteria set forth in the performance award agreements for the three-year performance period and the time vesting of these awards, together with the value of any dividend equivalent rights thereon.

American States Water Company	48	2026 Proxy Statement

Alignment of CEO Pay with Performance
Our consultant (Pearl Meyer) reviewed the relationship between realizable total direct compensation of our CEO and our performance for the five-year periods ended December 31, 2024 and December 31, 2025. For purposes of this review, company performance is defined as total shareholder return (including reinvested dividends) over the respective five-year period. For the five-year period ended December 31, 2024 (the period for which the most recent peer group compensation data was available), total direct peer group realizable compensation is defined as the sum of:
⯀	Actual base salaries paid over the five-year period ended December 31, 2024;
⯀	Actual short-term cash incentives (bonuses) earned over the five-year period ended December 31, 2024;
⯀	Cumulative “in-the-money” value as of December 31, 2024 of any stock options granted over the prior five-year period;
⯀	Cumulative value as of December 31, 2024 of any restricted stock units granted over the prior five-year period and payouts of performance awards made for completed performance periods; and
⯀	The value as of December 31, 2024 of any performance awards at target for any incomplete performance periods.
As a second comparison, we also reviewed our CEO’s pay for performance using realizable pay from December 31, 2020 to December 31, 2025 compared to total shareholder return (including reinvested dividends) over the same period. Peer company pay is based on actual pay for the respective completed years with an estimate of 2025 pay equal to 2024 since 2025 pay information for most of our peers was not available at the time of this analysis.

American States Water Company	49	2026 Proxy Statement

The following chart illustrates the pay for performance analysis of our CEO using realizable pay relative to each member of our current peer group over the two pay periods, 2020-2024 and 2021-2025.

American States Water Company	50	2026 Proxy Statement

Compensation Committee Process
The compensation committee annually reviews our executive compensation program in order to assess whether it continues to meet the objectives of the program. The compensation committee typically engages a compensation consultant to assist the committee.
The compensation committee engaged Pearl Meyer in August 2011 as a compensation consultant to the committee. After consideration of the merits of engaging a new compensation consultant compared to the benefits of retaining Pearl Meyer and an independence assessment of Pearl Meyer, the committee decided to extend the engagement of Pearl Meyer for 2025. In conducting its independence assessment, the compensation committee concluded that no conflicts of interest existed between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer). We provide additional information regarding this assessment under the heading “Compensation Committee - Is our compensation consultant independent?”
The compensation committee considers compensation information from a selected group of companies by first reviewing the performance of our executive compensation program in the prior year and then determining executive compensation for the current year. As part of the process of selecting a peer group, Pearl Meyer identifies and selects a peer group of companies with input from management. The final peer group in each year is then reviewed and approved by the compensation committee.
Our current peer group is presented below:

ALLETE, Inc.(1)	IDACORP, Inc.
Avista Corporation	MGE Energy, Inc.
California Water Service Group	NorthWestern Energy Group, Inc.
Chesapeake Utilities Corporation	Northwest Natural Holding Company
Essential Utilities, Inc.	Otter Tail Corporation
H2O America (formerly SJW Group)

(1)
ALLETE, Inc. was taken private on December 15, 2025.
Owing to the limited number of similarly sized water utilities (with annual revenues between $300 million and $2.5 billion), a group of companies was selected as our current peer group based on similarity in industry (water, gas and electric utilities) and size.
Three members of the current peer group are principally in the water industry, two of which are also regulated by the CPUC, the regulator of the company’s principal subsidiary. The compensation committee often gives greater weight to the practices of the two CPUC-regulated companies since the company competes with these companies for executive talent and is subject to similar regulatory oversight. In addition, the compensation committee believes that the financial and operational performance of these companies and the compensation programs of these companies are particularly relevant since the ability of these companies to earn their authorized rate of return and to obtain rate adjustments for changes in employee compensation are also affected to some extent by the rules, regulations and practices of the CPUC. These companies are, to some extent, also affected by the same weather, climate and economic conditions as the company. The other companies in our current peer group are utilities or utility holding companies.
The compensation committee considered the competitive assessment of the company’s executive compensation program provided by Pearl Meyer in January 2025 based on information derived by Pearl Meyer from the peer group and Towers Watson-2024 Top Management Compensation Survey (all industries) and two confidential/proprietary general industry surveys. The survey information was summary in nature, did not identify any particular company and did not contain any information regarding the compensation program of any particular company.

American States Water Company	51	2026 Proxy Statement

Pearl Meyer noted in the competitive assessment provided to the compensation committee that, in the aggregate, actual total direct compensation of the executive officers of the company was between the 25th and the 50th percentile. Target total direct compensation was set between the 25th and the 50th percentile. All the members of the company’s peer group used a mix of financial and non-financial goals in determining both short-term incentive and long-term incentive compensation of executives. Ten of the members of the company’s 2025 peer group also used both performance-based and time-based vehicles in granting stock awards. One peer used performance-based long-term incentive awards exclusively.
In addition to the information provided by Pearl Meyer, the compensation committee considered:
⯀	the chief executive officer’s subjective assessment of the company’s performance and the performance of individual executive officers;
⯀	the recommendations of the chief executive officer for adjustments in the base salary and incentive compensation of other executive officers;
⯀	a subjective assessment by individual directors of the company’s performance and the performance of the chief executive officer and other members of the management team;
⯀	a subjective assessment of whether the company’s compensation program properly incents management;
⯀	objective measures of the company’s financial, operational and customer service performance established in the company’s short-term incentive program;
⯀	objective measures of the company’s financial performance used in establishing performance criteria for performance awards under the company’s employee stock plan;
⯀	the views of proxy advisory firms; and
⯀	the views of the CPUC regarding the company’s compensation programs or practices, to the extent known.
Role of Executive Officers in Compensation Decisions
The compensation committee is responsible for all compensation decisions affecting our named executive officers. Our chief executive officer annually reviews, alongside the compensation committee, the performance of each other named executive officer. This review is generally based on each executive’s individual performance and contribution toward our performance during the year. Based on these reviews, the chief executive officer recommends adjustments to base salaries, annual cash incentives and equity award amounts. The compensation committee takes the chief executive officer’s reviews and recommendations under advisement and may exercise discretion to modify any recommended adjustments or awards to executives. The chief executive officer does not participate in or make recommendations with respect to his own compensation and is not present during such discussions or determinations. In addition, the compensation committee oversees the board’s review of the performance of the chief executive officer. As with the reviews of all other named executive officers, this review is based on the chief executive officer’s individual performance and contribution toward our performance during the year. Based on the review, the compensation committee determines, in its sole discretion, whether to adjust the base salary, annual cash incentive and equity award amounts for the chief executive officer. The decisions of the compensation committee for compensation (other than equity grants) are then recommended to the full board for approval.
Risk Consideration
The compensation committee has conducted a review of the company’s incentive compensation programs, the safeguards in place to prevent fraud by management in manipulating the company’s compensation programs and the potential risks associated with certain scenarios assuming management misreported the company’s

American States Water Company	52	2026 Proxy Statement

performance for the purposes of inflating results under the company’s incentive compensation plans. The compensation committee has also considered whether the company’s overall compensation program encourages unnecessary or excessive risk taking and has concluded that it does not.
Pay Mix
Base salaries, which constitute the largest component of total direct compensation for all employees of the company, other than the CEO, are fixed in amount and thus should not encourage excessive risk taking.
Balanced Performance Measures
The compensation committee considers a variety of factors in awarding additional cash compensation based on the performance of its executive officers, including factors based on earnings performance, customer satisfaction, employee safety, supplier diversity, improvements in operations and internal controls. The committee believes that, because of this mix of factors, the company’s short-term cash incentive program appropriately balances risk and the committee’s desire to compensate executives for accomplishments that are important to the company’s customers and shareholders.
The compensation committee also makes awards of restricted stock units and performance awards to executive officers. Restricted stock units and performance awards granted vest at the rate of 33% in the first year, 33% in the second year and 34% in the third year and, with respect to performance awards, provide for determination of whether the performance criteria have been satisfied after the end of a three-year performance period, subject to limited exceptions. In addition, we may not repurchase any options granted to any executive officer or manager or reprice any options awarded to any executive officer or manager. The compensation committee believes that these features of our equity plans further discourage excessive risk taking by executives. In addition, the vesting schedule serves as a retention vehicle for executive officers and managers.
Recoupment Policy
In order to mitigate risks that may be associated with performance-based compensation, the compensation committee adopted a new clawback policy to recoup cash and equity performance-based compensation payments from executive officers that became effective on October 2, 2023. Under this policy, the company will claw back compensation paid to an executive officer if the compensation committee determines that:
⯀
the amount of the compensation paid to the executive officer was based on achieving financial results that were subsequently subject to an accounting restatement for correction of an error in the financial statements (i) due to material noncompliance of the company with any applicable financial reporting requirements under U.S. securities laws, or (ii) not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the then current period,

⯀	the compensation was received by the executive officer during the three completed years immediately preceding the date that the company was required to prepare an accounting restatement, and
⯀	we would have paid a lesser amount to the executive officer based on the restated financial results.
The company is required to recover erroneously granted compensation in accordance with this policy except to the extent that the compensation committee has determined that recovery would be impracticable because:
⯀
the direct expense reasonably expected to be paid to a third party to assist in recovery of the erroneously based compensation would exceed the amount to be recovered, provided that the company has made a reasonable attempt to collect the compensation without incurring any third-party expense, or

⯀
the recovery would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the company to fail to meet the requirements of certain provisions of the Internal Revenue Code applicable to tax-qualified retirement plans.

American States Water Company	53	2026 Proxy Statement

All awards made to executives under our 2016 plan and, if approved, our 2026 stock plan, and all awards made under our short-term cash incentive plan not paid to the executive prior to October 2, 2023 are subject to this policy. Amounts payable to executives under the company’s supplemental executive retirement plan could also be clawed back if payments to a retired executive exceeded the amount that the executive would have received based on the accounting restatement.
Any awards made to executives under our 2016 plan and our short-term cash incentive plan paid to an executive officer prior to October 2, 2023 are subject to recoupment under the terms of our prior recoupment policy. Under the prior policy, the company is required to recover the amount of compensation that exceeded the amount that would have been paid to the executive as a result of an accounting restatement due to material non-compliance with applicable financial reporting requirements under U.S. securities laws for a period of three years after the date of the filing of financial results that were subsequently restated.
The compensation committee also has the discretion to reduce the amount of incentive compensation payable to the executive that is set forth in the formula in an award agreement for any reason, including reducing the amount of the award as a result of misconduct of the executive or poor performance of the executive. A portion of each executive officer’s short-term incentive compensation consists of a discretionary bonus based on assessment of individual performance, which would also be negatively impacted as a result of misconduct of an executive or poor performance by the executive. Each executive officer is also employed at will and his or her base salary could be reduced at any time by the compensation committee if it determined that it was desirable to do so, assign the executive officer to a less responsible position or terminate the executive officer for misconduct or poor performance. Under the terms of our relocation policy, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location.
The company’s recoupment policy is in addition to other rights to repayment that the company has under Sections 304 and 306 of the Sarbanes Oxley Act of 2002, the indemnification agreements that the executive has with the company or any rights to recovery that the company may have in connection with exercising other legal remedies.
The compensation committee therefore prefers having the flexibility afforded it by the other options described in the previous two paragraphs rather than expanding the recoupment policy to cover other grounds for recoupment.
Anti-Hedging Policy; Anti-Pledging Policy
We adopted a policy that prohibits hedging or monetization transactions, such as prepaid variable contracts, equity swaps, collars and exchange funds that allow an officer or director to lock in much of the value of his or her holdings of our common shares, often in exchange for all or part of the potential for the upside appreciation in our common shares. We have also adopted a policy that prohibits our officers or directors from holding our common shares in a margin account and, absent a waiver by the nominating and governance committee, the pledging of our common shares as collateral for a loan by our officers and directors. The nominating and governance committee may only grant a waiver of our anti-pledging policy if the officer or director desires to pledge our common shares as collateral for a loan and has established, to the satisfaction of the nominating and governance committee, that the officer or director is able to repay the loan without resorting to the pledged securities. Each of our officers, directors and nominees has represented to us that he or she has not purchased any financial instrument designed to hedge or offset any decrease in the market value of any company common shares held, directly or indirectly, by such officer, director or nominee, held any of our securities in a margin account or pledged any of our common shares as collateral for a loan since the adoption of this policy. We have not adopted any policy prohibiting hedging or pledging by any employee who is not an officer.

American States Water Company	54	2026 Proxy Statement

In addition to establishing and reviewing our compensation program, the compensation committee also examines the pay practices and policies relating to all employees of the company. Based on this examination, the compensation committee has concluded that our pay practices and policies do not appear to involve risks that could have a material adverse effect on us.
Impact of Prior Year’s Say-on-Pay Proposal
Approximately 94% of the votes cast for or against (excluding abstentions and broker non-votes) on our “say-on-pay” proposal in 2025 were cast in favor of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related materials disclosed in our 2025 proxy statement. In addition, the company has not received any feedback from shareholders that would suggest that shareholders are dissatisfied with its executive compensation program. The committee believes this affirms shareholders’ support of our approach to executive compensation. As a result, the company has not made any significant changes to its executive compensation program from that in prior years. The committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for named executive officers.
Elements of Executive Compensation
Our compensation program consists of base salary, short-term cash incentives, stock awards, retirement benefits, and welfare and other benefits and perquisites. We discuss each of these elements in more detail below. The compensation committee considers each of these elements independently before assessing whether its overall compensation program is competitive with that of our peer group and other companies with which the company competes for executive talent.
Base Salary
We pay a base salary to enable us to attract and retain talented executive officers and to provide a fixed base of compensation commensurate with the individual responsibilities, performance and experience of each of our executives.
The compensation committee considered the following factors in setting the base salaries of individual named executive officers in 2025:
⯀	the competitiveness of the compensation of each named executive officer compared to executive officers of our 2025 peer group in comparable positions,
⯀	the desire to compensate named executive officers in comparable positions in a similar manner,
⯀
a subjective assessment by management and members of the board of directors of each named executive’s performance during 2024 including his or her performance in the areas of our business over which he or she had individual responsibility,

⯀	management’s recommendations, and
⯀	a review of the company’s financial performance and management’s accomplishments during 2024.

American States Water Company	55	2026 Proxy Statement

After consideration of the factors described above, the compensation committee increased the base salaries as set forth below:

Executive Officer	2024 Salary	2025 Salary	% increase
Robert J. Sprowls	$950,000	$975,000	2.6%
Eva G. Tang	$599,500	$630,400	5.2%
Paul J. Rowley	$461,200	$488,900	6.0%
Christopher H. Connor	$409,100	$430,200	5.2%
Gladys M. Farrow	$371,900	$391,800	5.4%

Short-Term Cash Incentives
We granted short-term cash performance incentive awards to motivate named executives to maximize our performance from a financial, operations and customer service perspective. We believe that the performance incentives set forth in our annual short-term cash incentive program will encourage achievement of our objectives. Our customers and shareholders benefit if we achieve our customer service objectives. Our customers and shareholders also benefit if we can attract capital at a lower cost as a result of improved financial performance.
In March 2025, the compensation committee approved a short-term cash incentive program, which gave each named executive officer the opportunity to receive:

Executive Officer	Target Incentive as % of Base Salary	Threshold	Target	Maximum
Robert J. Sprowls	100.0%	$487,500	$975,000	$1,511,250
Eva G. Tang	39.3%	$123,874	$247,747	$384,008
Paul J. Rowley	39.3%	$96,069	$192,138	$288,207
Christopher H. Connor	47.3%	$101,742	$203,485	$345,924
Gladys M. Farrow	33.2%	$65,039	$130,078	$201,620

⯀	80% of each executive’s target incentive is based on achieving objective performance criteria in 2025, and
⯀	20% of each executive’s target incentive is based on a subjective assessment by the compensation committee of the executive officer’s performance in 2025 following the end of the year.
Under the short-term incentive program, executive officers are eligible for an award based on the objective performance criteria equal to 80% of the target award at target performance, 37.5% of the target award at threshold performance and up to 120% (for GSWC Administrative and General Officers), 115% (for GSWC Operations Officers) and 135% (for ASUS Officers) of the target award at maximum performance. Under the subjective assessment component of the short-term incentive program, executive officers can earn 12.5% of the total incentive opportunity at threshold, 20% at target, and 35% of the total incentive opportunity at maximum.
Under this program, the compensation committee approves specific performance metrics for each named executive officer for the objective cash incentive depending on his or her responsibilities within the company, established threshold, targets and maximums for each objective, and weights each executive’s goals so that target achievement of all performance metrics will result in target cash incentive payout for the year for the objective portion of the award. As part of the process of determining the metrics to include in the cash incentive

American States Water Company	56	2026 Proxy Statement

program for 2025, the compensation committee reviewed actual performance of each executive officer on each of the performance metrics used in awarding cash incentive compensation in 2024 and management’s recommendations for changes in the metrics or the weighting of the metrics to be included in the 2025 program.
The compensation committee may, in its discretion, reduce an award below the level earned for each of the criteria or upon the failure to satisfy other objective criteria, but may not, in any event, increase the amount of the bonus above the level specified for that criterion.
Information regarding the performance goals for 2025 applicable to our named executive officers and actual performance are set forth in the tables below along with the level of achievement in 2025. Compliance with performance goals is determined by the compensation committee in accordance with the terms of the short-term incentive program and adjustments were made to the budget and performance goals, as applicable, on the basis of generally accepted accounting principles or other objective performance measures. The performance goals differ depending upon whether an executive officer is a GSWC administrative and general officer, a GSWC operations officer or an ASUS officer. Mr. Sprowls, Ms. Tang and Ms. Farrow are GSWC administrative and general officers, Mr. Rowley is a GSWC operations officer and Mr. Connor is an ASUS officer.

American States Water Company	57	2026 Proxy Statement

PERFORMANCE GOALS
PAYOUT PERCENTAGES FOR GSWC ADMINISTRATIVE AND GENERAL OFFICERS

Performance Measure	Performance Target and Payout Percentage of Target Incentive			Actual Performance	Actual Payout Percentage of Target Incentive
	Threshold	Target	Maximum
Adjusted EPS – AWR Consolidated(1)	80% of budget	100% of budget	120% of budget	Between Target and Maximum 104.1% of adjusted budget	23.1%
	10.0%	20.0%	35.0%
Adjusted EPS – Regulated Utilities (RU)(2)	80% of budget	100% of budget	120% of budget	Between Target and Maximum 104.1% of adjusted budget	22.1%
	11.5%	20.0%	30.0%
Adjusted EPS – ASUS(2)	80% of budget	100% of budget	130% of budget	At Target 100.0% of adjusted budget	10.0%
	5.0%	10.0%	15.0%
Capital Expenditures – RU(3)	≥ $170 million	≥ $185 million	≥ $210 million	At Maximum $210.9 million	15.0%
	5.0%	10.0%	15.0%
Customer Complaints – Regulated Water Utility (RWU)	≤ 0.080%	≤ 0.040%	≤ 0.020%	Between Target and Maximum 0.031%	5.9%
	1.5%	5.0%	7.0%
Supplier Diversity – RU	≥ 27.5%	≥ 31.5%	≥ 35.5%	Between Threshold and Target 30.8%	4.4%
	1.5%	5.0%	7.0%
SOX Deficiencies – RU(4)	No MW, no SD and no more than 3 CDs	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	At Maximum	6.0%
	1.5%	5.0%	6.0%
SOX Deficiencies – ASUS(4)	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	N/A	At Target	5.0%
	1.5%	5.0%	5.0%
Objective Incentive Total as a Percentage of Target Incentive	37.5%	80.0%	120.0%	Above Target	91.5%

American States Water Company	58	2026 Proxy Statement

PAYOUT PERCENTAGES FOR GSWC OPERATIONS OFFICERS

Performance Measure	Performance Target and Payout Percentage of Target Incentive			Actual Performance	Actual Payout Percentage of Target Incentive
	Threshold	Target	Maximum
Adjusted EPS – RWU(2)	80% of budget	100% of budget	120% of budget	Between Target and Maximum 104.1% of adjusted budget	44.2%
	20.0%	40.0%	60.0%
Capital Expenditures – RWU(3)	≥ $155 million	≥ $170 million	≥ $195 million	Between Target and Maximum $184.8 million	20.7%
	8.0%	16.0%	24.0%
Customer Complaints – RWU	≤ 0.080%	≤ 0.040%	≤ 0.020%	Between Target and Maximum 0.031%	6.9%
	2.5%	6.0%	8.0%
Supplier Diversity – RWU	≥ 29.5%	≥ 33.5%	≥ 37.5%	Between Threshold and Target 30.1%	3.0%
	2.5%	6.0%	8.0%
Safety – Recordable Incident Rate – RWU	≤ 3.7	≤ 3.0	≤ 2.3	Between Target and Maximum 2.4	7.7%
	2.5%	6.0%	8.0%
SOX Deficiencies – RU(4)	No MW, no SD and no more than 3 CDs	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	At Maximum	7.0%
	2.0%	6.0%	7.0%
Objective Incentive Total as a Percentage of Target Incentive	37.5%	80.0%	115.0%	Above Target	89.5%

American States Water Company	59	2026 Proxy Statement

PAYOUT PERCENTAGES FOR ASUS OFFICERS

Performance Measure	Performance Target and Payout Percentage of Target Incentive			Actual Performance	Actual Payout Percentage of Target Incentive
	Threshold	Target	Maximum
Adjusted EPS – ASUS(2)	80% of budget	100% of budget	130% of budget	At Target 100.0% of adjusted budget	40.0%
	15.0%	40.0%	70.0%
Direct Operating Margin – ASUS(5)	≥ budget less 200 basis points	≥ budget	≥ budget plus 200 basis points	Between Threshold and Target	11.1%
	7.0%	12.5%	22.0%
Direct Construction Margin – ASUS(6)	≥ budget less 200 basis points	≥ budget	≥ budget plus 200 basis points	Between Threshold and Target	9.8%
	7.0%	12.5%	22.0%
Expense Optimization – ASUS(7)	≤ 101% of budget	≤ 99% of budget	≤ 97% of budget	Between Threshold and Target 99.1% of adjusted budget	5.9%
	4.0%	6.0%	10.0%
Safety – Recordable Incident Rate – ASUS	≤ 3.9	≤ 3.2	≤ 2.5	At Maximum	6.0%
	2.5%	4.0%	6.0%
SOX Deficiencies – ASUS	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	N/A	At Target	5.0%
	2.0%	5.0%	5.0%
Objective Incentive Total as a Percentage of Target Incentive	37.5%	80.0%	135.0%	Below Target	77.8%

(1)
“Consolidated EPS” was computed on the basis of fully diluted EPS determined in accordance with GAAP. Actual performance was determined by the compensation committee based on the budget approved by the board of directors prior to the adoption of the short-term incentive program and actual earnings determined in accordance with GAAP, in each case, adjusted to remove (1) expenses associated with new business development at GSWC and BVES, and (2) the performance of the rabbi trust assets.
(2)
”Adjusted EPS” for the budget and actual earnings for each of the subsidiaries was determined on the same basis as set forth in footnote (1).
(3)
“Capital Expenditures” refers to company-funded capital expenditures recorded in the company’s financial statements.
(4)
The term “CD” refers to a control deficiency, the term “SD” refers to a significant deficiency and the term “MW” refers to a material weakness.
(5)
“Direct Operating Margin – ASUS” means a percentage determined by dividing total operations and maintenance revenues less direct operations expense by total operations and maintenance revenues as recorded in the company’s Form 10-K. Direct operations expense for this purpose includes other operation, maintenance, administration and general, depreciation and amortization, and property and other taxes as reflected in the company’s Form 10-K, but excludes (i) expenses of ASUS administration and centralized functions, (ii) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, (iii) property and other taxes allocable to construction activities, (iv) non-labor related maintenance expenses, and (v) pre-contract expenses associated with construction activities.
(6)
“Direct Construction Margin – ASUS” means a percentage determined by dividing total construction revenues less ASUS construction costs (reported as expenses in the company’s Form 10-K for 2025 filed with the SEC) by total construction revenues.
(7)
“Expense Optimization – ASUS” means the sum of other operations, maintenance, and administrative and general expenses of ASUS in 2025 (as reflected in the company’s Form 10-K) excluding (i) non-labor related maintenance expenses, (ii) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, (iii) expenses incurred in connection with ASUS’s new business development cost center, and (iv) expenses included in the company’s Form 10-K for awards recorded under the 2025 short-term incentive plan and the 2016 plan.

American States Water Company	60	2026 Proxy Statement

As shown in the table below, the adjustments discussed in the footnotes to the table above, in the aggregate, resulted in a decrease in the objective bonus payouts from that which would have been paid if such adjustments had not been made to the budget and actual results, except for Mr. Connor, primarily due to adjustments made for the performance of the rabbi trust assets. In each case, the objective bonus payout was less than the maximum objective bonus payable under each named executive officer’s award agreement.

Executive Officer Group	Calculated Objective Short-Term Incentive Payout as a % of Target Prior to Adjustments Under the Plan	Calculated Objective Short-Term Incentive Payout as a % of Target as Approved
GSWC Administrative and General Officers	92.4%	91.5%
GSWC Operations Officers	90.6%	89.5%
ASUS Officers	77.8%	77.8%

The compensation committee recognizes that these objective measures do not encompass all the objectives of the company in a given year and may not fully reflect the company’s performance depending on outside factors such as weather, water quality, water supply and other factors beyond the control of the executive. As a result, the payout structure includes a limited discretionary bonus component based on a subjective assessment of the performance of each executive officer by the compensation committee after the end of the year, taking into account the assessment of each executive officer by the independent directors after considering the chief executive officer’s assessment of the performance of each of the other executive officers during the year and the total overall compensation of the named executive officer.
The discretionary bonus payout under the short-term cash incentive award made to Mr. Sprowls for 2025 was 32.0% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Ms. Tang was 11.0% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Mr. Rowley was 11.4% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Mr. Connor was 13.2% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Ms. Farrow was 9.6% of base pay.
Equity Awards
The compensation committee considered the following factors in determining the amount and type of equity awards to be made to the chief executive officer and to named executive officers who were either senior vice presidents or vice presidents for 2025:
⯀	the past practices of the committee in awarding equity,
⯀	a desire to have a higher percentage of the compensation of the chief executive officer of the company consist of equity, and
⯀	a comparison of the design of our equity compensation programs to that of our peers.
The policy of the compensation committee is generally to grant all equity awards to named executive officers through a combination of time-vested restricted stock units and performance awards in order to base a significant portion of equity compensation on achieving objective performance goals established by the compensation committee.
The compensation committee also concluded in March 2025 that approximately 75% of the value of Mr. Sprowls’ equity awards should be based upon the satisfaction of performance conditions and that approximately 50% of the value of equity awards to Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow should be subject to the satisfaction of performance conditions. The compensation committee determined the amount of the equity awards made in

American States Water Company	61	2026 Proxy Statement

March 2025 based on the target equity value and determined the number of shares based on the average closing price of the company’s common shares for the thirteen trading days preceding the date of the compensation committee meeting commencing on the last trading day prior to the compensation committee meeting.
Each equity award granted in 2025 generally vests over a three-year period, provided that, with respect to performance awards, the performance criteria have been satisfied at the end of the three-year performance period, with exceptions for earlier vesting upon retirement pursuant to the Rule of 75 (defined later under “Equity Compensation”), death, disability or a change in control event. The compensation committee believes that granting equity awards with three-year vesting periods creates a retention incentive and encourages the named executive officers to focus on the company’s long-term business objectives and stock performance.
Each time-vested restricted stock unit and performance award granted in 2025 provides for the accumulation of dividend equivalent rights through the service or performance period and is paid only to the extent the employee vested in the underlying restricted stock unit or performance award. The compensation committee believes that granting stock units with dividend equivalent rights helps align the interests of the named executive officers with the interests of the shareholders of a utility holding company who, in many cases, purchase and retain the stock of the holding company based on the dividends that the holding company consistently pays. Dividends have also historically been an important component of our total shareholder return.
The time-vested restricted stock units and performance awards further provided that if the named executive officer’s employment terminated because of a change in control event (other than for cause, death or disability) or the executive terminated his or her employment for good reason, in each case, within two years following the change in control, each restricted stock unit and performance award would have vested upon termination of employment free of restrictions. The compensation committee believed that the vesting of equity awards permits named executive officers whose employment would have been terminated as a result of the change in control to share in the value that they created for shareholders at the same time that the shareholders recognize that value upon a change in control.
The table below outlines the target PSU and RSU awards for each executive officer. The actual number of shares granted were based on an average closing stock price calculated between February 24, 2025 and March 12, 2025. The reported grant date fair value of the stock awards was determined in accordance with FASB ASC Topic 718.

Chief Executive Officer	PSUs (75%)	RSUs (25%)	Total (100%)
Robert J. Sprowls	$1,518,800	$506,200	$2,025,000

Executive Officer	PSUs (50%)	RSUs (50%)	Total (100%)
Eva G. Tang	$76,500	$76,500	$153,000
Paul J. Rowley	$76,500	$76,500	$153,000
Christopher H. Connor	$80,000	$79,900	$159,900
Gladys M. Farrow	$55,000	$55,000	$110,000

The mix of performance criteria for performance awards at target for 2025 was the same as the table below.

American States Water Company	62	2026 Proxy Statement

The tables below set forth the mix of performance criteria and number of restricted stock units earned by each named executive officer based upon satisfaction of the performance criteria set forth in each named executive officer’s 2023 performance award agreement. Satisfaction of the criteria is based on objective performance measures certified by the Compensation Committee in March 2026.
2023 PERFORMANCE AWARDS

Mix of Performance Criteria for Performance Award
Executive	Total Shareholder Return	Aggregate GSWC Operating Expense Levels	ASUS Cumulative Net Earnings	ASUS New Base Acquisition	Total
Robert J. Sprowls	25.0%	60.0%	15.0%	—	100.0%
Eva G. Tang	25.0%	60.0%	15.0%	—	100.0%
Paul J. Rowley	25.0%	75.0%	—	—	100.0%
Christopher H. Connor	25.0%	—	40.0%	35.0%	100.0%
Gladys M. Farrow	25.0%	60.0%	15.0%	—	100.0%

Percent of Shares Earned Relative to Target Shares
Executive	Total Shareholder Return(1)	Aggregate GSWC Operating Expense Levels(2)	ASUS Cumulative Net Earnings(3)	ASUS New Base Acquisition(4)	Total	Number of Shares Earned
Robert J. Sprowls	35.7%	60.0%	30.0%	—	125.7%	16,421
Eva G. Tang(5)	35.7%	60.0%	30.0%	—	125.6%	921
Paul J. Rowley(5)	35.7%	75.0%	—	—	110.6%	811
Christopher H. Connor	35.7%	—	80.0%	86.0%	201.7%	1,545
Gladys M. Farrow(5)	35.7%	60.0%	30.0%	—	125.8%	664

(1)
The company’s total shareholder return for 2023-2025 exceeded five members of its peer group resulting in a payout percentage of 142.9% of target. “Total Shareholder Return” means the company’s total shareholder return, including reinvestment of dividends, as compared to the total shareholder return, including reinvestment of dividends, of each of the seven members of the 2023 water utility peer group, as adjusted for the stock of any member of the 2023 water utility peer group that is no longer traded or is suspended from trading as of the last business day in the performance period.
(2)
GSWC’s water segment operating expense level was $325.7 million resulting in a payout percentage of 100% of target.
(3)
ASUS cumulative net earnings were $62.7 million resulting in a payout percentage of 200% of target.
(4)
ASUS’s new base acquisition success rate was 97.4% resulting in a payout percentage of 245.7%.
(5)
Line item does not total due to rounding.
Retirement Benefits
We provide retirement benefits that we believe are comparable to the benefits provided by other members of our current peer group to attract, retain and motivate talented and experienced executives. Our retirement benefit programs are also intended to provide fair, equitable and reasonable compensation to our named executive officers and to assist in the retention of our named executive officers. The company has a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year. A defined contribution plan is available for all eligible employees hired after that date.

American States Water Company	63	2026 Proxy Statement

The change in pension value calculation shown in the summary compensation table does not apply to participants in the defined contribution plan. All of the named executive officers, other than Mr. Connor, participate in both the pension plan and supplemental retirement plan. Mr. Connor does not participate in the pension plan, but he participates in the supplemental retirement plan.
The change in the pension value of each named executive officer may differ markedly from that of members of our current peer group due to differences in the age and time of service of the executive officers of the company compared to that of executives in comparable positions in members of our peer group. Changes in pension value also differ by executive due to differences in cash compensation, the age of the executive, the number of years of service with the company and whether he or she participates in a plan to which the pension plan calculation applies.
Total compensation of our named executive officers was impacted by changes in pension values under our pension plan and supplemental retirement plan. Mr. Sprowls’ total compensation increased by $119,689 in 2025, including an increase of $8,352 in the change in pension values compared to last year, even though we made no changes in the terms of our pension plan or supplemental retirement plan. Excluding the change in pension values, Mr. Sprowls’ total compensation in 2025 increased by $111,337, due primarily to an increase in his “at-risk” compensation (stock awards and objective short-term cash incentives). The change in the pension values is affected by changes in actuarial assumptions, such as discount rates. The increase in the change in the pension values in 2025 compared to 2024 was primarily due to a decrease in the discount rates. The decrease in the discount rates also impacted the total compensation of our other named executive officers.
We have no non-qualified deferred compensation arrangements.
Welfare and Other Benefits and Perquisites
We provide welfare and other benefits that we believe are comparable to the benefits provided by other members of our peer group and other perquisites that we believe are reasonable to attract, retain and motivate talented and experienced executives. Except as described under the heading “How were certain of our named executive officers compensated in 2025?” and in this section, we provide the same benefits to named executive officers as we provide other employees of the company.
We do not have employment agreements with any of our named executive officers.
Tax and Accounting Implications
In evaluating our executive compensation structure, the compensation committee considers the tax and accounting treatment, balancing the effects on the individual and the company. The compensation committee believes that the potential deductibility and the accounting treatment of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits to $1.0 million the amount of remuneration that we may deduct in any calendar year for certain executive officers. While the compensation committee considers the effect of the Section 162(m) deduction limit and financial accounting implications when designing our compensation programs, the compensation committee’s primary focus in its compensation decisions will remain our business objectives, and the compensation committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible or to be subject to any particular accounting treatment.

American States Water Company	64	2026 Proxy Statement

Stock Ownership Guidelines
We have requested each of our named executive officers to own common shares, restricted stock units, and other equity equivalents, including common shares held in our 401(k) plan (unexercised stock options and unvested performance awards, if any, are not counted toward meeting the guidelines), equal in value to:
⯀	5.0 times his salary for Mr. Sprowls, as the chief executive officer;
⯀	1.5 times his or her salary for Ms. Tang, Mr. Rowley, and Mr. Connor, who are senior vice presidents; and
⯀	1.0 time her annual salary for Ms. Farrow, who is a vice president, and each of our other vice presidents.
Each NEO has five years from the date that the guidelines began to apply to such NEO to attain the required ownership levels. We consider these guidelines to have been satisfied once the minimum ownership requirements are met regardless of subsequent changes in the market value of our common shares. Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow satisfied these guidelines in 2025. Mr. Connor currently does not meet the guidelines. As a result, under the terms of our stock ownership guidelines, Mr. Connor is not permitted to sell any of our common shares that he owns until he satisfies the 1.5 times annual salary guideline.
The nominating and governance committee may suspend or adjust these guidelines if they determine that the required holding of any named executive officer is unduly burdensome by reason of personal circumstances affecting a named executive officer or is the result of recent significant changes in the compensation of the named executive officer.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Form 10-K for the year ended December 31, 2025 by incorporation by reference to this proxy statement.
This report is submitted by:
C. James Levin, Chair
Diana M. Bontá, Member
Roger M. Ervin, Member
Mary Ann Hopkins, Member

American States Water Company	65	2026 Proxy Statement

How were certain of our named executive officers compensated in 2025?
We compensated each of our named executive officers in 2025 as more particularly described below. Unless otherwise specified, the principal position of the named executive officer is with American States Water Company. We also reimbursed each of these executive officers for expenses incurred in the performance of his or her duties as a named executive officer.
SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)	Total Excluding Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(8)
Robert J. Sprowls President and Chief Executive Officer	2025	$974,327	$312,000	$1,991,967	$892,125	$827,884	$30,362	$5,028,665	$4,200,781
	2024	949,519	310,000	1,918,170	880,650	819,532	31,105	4,908,976	4,089,444
	2023	924,519	300,000	1,742,567	863,950	1,463,711	29,524	5,324,271	3,860,560
Eva G. Tang Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer	2025	629,568	69,369	151,479	226,689	420,210	25,609	1,522,924	1,102,714
	2024	598,873	66,413	150,161	212,291	—	23,057	1,050,795	1,050,795
	2023	566,235	60,993	145,168	196,439	473,193	29,707	1,471,735	998,542
Paul J. Rowley Senior Vice President – Regulated Water Utility of Golden State Water Company	2025	488,154	55,720	151,479	171,963	751,354	33,052	1,651,722	900,368
	2024	460,638	51,092	150,161	166,489	463,823	28,569	1,320,772	856,949
	2023	431,385	46,479	145,168	150,816	540,586	26,900	1,341,334	800,748
Christopher H. Connor Senior Vice President of American States Utility Services, Inc. and its subsidiaries	2025	429,632	56,976	158,337	158,311	140,204	31,873	975,333	835,129
	2024	408,671	54,693	156,376	172,187	95,979	34,244	922,150	826,171
	2023	386,573	50,477	151,501	167,620	97,674	29,352	883,197	785,523
Gladys M. Farrow Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company	2025	391,264	37,723	108,869	119,021	411,143	26,066	1,094,086	682,943
	2024	371,500	35,926	108,023	111,010	294,047	22,903	943,409	649,362
	2023	350,687	32,863	104,502	102,313	481,727	24,010	1,096,102	614,375

(1)
We have not granted any stock option awards during the past three years.
(2)
This column sets forth the amount paid to each named executive officer during the calendar year based on 26 pay periods in each year.
(3)
This column sets forth the amounts paid to a named executive officer as a discretionary bonus for 2023, 2024 and 2025 under the short-term cash incentive plan.
(4)
This column sets forth the aggregate fair value of the stock awards on the date of grant computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used in the calculation of the value of these awards in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Stock awards consist of time-vested restricted stock units and performance awards in the form of restricted stock units. For the performance awards granted in 2025 subject to performance conditions that have not been satisfied, we assumed that each executive officer would earn performance awards at the target level with a value of $1,484,668, $74,795, $74,795, $78,221, and $53,794 for Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow, respectively. If each named executive officer was instead to earn performance awards for awards granted in 2025 at the maximum level, the grant date fair value of stock awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow in 2025 would be $2,512,744, $126,576, $120,881, $170,483, and $91,049, respectively.
(5)
Each named executive officer earned non-equity incentive compensation based upon a percentage of base salary and satisfaction of performance criteria under the short-term cash incentive programs approved by the compensation committee.

American States Water Company	66	2026 Proxy Statement

(6)
This column sets forth the sum of the change in the value of the pension plan and the supplemental retirement plan for each of the named executive officers on December 31, 2025. The change in the pension value under the pension plan for 2025 was $42,168, $229,221, $200,208, and $236,476 for each of Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow, respectively. Mr. Connor is not eligible to participate in the pension plan. The change in the pension value under the supplemental retirement plan for 2025 was $785,716, $190,989, $551,146, $140,204, and $174,667 for each of Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor and Ms. Farrow, respectively. Mr. Connor is not eligible for any benefits under the supplemental retirement plan until he has five years of credited service with the company or any of its subsidiaries. See the Pension Benefits Table for additional information regarding the retirement age assumptions used in making these calculations. We provide additional information regarding the assumptions used to calculate the change in pension value in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2025. We do not sponsor any non-qualified deferred compensation plans.
(7)
We provide information on the amount and types of benefits included under the heading “All Other Compensation” in the table below.
(8)
The values in this column represent “Total” compensation for the named executive officers when excluding the year-over-year changes to the present values of accumulated benefits under the pension benefits, which are volatile and can change significantly from year-to-year due to the actuarial assumptions used in a given year (primarily due to the changes in discount rates used to determine the present value of accumulated benefits). The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the “Total” column.

American States Water Company	67	2026 Proxy Statement

The following table provides information regarding the amount and types of benefits included under the heading “All Other Compensation” in the Summary Compensation table.
ALL OTHER COMPENSATION

Name	Year	Employer Retirement Plan Matching Contribution ($)(1)	Insurance ($)(2)	Personal Use of Company Car ($)(3)	Other Compensation ($)(4)	Total All Other Compensation ($)
Robert J. Sprowls	2025	$15,525	$11,480	$3,172	$185	$30,362
	2024	14,850	11,480	3,590	1,185	31,105
	2023	13,725	11,480	4,149	170	29,524
Eva G. Tang	2025	15,525	2,306	7,593	185	25,609
	2024	14,850	2,306	5,716	185	23,057
	2023	13,725	2,306	13,506	170	29,707
Paul J. Rowley	2025	15,525	1,877	15,465	185	33,052
	2024	14,850	1,877	11,657	185	28,569
	2023	13,725	1,877	11,128	170	26,900
Christopher H. Connor	2025	26,205	2,580	2,903	185	31,873
	2024	24,973	2,580	3,573	3,118	34,244
	2023	23,091	2,580	3,511	170	29,352
Gladys M. Farrow	2025	15,525	995	9,361	185	26,066
	2024	14,850	995	6,873	185	22,903
	2023	13,725	995	8,120	1,170	24,010

(1)
The amounts in this column include 401(k) plan company contributions for all named executive officers and defined contribution plan contributions for Mr. Connor.
(2)
We provide group term life insurance to each of our employees and their families with a cost of $139 in 2025. In the event of the death of an employee or a family member, his or her beneficiary is entitled to receive up to $50,000 under the group life insurance policy. We also provide each employee with $50,000 of accidental death and dismemberment insurance, which pays additional benefits if an employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The cost per employee was determined by equally allocating to each of our employees, including the executive officers, the total cost of the policy. In addition, we provide our board members and executive officers with a blanket accident insurance policy with a cost of $97 in 2025. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company. We allocated the premiums for coverage under the blanket accident insurance policy equally to our board members and executive officers. Each of our executive officers elected to participate in a term life insurance program, which pays beneficiaries of the policy an amount equal to approximately two times the executive officer’s salary in the event of his or her death. The cost in 2025 for each of Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor and Ms. Farrow was $11,244, $2,070, $1,641, $2,344, and $759, respectively.
(3)
The value is based on an estimate of the aggregate incremental costs incurred by us for the personal use of company-provided automobiles by each of our named executive officers.
(4)
The amounts in this column include, among other things, a holiday bonus paid to each of our active employees, anniversary bonuses including to Mr. Sprowls based upon his 20 years of service in 2024, and Ms. Farrow based upon her 20 years of service in 2023, as well as reimbursement, when applicable, to our CEO and senior executive officers for participating in a physical examination.

American States Water Company	68	2026 Proxy Statement

Equity Compensation
During each of the last three years, we granted time-vested restricted stock units to each of our named executive officers. Each of these time-vested restricted stock units is payable at the rate of 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date. There are, however, some exceptions to this rule in certain circumstances following termination of employment for death, disability, change in control or retirement. Employment must be terminated within two years after the change in control (other than for cause) or the named executive officer must have terminated his or her employment for good reason within two years after the change in control in order for the change in control exception to apply. The named executive officer must be at least 55 years of age and the sum of the employee’s age and years of service must be equal to or greater than 75 (Rule of 75) at the time of retirement in order for the retirement exception to apply.
All the time-vested restricted stock unit awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow are vested pursuant to the Rule of 75; however, they may not receive any common shares in exchange for these restricted stock units prior to the set payout date that the restricted stock unit vests absent retirement, death, disability or a termination of employment.
We awarded each of our named executive officer’s performance awards in the form of restricted stock units that vest at the rate of 33% on December 31 of the year of the grant, 33% on December 31 of the year following the year of the grant and 34% on December 31 two years following the year of the grant, subject to the satisfaction of the performance conditions set forth in the award agreement. There are, however, some exceptions to this rule in certain circumstances following termination of employment for death, disability, change in control or retirement. Employment must be terminated within two years after the change in control (other than for cause) or the named executive officer must have terminated his or her employment for good reason within two years after the change in control in order for the change in control exception to apply. The named executive officer must be at least 55 years of age and the sum of the employee’s age and years of service must be equal to or greater than 75 at the time of retirement in order for the retirement exception to apply. All the performance awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow are vested pursuant to the Rule of 75, subject to the satisfaction of the performance conditions set forth in the award agreement.
The performance criteria applicable to the awards granted in 2025 were total shareholder return relative to a defined peer group, GSWC’s water segment operating expense level, ASUS cumulative net earnings and ASUS new base acquisition success rate criteria. The compensation committee defined for each named executive officer the proportion of performance awards allocated to each performance criteria based on his or her role within the company as described under “Compensation, Discussion and Analysis - Equity Awards.”
We also awarded each of our named executive officers restricted stock units in an amount equal to the quarterly cash dividends payable on our common shares times the number of restricted stock units or performance awards granted to the named executive officer, but not yet payable pursuant to the terms of his or her restricted stock unit or performance award agreement divided by the closing price of our common shares on the dividend payment date as provided in the 2016 plan. We refer to these types of awards as dividend equivalent rights. Restricted stock units awarded pursuant to dividend equivalent rights vest and are payable on the same basis as the underlying restricted stock units on which these restricted stock units were earned.
You can find information regarding the performance conditions applicable to the awards granted in 2025 following the “Grants of Plan-Based Awards” table. You may also find information regarding the performance goals for each of these performance criteria for performance awards granted in 2025 under the heading “What plan-based awards did we grant to these named executive officers in 2025?”
Non-Equity Incentive Compensation
Each named executive officer is granted a discretionary bonus based upon a subjective assessment of the individual performance of each named executive officer by the compensation committee. 80% of the target

American States Water Company	69	2026 Proxy Statement

aggregate bonus is based upon satisfaction of the performance goals described under the heading “Compensation Discussion and Analysis – Short-Term Cash Incentives” and 20% of the target aggregate bonus is based upon the subjective assessment of individual performance by the compensation committee. The amount of the bonus for 2025 based upon the objective performance criteria is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for each named executive officer. The amount of the discretionary bonus for 2025 is disclosed in the Bonus column in the Summary Compensation Table.
The table below sets forth the target aggregate bonus for each named executive officer and the actual bonus earned as a percentage of base salary in 2025.

Name	Target Aggregate Bonus %	Actual Bonus as % of Base Salary
Robert J. Sprowls	100.00%	123.50%
Eva G. Tang	39.30%	46.96%
Paul J. Rowley	39.30%	46.57%
Christopher H. Connor	47.30%	50.04%
Gladys M. Farrow	33.20%	40.01%

You can find additional information regarding our short-term cash incentive program under the heading “Compensation, Discussion and Analysis – Short-Term Cash Incentives,” including the performance measures applicable to each named executive officer and definitions for each of the performance measures. The performance criteria for short-term cash incentive awards in 2023 and 2024 were based on criteria similar to the performance criteria in the short-term cash incentive awards in 2025.
Other Compensation
We have a 401(k) plan under which employees may invest a percentage of their pay, up to the maximum amount prescribed by law. We provide matching contributions for each of our employees who participate in the plan of 100% up to the first 3% of eligible compensation deferred and 50% of the next 3% of eligible compensation deferred. Each of our named executive officers is entitled to participate in this plan on the same basis as other employees, subject to the limits imposed by the Internal Revenue Code. We provide all active full-time employees with medical, dental and vision benefits and life insurance coverage. All employees are required to pay 15% of the company’s premiums for medical, dental and vision benefits, except for certain other employees at subsidiaries of ASUS. Mr. Connor is required to pay these premiums on the same basis as other named executive officers. We pay all premiums for life insurance coverage in the amount of $50,000 for all employees and their families, plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis, except for certain other employees at subsidiaries of ASUS. Mr. Connor receives the same benefits as other named executive officers. We also have employee assistance, an anniversary award for reaching certain years of service and holiday bonus programs. Each of our named executive officers is entitled to these benefits on the same basis as other employees. In addition, in 2025 we offered a term life insurance program to all officers of the company and its subsidiaries with premiums payable by the company. Under this program, the officer’s primary beneficiaries are entitled to a benefit in an amount equal to approximately two-times the officer’s base salary in the event of the officer’s death. All of the named executive officers elected to participate in this program.
All active full-time employees at GSWC and ASUS and all active managers and exempt employees at subsidiaries of ASUS receive time off with pay for vacation, holiday and sick leave in accordance with company policy. Other employees at ASUS subsidiaries have different benefit packages. Executives receive vacation accrual based on the number of their continuous months of service, with 1 to 60 months of service earning 20 days of vacation

American States Water Company	70	2026 Proxy Statement

per year; 61 to 120 months of continuous service earning 25 days of vacation per year and 121 or more months of continuous service earning 26 days of vacation per year. Named executive officers receive sick leave benefits on the same basis as all other employees. Accrued vacation days that are not used in any year are carried over to the next year, provided that, effective January 1, 2012, the number of accrued and unused vacation days for each employee is subject to a cap equal to the total number of vacation days that such employee can accrue over a two-year period. When an employee reaches the cap, vacation accruals for the employee will cease until vacation days are used. When an employee’s accrual rate increases because of increased service with the company, the employee’s cap will increase accordingly. All employees are entitled to a cash payment, based on their then current salary, for any accrued, but unused, vacation days upon termination of employment as required by California law.
Each of our named executive officers is entitled to the benefits of a travel insurance policy provided by the company and the use of a company-owned car. Upon termination of employment, each named executive is entitled to purchase his or her company-owned car at the wholesale price for such car taking into account the mileage on the car.
Under the company’s relocation policy, the company will reimburse named executive officers for covered relocation expenses, subject to specified limits. Under the terms of this policy, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location. The compensation committee believes that it is appropriate for us to claw back any relocation expenses paid to an officer under these circumstances. No relocation expenses were paid to any named executive officer during the past three years.
Under the terms of a senior executive health examination program, the chief executive officer and each of our senior vice presidents and vice presidents is entitled to be reimbursed for the costs of an executive physical examination at least once every two years. The maximum permitted reimbursement for a physical examination is $4,000 at least once every two years.
Total Compensation
The proportion of salary, bonus and non-equity incentive plan compensation to total compensation in 2025 set forth in the Summary Compensation Table for Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow was 43.3%, 60.8%, 43.3%, 66.1% and 50.1% of total compensation, respectively. The proportion of equity compensation to total compensation set forth in the Summary Compensation Table for 2025 for Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow was 39.6%, 9.9%, 9.2%, 16.2% and 9.9% of total compensation, respectively. The compensation committee has not adopted any policy regarding the allocation of total compensation among the various components of total compensation.

American States Water Company	71	2026 Proxy Statement

What plan-based awards did we grant to these named executive officers in 2025?
We granted restricted stock units for both time-vested (RSU) and performance-based equity awards (PSU) to each of our named executive officers in 2025 as more particularly described below. Each of the named executive officers also received a cash award under our short-term incentive plan (STIP) based upon the satisfaction of certain performance criteria. The amount of this award is reflected in the Summary Compensation Table under the Non-Equity Incentive Compensation column and the award terms are summarized under the non-equity incentive compensation section.
GRANTS OF PLAN-BASED AWARDS IN 2025

Name		Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)(4)	Maximum (#)(5)
Robert J. Sprowls	RSU	3/13/25							6,503	$507,299
	PSU	3/13/25				8,711	19,512	33,171		1,484,668
	STIP (Objective Performance)	3/27/25	$365,625	$780,000	$1,170,000
Eva G. Tang	RSU	3/13/25							983	$76,684
	PSU	3/13/25				439	983	1,671		74,795
	STIP (Objective Performance)	3/27/25	$92,905	$198,198	$297,297
Paul J. Rowley	RSU	3/13/25							983	$76,684
	PSU	3/13/25				439	983	1,598		74,795
	STIP (Objective Performance)	3/27/25	$72,052	$153,710	$220,958
Christopher H. Connor	RSU	3/13/25							1,027	$80,116
	PSU	3/13/25				459	1,028	2,236		78,221
	STIP (Objective Performance)	3/27/25	$76,307	$162,788	$274,704
Gladys M. Farrow	RSU	3/13/25							706	$55,075
	PSU	3/13/25				316	707	1,202		53,794
	STIP (Objective Performance)	3/27/25	$48,779	$104,062	$156,093

(1)
These amounts represent the threshold, target and maximum payouts, which could be earned by each of our named executive officers under the objective performance criteria of our short-term incentive plan assuming all goals are met at threshold, all goals are met at target, and all goals are met at maximum. Actual annual incentive amounts earned by the named executive officers for 2025 under the objective performance criteria of our short-term incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)
These calculations assume that (i) the number of members of the company’s peer group at the end of the performance period will be seven, (ii) the compensation committee will not make any downward adjustment in the amount of the award following the end of the performance period, and (iii) the executive officer will continue to be employed by or provide service to the company throughout the performance period or will be vested pursuant to the Rule of 75.
(3)
This calculation assumes that the executive officer will achieve the minimum performance level established by the compensation committee for each performance condition set forth in the performance award granted to the named executive officer in 2025. The performance required to achieve the total shareholder return minimum condition, the aggregate GSWC operating expense level minimum condition, the ASUS cumulative net earnings minimum condition and the ASUS new base acquisition minimum success rate in the performance awards granted in 2025 is 28.57%, 50.00%, 50.00%, and 50.00% of the target performance level, respectively.
(4)
This calculation assumes that the named executive officer will achieve the target performance level established by the compensation committee for each performance condition set forth in the performance award granted to the named executive officer in 2025.

American States Water Company	72	2026 Proxy Statement

(5)
This calculation assumes that the named executive officer will achieve the maximum performance level established by the compensation committee for each performance condition set forth in the performance award granted to the named executive officer in 2025. The performance required to achieve the total shareholder return maximum condition, the aggregate GSWC operating expense level maximum condition, the ASUS cumulative net earnings maximum condition and ASUS new base acquisition maximum success rate is 200%, 150%, 200% and 250% of the target performance level, respectively.
(6)
We provide information regarding the assumptions used to calculate the value of time-vested restricted stock units and performance awards granted on March 13, 2025, pursuant to the 2016 plan in Note 13 to our audited financial statements in our Form 10-K for the year ended December 31, 2025.
Mr. Sprowls, Ms. Tang and Ms. Farrow can earn between 0% to 170.0%, Mr. Rowley can earn between 0% to 162.6%, and Mr. Connor can earn between 0% to 217.5% of the target amount set forth in the 2025 named executive officer’s performance award depending on the company’s performance against the performance goals during the performance period, which consist of the following metrics: (i) 25% of the performance awards granted at target are based on the company’s total shareholder return compared to the total shareholder return of the company’s defined peer group, referred to as the total shareholder return criteria and (ii) 75% of the performance awards will be earned based upon the satisfaction of performance conditions, including aggregate GSWC operating expense level, ASUS cumulative net earnings and ASUS new base acquisition success rate. The performance period commenced on January 1, 2025 and ends on December 31, 2027.
The performance goals for Mr. Sprowls, Ms. Tang and Ms. Farrow are based on the total shareholder return, the aggregate GSWC operating expense level (60% of award) and the ASUS cumulative net earnings criteria (15% of award). The performance award for Mr. Rowley is based on the total shareholder return criteria and the aggregate GSWC operating expense level criteria (75% of award). The performance award for Mr. Connor is based on the total shareholder return criteria, ASUS cumulative net earnings criteria (40% of award) and ASUS new base acquisition success rate (35% of award). Adjustments permitted to be made to performance awards described in the 2016 plan may be made in addition to the adjustments described below. If the U.S. government does not award at least two of the targeted new bases to all competitors, including ASUS, the payout for the performance period will be made at target for the new base acquisition success rate criteria.
We disclose in the tables set forth below the performance goals for each of these performance criteria for performance awards granted in 2025:
2025 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR TOTAL
SHAREHOLDER RETURN(1)

Total Shareholder Return	Payout as a Percentage of Target
≥ 7 members of the Peer Group	200.00%
≥ 6 members of the Peer Group	171.43%
≥ 5 members of the Peer Group	142.86%
≥ 4 members of the Peer Group	114.29%
≥ 3 members of the Peer Group	85.71%
≥ 2 members of the Peer Group	57.14%
≥ 1 member of the Peer Group	28.57%

(1)
The total shareholder return criteria refers to total shareholder return during the performance period, including the reinvestment of dividends. The defined peer group for this purpose consists of the following water utilities: American Water Works Company, Inc., Artesian Resources Corporation, California Water Service Group, Essential Utilities, Inc., H2O America (formerly SJW Group), Middlesex Water Company and The York Water Company.

American States Water Company	73	2026 Proxy Statement

2025 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR
AGGREGATE GSWC OPERATING EXPENSE LEVEL(1)

Aggregate GSWC Operating Expense Level	Payout as a Percentage of Target
≤$360.5 million	150%
>$360.5 million and ≤$368.5 million	125%
>$368.5 million and ≤$396.5 million	100%
>$396.5 million and ≤$404.5 million	75%
>$404.5 million and ≤$412.5 million	50%
>$412.5 million	0%

(1)
The aggregate GSWC operating expense level criteria refers to the cumulative operating expenses of GSWC as reported in the Form 10-Ks filed with the SEC for the period beginning January 1, 2025 and ending on the last day of the performance period, as adjusted to remove (i) water supply, depreciation and amortization and maintenance expenses as reported in such Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the performance period applicable to defending GSWC from condemnation considerations and actions applicable to GSWC, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the performance period which are incurred in connection with claims determined by the compensation committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the performance period for GSWC, (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles, (vi) pension cost net of any regulatory adjustment included in operating expenses resulting from the two-way pension balancing account as authorized by the CPUC, (vii) a reduction in operating expenses resulting from a CPUC decision authorizing recovery of previously incurred expenses being tracked in CPUC-authorized memorandum accounts, and (viii) external regulatory expenses associated with the general rate case and cost of capital proceedings at the CPUC.
2025 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR
ASUS CUMULATIVE NET EARNINGS(1)

ASUS Cumulative Net Earnings	Payout as a Percentage of Target
≥$85.3 million	200%
≥$81.3 million and <$85.3 million	150%
≥$77.3 million and <$81.3 million	125%
≥$69.3 million and <$77.3 million	100%
≥$65.3 million and <$69.3 million	75%
≥$61.3 million and <$65.3 million	50%
<$61.3 million	0%

(1)
The ASUS cumulative net earnings criteria refers to the cumulative net income of ASUS and its subsidiaries for the period beginning January 1, 2025 and ending on the last day of the performance period, less (i) cumulative net income from new contract awards announced by the Department of Defense or other governmental entities during the 2025-2027 period, and (ii) the amount, if any, of adjustments made to our contract pricing due to the Tax Cuts and Jobs Act of 2017 or future changes in tax laws.
2025 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR
ASUS NEW BASE ACQUISITION SUCCESS RATE(1)

New Base Acquisition Success Rate	Payout as a Percentage of Target
100.0%	250%
70.0%	200%
45.0%	150%
20.0%	100%
10.0%	50%
0%	0%

(1)
The ASUS new base acquisition success rate refers to the percentage that results from dividing (1) the sum of the amounts of contract awards announced by the Department of Defense for targeted new bases set forth in the targeted base acquisition table for the targeted new bases awarded to ASUS during 2025-2027 plus the sum of the initial joint inventory adjustment difference for any targeted

American States Water Company	74	2026 Proxy Statement

new bases (numerator), by (2) the sum of the amount of contract awards announced by the Department of Defense during 2025-2027 for the targeted new bases set forth in the targeted new base acquisition table for the targeted new bases awarded to all competitors during 2025-2027, including ASUS, plus the sum of the initial joint inventory adjustment difference for any targeted new bases (denominator). If there are contracts that are not in the targeted new base acquisition table, but are announced as being awarded during the performance period, the contract values shall be included in the numerator, if for ASUS, and the denominator, for ASUS and any competitor, to calculate the ASUS new base acquisition success rate.
What equity awards granted to these named executive officers were outstanding at the end of the year?
Each named executive officer had the restricted stock unit and equity incentive plan awards outstanding at December 31, 2025 described in the table below. Equity awards made to each named executive officer, other than Mr. Connor, have vested but are not yet payable. Information regarding the installment payment dates for these awards is provided in the footnotes following this table.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2025

Name	Stock Awards
	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Rights or Other Rights That Have Not Vested(7)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(1)(7)
Robert J. Sprowls	(2)	(2)	68,022	$4,930,235
Eva G. Tang	(3)	(3)	3,503	253,897
Paul J. Rowley	(4)	(4)	3,350	242,808
Christopher H. Connor	2,064(5)	$149,599(5)	3,445	249,694
Gladys M. Farrow	(6)	(6)	2,521	182,722

(1)
We determined the market value of restricted stock units and performance awards that have not vested by multiplying the number of unvested restricted stock units and unvested performance awards outstanding on December 31, 2025 by the closing price of our common shares on December 31, 2025, as reported on The Wall Street Journal website (www.wsj.com), which was $72.48.
(2)
Restricted stock unit awards made to Mr. Sprowls in the amount of 12,708 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2025, these awards had a market value of $921,076.
(3)
Restricted stock unit awards made to Ms. Tang in the amount of 1,979 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2025, these awards had a market value of $143,438.
(4)
Restricted stock unit awards made to Mr. Rowley in the amount of 1,979 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2025, these awards had a market value of $143,438.
(5)
Of this amount, 278 restricted stock units vested on February 6, 2026, 710 restricted stock units vested on March 12, 2026, 721 restricted stock units will vest on March 12, 2027, and the remaining will vest on March 12, 2028.
(6)
Restricted stock unit awards made to Ms. Farrow in the amount of 1,422 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2025, these awards had a market value of $103,067.
(7)
We assumed for the purpose of this disclosure that each named executive officer, except for Mr. Connor, would earn performance awards at the maximum level for the 2024 and 2025 grant. We assumed Mr. Connor would earn performance awards at the maximum level for 2024 and target level for 2025. The number of shares listed includes shares attributable to dividend equivalent rights accrued on these awards as of December 31, 2025. Although the performance awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow have satisfied the service-based vesting requirement pursuant to the Rule of 75, the awards remain subject to the applicable performance conditions and will not be earned, if at all, until the end of the performance period.

American States Water Company	75	2026 Proxy Statement

Did any named executive officers exercise options or have other stock awards vest in 2025?
All our named executive officers had outstanding awards of restricted stock units vest in 2025. No restricted stock or stock options vested in 2025. No options were exercised in 2025.
OPTION EXERCISES AND STOCK VESTED IN 2025(1)

Name	Stock Awards
	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(2)
Robert J. Sprowls	35,535(3)	$1,698,867
Eva G. Tang	3,822(4)	137,161
Paul J. Rowley	3,703(5)	128,338
Christopher H. Connor	2,538	190,906
Gladys M. Farrow	2,748(6)	98,782

(1)
We determined the value realized on vesting of restricted stock units based on the closing market price of our common shares on the business day prior to the date of vesting as reported on The Wall Street Journal website (www.wsj.com).
(2)
Includes performance award granted in 2023, which vested in 2025.
(3)
Out of 35,535 shares fully vested in 2025, Mr. Sprowls acquired 2,891 common shares on February 7, 2025, upon the payout of restricted stock units with a market value of $212,542 on the date of acquisition based on a closing price of $73.53. Mr. Sprowls acquired 2,169 common shares on March 14, 2025 upon the payout of restricted stock units with a market value of $169,238 on the date of acquisition based on a closing price of $78.01. Mr. Sprowls is entitled to acquire the remaining 30,475 common shares, which were not payable during 2025, because of the immediate vesting of these common shares under the Rule of 75. Mr. Sprowls acquired 1,584 of these common shares on February 18, 2026 with a market value of $118,645 on the date of acquisition based on a closing price of $74.88. On March 13, 2026, Mr. Sprowls acquired 22,123 of these common shares (including 192 common shares with respect to dividends declared on February 10, 2026 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $1,646,887 on the date of acquisition based on a closing price of $74.44. Mr. Sprowls was entitled to acquire the remaining 6,768 common shares, which were not payable during 2025, because of the vesting of these common shares under the Rule of 75. Mr. Sprowls has the right to acquire 4,498 of these common shares within 30 days from March 12, 2027 and 2,270 of these common shares within 30 days from March 12, 2028 as a result of the previous vesting of the 6,768 restricted stock units, the value of which was not realized during 2025, plus common shares with respect to dividends declared after December 31, 2025 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(4)
Out of 3,822 shares fully vested in 2025, Ms. Tang acquired 498 common shares on February 7, 2025, upon the payout of restricted stock units with a market value of $36,581 on the date of acquisition based on a closing price of $73.53. Ms. Tang acquired 342 common shares on March 14, 2025 upon the payout of restricted stock units with a market value of $26,709 on the date of acquisition based on a closing price of $78.01. Ms. Tang is entitled to acquire the remaining 2,982 common shares, which were not payable during 2025, because of the immediate vesting of these common shares under the Rule of 75. Ms. Tang acquired 267 of these common shares on February 18, 2026 with a market value of $20,001 on the date of acquisition based on a closing price of $74.88. On March 13, 2026, Ms. Tang acquired 1,677 of these common shares (including 18 common shares with respect to dividends declared on February 10, 2026 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $124,828 on the date of acquisition based on a closing price of $74.44. Ms. Tang was entitled to acquire the remaining 1,038 common shares, which were not payable during 2025, because of the vesting of these common shares under the Rule of 75. Ms. Tang has the right to acquire 695 of these common shares within 30 days from March 12, 2027 and 343 of these common shares within 30 days from March 12, 2028 as a result of the previous vesting of the 1,038 restricted stock units, the value of which was not realized during 2025, plus common shares with respect to dividends declared after December 31, 2025 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(5)
Out of 3,703 shares fully vested in 2025, Mr. Rowley acquired 498 common shares on February 7, 2025, upon the payout of restricted stock units with a market value of $36,581 on the date of acquisition based on a closing price of $73.53. Mr. Rowley acquired 342 common shares on March 14, 2025 upon the payout of restricted stock units with a market value of $26,709 on the date of acquisition based on a closing price of $78.01. Mr. Rowley is entitled to acquire the remaining 2,863 common shares, which were not payable during 2025, because of the immediate vesting of these common shares under the Rule of 75. Mr. Rowley acquired 267 of these common shares on February 18, 2026 with a market value of $20,001 on the date of acquisition based on a closing price of $74.88. On March 13, 2026, Mr. Rowley acquired 1,558 of these common shares (including 17 common shares with respect to dividends declared on February 10, 2026 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $116,005 on the date of acquisition based on a closing price of $74.44. Mr. Rowley was entitled to acquire the remaining 1,038 common shares, which were not payable during 2025, because of the vesting of these common shares under the Rule of 75. Mr. Rowley has the right to acquire 695 of

American States Water Company	76	2026 Proxy Statement

these common shares within 30 days from March 12, 2027 and 343 of these common shares within 30 days from March 12, 2028 as a result of the previous vesting of the 1,038 restricted stock units, the value of which was not realized during 2025, plus common shares with respect to dividends declared after December 31, 2025 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(6)
Out of 2,748 shares fully vested in 2025, Ms. Farrow acquired 358 common shares on February 7, 2025, upon the payout of restricted stock units with a market value of $26,322 on the date of acquisition based on a closing price of $73.53. Ms. Farrow acquired 246 common shares on March 14, 2025 upon the payout of restricted stock units with a market value of $19,202 on the date of acquisition based on a closing price of $78.01. Ms. Farrow is entitled to acquire the remaining 2,144 common shares, which were not payable during 2025, because of the immediate vesting of these common shares under the Rule of 75. Ms. Farrow acquired 192 of these common shares on February 18, 2026 with a market value of $14,388 on the date of acquisition based on a closing price of $74.88. On March 13, 2026, Ms. Farrow acquired 1,207 of these common shares (including 13 common shares with respect to dividends declared on February 10, 2026 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $89,875 on the date of acquisition based on a closing price of $74.44. Ms. Farrow was entitled to acquire the remaining 745 common shares, which were not payable during 2025, because of the vesting of these common shares under the Rule of 75. Ms. Farrow has the right to acquire 499 of these common shares within 30 days from March 12, 2027 and 246 of these common shares within 30 days from March 12, 2028 as a result of the previous vesting of the 745 restricted stock units, the value of which was not realized during 2025, plus common shares with respect to dividends declared after December 31, 2025 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
What pension benefits are payable to these named executive officers?
We provide information in the table below reflecting the present value of the accumulated retirement benefits provided to each of our named executive officers as of December 31, 2025.
PENSION BENEFITS(1)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(4)
Robert J. Sprowls(2)	Pension Plan Supplemental Retirement Plan	21 21	$ 1,305,488 12,911,429
Eva G. Tang(2)	Pension Plan Supplemental Retirement Plan	29 29	2,113,645 4,088,232
Paul J. Rowley(2)	Pension Plan Supplemental Retirement Plan	18 18	1,328,025 1,945,232
Christopher H. Connor(3)	Pension Plan Supplemental Retirement Plan	N/A 3	— 380,873
Gladys M. Farrow(2)	Pension Plan Supplemental Retirement Plan	22 22	1,650,770 1,759,538

(1)
The present value of the accumulated benefit is based on the age when the executive officer would be eligible to retire with full benefits, which is at age 62 for participants with sufficient service. Mr. Sprowls and Ms. Tang are already eligible to retire with full benefits, therefore their calculations are based on their current ages. The present value for Mr. Rowley and Ms. Farrow is based on age 62. Mr. Connor will not be eligible to retire from the supplemental retirement plan with full benefits until age 65. He is not a participant in the pension plan. If we had assumed that Mr. Rowley and Ms. Farrow would retire at age 65, the normal retirement age under each of these plans, the present value of the accumulated benefit under the pension plan as of December 31, 2025 would instead be $1,065,930 and $1,331,294, respectively. If we had assumed that Mr. Rowley, Mr. Connor and Ms. Farrow would retire at age 65, the present value of the accumulated benefit under the supplemental retirement plan as of December 31, 2025 would be $1,568,600, $380,873, and $1,424,317, respectively.
(2)
Mr. Rowley and Ms. Farrow were eligible to retire with a 1.67% and 4.17% reduction in benefits, respectively, at December 31, 2025. Mr. Sprowls and Ms. Tang are eligible to retire with full benefits. If we had assumed that Mr. Rowley and Ms. Farrow retired at December 31, 2025, the present value of accumulated benefits for the pension plan would be $1,337,302 and $1,676,922, respectively, and the present value of accumulated benefit for the supplemental retirement plan would be $1,957,847 and $1,785,764, respectively.
(3)
Mr. Connor is not eligible for any benefits under the supplemental retirement plan until he has five years of credited service with the company or any of its subsidiaries.

American States Water Company	77	2026 Proxy Statement

(4)
We used the same assumptions to calculate the change in pension value in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2025, except that retirement age is assumed to be the earliest date on which any of the named executive officers may retire under the plan without any benefit reduction due to age. We ignored for the purpose of this calculation what actuaries refer to as pre-retirement decrements.
Each of our named executive officers is a participant in the pension plan except for Mr. Connor who was hired in 2022. This plan is a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year. The normal retirement benefit is 2% of an employee’s five highest consecutive years’ average earnings multiplied by the number of years of credited service, up to a maximum of 40 years, reduced by a percentage of primary social security benefits. Normal retirement age is 65. An employee must have five years of service in order to receive benefits under this plan. For purposes of this plan, compensation includes a named executive officer’s salary and all other reportable compensation received by the executive, except bonuses, the imputed value of the personal use of company-owned vehicles, unused vacation pay, and long-term incentive program payments, up to the maximum amount permitted under the Internal Revenue Code.
Any employee hired after December 31, 2010 is eligible for participation in a defined contribution plan. Employees that are eligible under the defined contribution plan at GSWC and BVES will receive 5.25% of their annual base pay into their 401(k) account. Employees that are eligible under the defined contribution plan at ASUS and its subsidiaries will receive 3.0% of their annual base pay into their 401(k) account. The amounts do not vest under these plans until the employee has at least three years of credited service. Mr. Connor, who was hired in February 2022, is a participant in the defined contribution plan and has vested.
We also provide each of our named executive officers pension benefits under the supplemental executive retirement plan. Mr. Connor is not eligible for any benefits under the supplemental executive retirement plan until he has five years of credited service with the company or any of its subsidiaries.
Each named executive officer who is also a participant in the pension plan has the right to receive a benefit under the terms of the supplemental retirement plan equal to the sum of 2% of average compensation for each year of service before 2006 plus 3% of average compensation for each year of service after 2005, up to a combined maximum of 60% of average compensation, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan.
For purposes of the supplemental retirement plan, compensation includes all compensation included under the pension plan (without regard to qualified plan compensation limits) and cash incentive compensation. Average compensation is in general the average of the highest five consecutive years of compensation. For executives who were also employed by the company on January 1, 2006, the benefit is the greater of the benefit under the formula described in the previous sentence or the benefit under the old plan formula. Under the old plan formula, each executive was entitled to receive a benefit equal to the sum of 2% of average compensation for each year of service, up to a maximum of 40 years, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan. Other than Mr. Connor, each of the named executive officers is a participant in the pension plan.
Each named executive officer who is not a participant in the pension plan has the right to receive a benefit under the terms of the supplemental retirement plan if he or she has five years of credited service with the company equal to 2.5% of average compensation, less a percentage of primary social security benefits, multiplied by the number of years of service up to 20 years. Mr. Connor is the only named executive officer who is not a participant in the pension plan.
Under the terms of each of the pension and supplemental executive retirement plans, an employee who is eligible may retire and receive benefits at age 55, with a 50% reduction in his or her benefits for early commencement. An employee who retires after age 55 but before age 62 will also receive benefits reduced for

American States Water Company	78	2026 Proxy Statement

early commencement. The amount of the reduction will depend upon the employee’s age at the date payment of his or her benefits begins and whether the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80. An employee who retires at or after age 62 but before age 65 will also receive benefits reduced for early commencement based on his or her age at retirement unless the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80, in which case the employee will be entitled to full, unreduced benefits. Under the terms of the supplemental retirement plan, an employee who is vested will begin receiving benefits within 60 days following the later of separation from service, age 55 or an age over 55 previously elected by the employee, subject to any delay required under Section 409A of the Internal Revenue Code.
We did not make payments to any named executive officer under the supplemental pension plan during the last year.
Do any named executive officers participate in a non-qualified deferred compensation plan or otherwise receive post-retirement compensation?
None of our named executive officers are participants in a non-qualified deferred compensation plan, other than the supplemental retirement plan described above.
What are the terms of our change in control agreement with named executive officers?
Each of our named executive officers is a party to a change in control agreement which provides for certain benefits in the event of a change in control of the company if the executive officer’s employment is terminated (other than for cause, death or disability) or the executive terminates employment for good reason, in each case, within two years following the change in control event. A change in control under these agreements will generally include:
⯀
any sale, lease, exchange or other change in ownership of substantially all our assets, unless our business is continued by another entity in which the holders of our voting securities immediately before the sale or other change own more than 70% of the continuing entity’s voting securities immediately after the sale or other change;

⯀
any reorganization or merger, unless the holders of our voting securities immediately before the event own more than 70% of the continuing entity’s securities immediately after the reorganization or merger and at least a majority of the members of the board of directors of the surviving entity were members of our board of directors at the time of execution of the agreement or approval by our board of directors;

⯀
an acquisition by any person, entity or group acting in concert of more than 50% of our voting securities, unless the holders of our voting securities immediately before the acquisition own more than 70% of the acquirer’s voting securities immediately after the acquisition;

⯀
a tender offer or exchange offer by any person, entity or group which results in such person, entity or group owning more than 25% of our voting securities, unless the tender offer is made by the company or any of its subsidiaries or approved by a majority of the members of our board of directors who were in office at the beginning of the 12-month period preceding the commencement of the tender offer; or

⯀
a change of one-half or more of the members of our board of directors within a 12-month period, unless the election or nomination for election by shareholders of new directors within such period constitutes a majority of the applicable board and was approved by at least two-thirds of such directors at the beginning of the 12-month period.

The company must require any successor to the company to assume all change in control agreements.

American States Water Company	79	2026 Proxy Statement

Each named executive officer may terminate his or her employment for good reason if within two years after the change in control any of the following occur and the company is unable to remedy the condition within 20 days after written notice to the company from the executive:
⯀
the executive is assigned duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities, including status, office, title and reporting requirements (or any diminution thereof);

⯀
the executive’s salary or benefits are reduced (including the elimination of any cash incentive or other cash bonus plan or any equity incentive or other equity-based compensation plan, without providing adequate substitutes, any modification thereof that substantially diminishes the executive’s salary, cash or equity compensation or the substantial diminishment of fringe benefits);

⯀	the executive is located at an office that increases the distance from the executive’s home by more than 35 miles; or
⯀	any successor to all or substantially all the business and/or assets of the company does not assume or agree to perform the change in control agreements.
In addition, all unvested restricted stock units will vest immediately prior to the date on which the named executive officer’s employment is terminated. Any restricted stock units or other awards subject to performance conditions will vest based on assumed satisfaction of performance conditions at the target for performance.
Under the terms of the change in control agreements, each named executive officer is entitled to an amount equal to 2.99 times the sum of the executive’s annual base salary at the highest rate in effect in any year of the three calendar years immediately preceding the date of termination of employment, including the year in which employment is terminated, plus any payments to be made to the executive pursuant to any cash performance incentive plan with respect to the year of termination of employment, assuming performance at the target level.
Each of the named executive officers, other than Mr. Connor, is also entitled to cash at the end of each four-month period during the twelve months immediately following the date of termination of employment, an amount equal to the sum of the excess of the accrued benefits under the pension plan and the supplemental retirement plan if the executive was credited with an additional three years of credited service over the actuarial equivalent of the executive’s vested benefits under the pension plan, such sum divided by three, provided that the executive has not breached his or her one-year non-competition and non-solicitation agreement with the company.
Mr. Connor is also entitled to cash at the end of each four-month period during the twelve-months immediately following the date of his termination of employment, an amount equal to the sum of (i) plus (ii) plus (iii), divided by three, where (i) is equal to the profit sharing contributions that would have been contributed on his behalf under the defined contribution plan during the three years immediately following the date of his termination of employment, determined (x) as if he earned compensation (as defined in the defined contribution plan) during such period at a rate equal to his compensation for the plan year in which such termination date occurs (without taking into account any reduction in such compensation that constitutes good reason), and (y) without regard to any amendment to the defined contribution plan made subsequent to the change in control on or prior to the date of his termination of employment, which amendment adversely affects in any manner the computation of benefits thereunder; where (ii) is equal to the excess of (x) his account balance under the defined contribution plan at the time of his termination of employment, without regard to whether such benefits would be vested thereunder, over (y) the portion of such account balance that is vested and non-forfeitable under the terms of the defined contribution plan; and where (iii) is equal to the excess of (x) the single sum actuarial equivalent of what would be his accrued benefits under the terms of the supplemental retirement plan providing supplemental retirement benefits at the time of his termination of employment, without regard to whether such benefits would

American States Water Company	80	2026 Proxy Statement

be vested thereunder, if he were credited with an additional three years of credited service, over (y) the single sum actuarial equivalent of his vested accrued benefits under the supplemental retirement plan at the time of his termination of employment; provided that he has not breached his one-year non-competition and non-solicitation agreement with the company.
Within 10 days of the date of termination of employment, each of the named executive officers is also entitled to be paid a cash lump sum of the executive’s base salary and accrued but unpaid vacation pay through such date, and continued coverage under our health and welfare benefit plans for a period of two years after termination of employment (three years for Mr. Sprowls and Ms. Tang). In addition, each executive is entitled to purchase the vehicle provided to the executive by the company at the wholesale price set forth in the National Automobile Research Blue Book.
If it is determined that any amount payable to any named executive officer under a change in control agreement would give rise to an excise tax under Section 4999 of the Internal Revenue Code, then the amount payable to the executive will be reduced to the extent necessary so that no portion of the payments will be subject to the excise tax, provided that such reduction will only be made if it would result in the executive retaining a greater amount of payments on an after-tax basis (after taking into account federal, state and local income, excise and payroll taxes).
In addition, if we are required to make any payment under a change in control agreement which would be subject to Section 409A of the Internal Revenue Code, we will defer these payments until the later of six months following the date of termination of the named executive officer’s employment and the payment or commencement date specified in the change in control agreement.

American States Water Company	81	2026 Proxy Statement

What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated?
Assuming that the employment of each of our named executives was terminated on December 31, 2025, the change in control agreement was in effect on December 31, 2025, a change in control occurred on that date under the change in control agreements and the terms of awards made under the 2016 plan and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments to our named executive officers:
CHANGE IN CONTROL BENEFITS(1)

Payments and Benefits	Robert J. Sprowls	Eva G. Tang	Paul J. Rowley	Christopher H. Connor	Gladys M. Farrow
Payments
Base Salary Benefit	$2,915,250	$1,884,896	$1,461,811	$1,286,298	$1,171,482
Bonus Benefit	2,915,250	740,764	574,492	608,419	388,932
Retirement Plan Benefits(2)	—	—	638,804	678,904	—
Benefits
Welfare and Fringe Benefits(3)	129,630	102,108	63,236	86,228	83,058
Purchase of Automobile Benefit(4)	4,840	2,920	1,790	5,410	2,190
Restricted Stock Units Benefit(5)	921,076	143,438	143,438	149,599	103,067
Performance Awards(6)	2,900,092	149,352	149,352	155,855	107,471
Total	$9,786,138	$3,023,478(7)	$3,032,923	$2,970,713	$1,856,200(7)

(1)
For purposes of preparing this table the assumed amounts are based on a December 31, 2025 termination date. Actual payments would be subject to a six-months delay if the executive is a “specified employee” under Section 409A of the Internal Revenue Code. We have excluded for the purpose of this calculation, amounts paid to each named executive officer for accrued, but unpaid base salary and vacation pay payable within ten days after termination of employment.
(2)
Under a change in control, named executive officers would receive a benefit based on additional three years of credited service in the retirement plans less the benefit accrued under the regular terms of the plans. The single sum actuarial equivalent of this benefit is valued using an interest rate equal to 5.33% and the mortality table named and described in Section A.3 of the pension plan document, after reducing the benefit for early retirement, if any, using the “Regular Factors” under Section A.4 of the pension plan, and each named executive officer’s age at December 31, 2025. Mr. Sprowls and Ms. Farrow have already accrued the maximum percentage that may be accrued under the retirement plans so a change in control will have no impact on their retirement plan benefits. While Ms. Tang will receive additional accrued benefits under a change in control, due to her age, the actuarially increased late retirement benefits under the regular terms of the plans are more valuable and therefore a change in control will have no impact on her retirement plan benefits. The amount shown for Mr. Connor includes benefits related to his defined contribution plan and supplemental retirement plan; he is not a participant in the qualified pension plan. Employees of ASUS and its subsidiaries who are not participants in the qualified pension plan receive 3% of their annual base pay (limited under section 401(a)(17)) contributed directly to their 401(k) account.
(3)
Welfare benefits include (i) 85% of dental, medical and vision insurance premiums paid by the company for each named executive officer, under the insurance plans currently offered by the company, (ii) each named executive officer’s pro rata share of the group term life insurance and accidental death and dismemberment premiums, (iii) reimbursement of health club dues for each named executive officer, up to a maximum of $1,800 a year, (iv) reimbursement for a health examination for each named executive officer, up to a maximum of $4,000 biannually, and (v) executive life insurance policy premiums paid by the company for each of the named executive officers. Welfare benefit amounts were calculated based on these benefits for a period of three years after termination of employment for Mr. Sprowls and Ms. Tang and two years after termination of employment for each of the other named executive officers. We assumed, for the purposes of this table, that each executive officer would be reimbursed up to the maximum amount for health club benefits and biannual health examination.
(4)
We estimated the value of this benefit as the difference between (i) the wholesale value of the company car, which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.

American States Water Company	82	2026 Proxy Statement

(5)
We measured the fair value of restricted stock units that were not converted to shares at December 31, 2025 assuming the price of our common shares on the date of each executive’s termination of employment was $72.48.
(6)
We measured the fair value of 2024 and 2025 performance award units, which were not converted to shares as of December 31, 2025 assuming the price of our common shares on the date of each named executive officer’s termination of employment was $72.48.
(7)
This named executive officer’s payment will be reduced to the extent necessary so that no portion of such payment will be subject to excise tax under Section 4999 of the Internal Revenue Code, provided that the reduction will result in the executive retaining a greater amount of the payment on an after-tax basis (after taking into account federal, state and local income taxes and payroll taxes).
Assuming that the employment of each of our named executives was terminated on December 31, 2025, other than as a result of a change in control agreement, and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments (excluding benefits available to any employee of the company who terminates employment):
BENEFITS UPON TERMINATION OF EMPLOYMENT(1)

Name	Description	Termination(2)	Termination on Disability	Termination on Death
Robert J. Sprowls	Executive Life Insurance Policy(3)	$22,488	$22,488	$1,500,000
	Vehicle Purchase(4)	4,840	4,840	—
	Restricted Stock Unit Benefits(5)	921,076	921,076	921,076
	Performance Stock Awards(6)	2,900,092	2,900,092	2,900,092
	Total	$3,848,496	$3,848,496	$5,321,168
Eva. G. Tang	Executive Life Insurance Policy(3)	$4,140	$4,140	$900,000
	Vehicle Purchase(4)	2,920	2,920	—
	Restricted Stock Unit Benefits(5)	143,438	143,438	143,438
	Performance Stock Awards(6)	149,352	149,352	149,352
	Total	$299,850	$299,850	$1,192,790
Paul J. Rowley	Executive Life Insurance Policy(3)	$3,282	$3,282	$900,000
	Vehicle Purchase(4)	1,790	1,790	—
	Restricted Stock Unit Benefits(5)	143,438	143,438	143,438
	Performance Stock Awards(6)	149,352	149,352	149,352
	Total	$297,862	$297,862	$1,192,790
Christopher H. Connor	Executive Life Insurance Policy(3)	$4,688	$4,688	$900,000
	Vehicle Purchase(4)	5,410	5,410	—
	Restricted Stock Unit Benefits(5)	—	149,599	149,599
	Performance Stock Awards(6)	77,789	155,855	155,855
	Total	$87,887	$315,552	$1,205,454
Gladys M. Farrow	Executive Life Insurance Policy(3)	$1,518	$1,518	$700,000
	Vehicle Purchase(4)	2,190	2,190	—
	Restricted Stock Unit Benefits(5)	103,067	103,067	103,067
	Performance Stock Awards(6)	107,471	107,471	107,471
	Total	$214,246	$214,246	$910,538

(1)
Benefits under the supplemental retirement plan will be forfeited if the named executive officer confesses to, is convicted of, or pleads no contest to, any act of fraud, theft or dishonesty arising in the course of, or in connection with his employment with the company. For information regarding how retirement benefits are calculated, see section titled “What pension benefits are payable to these named executive officers?”.

American States Water Company	83	2026 Proxy Statement

(2)
Termination for any reason other than for cause or due to disability, death, or a change in control.
(3)
Benefits under the executive life insurance policy upon termination of employment or termination due to disability include the premiums paid by the company for each of the named executive officers for two years after termination of employment. After two years of termination of employment, the named executive officer can choose to cancel the policy or transfer ownership into their name and assume paying the premiums. Benefits under the executive life insurance policy upon termination on death are the benefits payable under the policy.
(4)
We estimated the value of this benefit as the difference between (i) the wholesale value of the company car, which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.
(5)
The restricted stock units will be converted to shares on the earlier of (i) six months from the date of termination of employment or (ii) death, rather than the installment payment date. We measured the fair value of restricted stock units assuming the price of our common shares on the date of each named executive officer’s termination of employment was $74.28. Unvested restricted stock units for Mr. Connor will be vested if the termination of employment is due to disability or death. All restricted stock units are eligible for full vesting for all the other named executive officers since they satisfy the retirement provisions of the restricted stock and performance award agreements.
(6)
The amount shown in the table for termination of employment assumes the performance awards are earned at target. The amount shown in the table for termination of employment on disability or death is payable at target. The performance award payable on termination of employment is payable on the earlier of (i) six months from the date of termination of employment or (ii) death. Unvested performance awards for Mr. Connor will be vested if the termination of employment is due to disability or death. All performance awards are currently fully vested for the other named executive officers since they satisfy the retirement provisions of the performance award agreements.
What is our CEO to median employee pay ratio?
We estimated the median of the 2025 total annual compensation of our employees, excluding Mr. Sprowls, to be $98,749, using the same median employee identified in 2024. As permitted by SEC rules, we used the same median employee because there have been no changes in our employee population that we reasonably believe would result in a significant change to this pay ratio disclosure. We selected our median employee based on the annual gross wages reflected in our payroll record in 2024 for each of our employees on December 31, 2024 and our determination as to which employee was the most representative of our workforce. In 2024, we annualized the compensation of employees who did not work a full year but did not make any other adjustments to our calculation of annual compensation. We then computed the median employee’s 2025 total annual compensation using the same methodology used in calculating Mr. Sprowls’ total annual compensation in the Summary Compensation Table. The 2025 total annual compensation of Mr. Sprowls set forth on the Summary Compensation Table is $5,028,665. The ratio of the total annual compensation of Mr. Sprowls to the estimated total annual compensation of our median employee in 2025 was 50.9 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
This ratio is very sensitive to whether the median employee is a participant in the defined benefit pension plan, which in turn is sensitive to changes in actuarial assumptions, such as changes in mortality and discount rates. All employees hired before January 1, 2011 are enrolled in our defined benefit retirement plan. All employees hired on or after January 1, 2011 participate in our defined contribution plan. Under SEC rules, the inclusion of the change in pension value only applies to employees who are participants in the pension plan. It does not apply to changes in participant’s value in a defined contribution plan. Mr. Sprowls is a participant in the pension plan. The person who was identified as the median employee this year is a participant in the defined contribution plan. If we eliminated the actuarial change in pension value from our calculation for Mr. Sprowls’ total annual compensation, the ratio of the total annual compensation to Mr. Sprowls to the estimated total annual compensation of our median employee would be 43.7 to 1.
Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to use a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as

American States Water Company	84	2026 Proxy Statement

other companies may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. These companies may also operate in different industries and different geographic locations, be of a different size, have different revenues, earnings and market capitalization and be subject to different regulations than the company.

American States Water Company	85	2026 Proxy Statement

Pay Versus Performance
The following table has been prepared in accordance with item 402(v) of Regulation S-K. Compensation Actually Paid (CAP), as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For information regarding the company’s pay-for-performance philosophy and how the company aligns executive compensation with the company’s performance, see the “Compensation Discussion and Analysis” section.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(1)	Value of $100 Initial Fixed Investment Based on TSR		Net Income (millions)	Adjusted EPS – AWR Consolidated(4)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)
2025	$5,028,665	$3,775,989	$1,311,016	$938,714	100.79	92.17	$130.4	$3.29
2024	$4,908,976	$5,038,754	$1,059,281	$1,011,847	105.36	86.31	$119.3	$3.08
2023	$5,324,271	$4,154,877	$1,198,092	$876,385	106.63	90.52	$124.9	$3.29
2022	$3,483,194	$3,896,729	$709,380	$782,979	120.43	105.68	$78.4	$2.23
2021	$4,542,428	$5,214,978	$877,912	$847,883	132.26	123.47	$94.3	$2.48

(1)
CAP to our Principal Executive Officer (PEO) and the average CAP for our remaining NEOs for each year as determined under SEC rules. CAP for our PEO and average CAP for other NEOs represents the “Total” compensation reported in the Summary Compensation Table for each year shown, adjusted as set forth below. We did not grant any stock options during the past five years and no equity or cash incentive compensation was forfeited in 2025 for the PEO and other NEOs listed in the table. Awards are considered unvested if the executive was not entitled to receive common shares during 2025 for the award.

(2)
The other NEOs in 2021 were Eva G. Tang, Paul J. Rowley, Gladys M. Farrow, Bryan K. Switzer and Denise L. Kruger. Ms. Kruger retired as Senior Vice President – Regulated Water Utility of GSWC on July 9, 2021. Her total compensation reported in the Summary Compensation Table was $598,932, including $22,181 in change in pension value and non-qualified deferred compensation earnings, $144,215 paid upon termination of her employment for her unused accrued vacation pay based on her then current salary as required by California law and $20,405 in consulting fees paid in 2021 for services rendered after termination of employment. Mr. Rowley was promoted to Senior Vice President – Regulated Water Utility of GSWC in December 2021. The other NEOs in 2022, 2023, 2024 and 2025 were Eva G. Tang, Paul J. Rowley, Christopher H. Connor and Gladys M. Farrow. Mr. Connor was hired as Senior Vice President of ASUS on February 28, 2022.

(3)
Based on an initial investment of $100 and cumulative total shareholder return, including reinvestment of dividends, of the company and a customized peer group of seven water utilities (American Water Works Company, Inc., Artesian Resources Corporation, California Water Service Group, Essential Utilities, Inc., H2O America (formerly SJW Group), Middlesex Water Company, and The York Water Co.) weighted by market capitalization. This peer group is the same as the peer group shown in the Form 10-K for each of the years shown in the table.

(4)
This is not a generally accepted accounting principles measure. For a description of how this is calculated, see “Compensation Discussion and Analysis.” Adjusted EPS - AWR Consolidated was used in determining the amount of the short-term incentive compensation of Mr. Sprowls, Ms. Tang and Ms. Farrow in each year presented in the Pay Versus Performance Table. Although neither Mr. Rowley nor Mr. Connor were compensated based on this performance measure, Adjusted EPS was used in determining short-term incentive compensation in each of the years in which they were NEOs based upon the earnings of the subsidiary for which they worked using the same types of adjustments that were permitted to be made to the Adjusted EPS - AWR Consolidated performance measure to the extent applicable to the EPS of that subsidiary. There are no performance measures under either our short-term cash incentive program or our performance award programs applicable to all the NEOs, other than relative total shareholder return.

American States Water Company	86	2026 Proxy Statement

PEO Summary Compensation Total to CAP Reconciliation

2025
Summary Compensation Total for PEO Robert J. Sprowls	$5,028,665
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(1,991,967)
Fair Value of Equity Awards Granted during the year that remain Unvested as of Year-End	1,836,140
Change in Fair Value of Awards Granted in Prior Years that remain Unvested as of Year-End	(214,416)
Change in Fair Value of Awards Granted in Prior Years that Vested during the year	(178,705)
Change in Dividends or Dividend Equivalents as of Year-End	124,156
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table	(827,884)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—
Compensation Actually Paid for PEO	$3,775,989

Average other NEOs Summary Compensation Total to CAP Reconciliation

2025
Average Summary Compensation Total for other NEOs	$1,311,016
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(142,541)
Fair Value of Equity Awards Granted during the year that remain Unvested as of Year-End	131,742
Change in Fair Value of Awards Granted in Prior Years that remain Unvested as of Year-End	(24,614)
Change in Fair Value of Awards Granted in Prior Years that Vested during the year	(11,065)
Change in Dividends or Dividend Equivalents as of Year-End	8,689
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table(1)	(430,728)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans(1)	96,215
Average Compensation Actually Paid for other NEOs	$938,714

(1)
Mr. Connor is not a participant in the pension plan so these calculations do not apply to him. However, he is an eligible participant in the supplemental retirement plan, even though he is not entitled to benefits until he has five years of credited service with the company or any of its subsidiaries.

American States Water Company	87	2026 Proxy Statement

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link CAP for our PEO, Ms. Tang and Ms. Farrow for the year ended December 31, 2025. Each of these performance measures is used in making awards under our short-term cash incentive and performance award programs to these NEOs. Aggregate GSWC operating expense level, ASUS earnings and total shareholder return are performance measures used in making performance awards. All of these performance measures are non-GAAP measures.
•	Adjusted EPS – AWR Consolidated
•	Adjusted EPS – Regulated Utilities (RU)
•	Aggregate GSWC Operating Expense Level
•	ASUS Earnings
•	Total Shareholder Return
We believe the following performance measures represent the most important financial performance measures used by us to link CAP for Mr. Rowley for the year ended December 31, 2025. Aggregate GSWC operating expense level and total shareholder return are performance measures used in making performance awards to Mr. Rowley. The other performance measures listed are used in making awards under our short-term cash incentive program to Mr. Rowley. All of these performance measures are non-GAAP measures.
•	Adjusted EPS – Regulated Water Utility (RWU)
•	Aggregate GSWC Operating Expense Level
•	Capital Expenditures – RWU
•	Total Shareholder Return
We believe the following performance measures represent the most important financial performance measures used by us to link CAP for Mr. Connor for the year ended December 31, 2025. Each of these performance measures is used in making awards under our short-term cash incentive and performance award programs to Mr. Connor. ASUS earnings, ASUS new base acquisition success rate and total shareholder return are performance measures used in making performance awards to Mr. Connor. All of these performance measures are non-GAAP measures.
•	ASUS Earnings
•	ASUS New Base Acquisition Success Rate
•	Direct Operating Margin – ASUS
•	Direct Construction Margin – ASUS
•	Total Shareholder Return
For additional details regarding the performance measures that we use in determining short-term cash incentive compensation and long-term equity compensation and a discussion of how these performance measures are calculated, please see the discussion in “Executive Officers - Compensation Discussion and Analysis - Short-Term Cash Incentives” section and “Executive Officers - What plan-based awards did we grant to these named executive officers in 2025?” section.

American States Water Company	88	2026 Proxy Statement

CAP Versus TSR Graph
The graph below compares CAP for the PEO and average CAP of the other NEOs shown in the Pay Versus Performance Table to TSR. In accordance with SEC guidance, the returns of the seven utilities included in the peer group are weighted according to their respective market capitalizations. Two of the companies represent approximately 80% of the peer group. Twenty-five percent of the amount of the performance awards made to each of the NEOs in each year is based on TSR.

CAP Versus Net Income Graph
The graph below compares CAP for the PEO and average CAP of the other NEOs shown in the Pay Versus Performance Table to recorded Net Income. The company’s Net Income results in 2022 of $78.4 million were adversely affected by the delay in the decision in GSWC’s general rate case and the estimated revenues subject to refund resulting from the pending cost of capital proceeding at that time that were subsequently reversed in 2023. If GSWC had (i) timely received a decision on its general rate case based on the settlement agreement reached by GSWC with the Public Advocates Office at the CPUC in November 2021, and (ii) not recorded the estimated revenues subject to refund from the pending cost of capital, Net Income would have been $97.2 million in 2022. Conversely, the company’s Net Income results in 2023 of $124.9 million were beneficially impacted by the 2022 retroactive rates that were recorded in 2023 and the reversal of the revenues subject to refund from receipt of the final cost of capital decision. Excluding these two items, Net Income would have been $106.1 million in 2023. Net income results in 2024 of $119.3 million and in 2025 of $130.4 million did not have the incidences described in 2022 and 2023.

American States Water Company	89	2026 Proxy Statement

CAP Versus Company-Selected Measure
The graph below compares CAP for the PEO and average CAP of the other NEOs shown in the Pay Versus Performance Table to Adjusted EPS – AWR Consolidated as the Company-Selected Performance Measure. This is a non-GAAP performance measure. Adjusted EPS – AWR Consolidated for 2022 and 2023 in the graph below were not adjusted for the delays in GSWC’s general rate case and cost of capital proceedings that were ultimately received in 2023.

Additional Performance Measure
The graph below reflects Adjusted EPS – AWR Consolidated as adjusted for the impact of delays in the general rate case and cost of capital proceedings. If GSWC had timely received a decision on its general rate case from the CPUC in 2022, Adjusted EPS – AWR Consolidated for 2022 would have been higher by approximately $0.38 per share. Adjusted EPS – AWR consolidated for 2023 includes the net impact of GSWC’s retroactive rates for 2022. Furthermore, the final cost of capital decision received in 2023 resulted in the reversal of revenues subject to refund in 2023 of $0.13 per share due to a change in estimate from what had been recorded during 2022. Adjusting for both of these items, Adjusted EPS – AWR Consolidated for 2023 of $3.29 would have been lower by approximately $0.51 per share, or $2.78 per share, and Adjusted EPS – AWR Consolidated for 2022 of $2.23 would have been higher by approximately $0.51 per share, or $2.74 per share. The following graph reflects those adjustments when compared to compensation actually paid. For 2024 and 2025 there were no adjustments for the incidences described for 2022 and 2023.

Compensation Actually Paid vs. Adjusted EPS - AWR Consolidated
(adjusted for delay in GSWC's general rate case and cost of capital)
Compensation ($000s)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Adjusted EPS - AWR Consolidated
$3.50
$3.30
$3.10
$2.90
$2.70
$2.50
$2.30
$2.10
$1.90
$1.70
2021
2022
2023
2024
2025
CEO Compensation Actually Paid
Average other NEOs Compensation Actually Paid
AWR Adjusted EPS (adjusted for delay in GSWC's general rate case and cost of capital)

American States Water Company	90	2026 Proxy Statement

PROPOSAL 2: APPROVE THE 2026 STOCK INCENTIVE PLAN
We will present a proposal to approve the terms of a new stock incentive plan to replace our 2016 plan to become effective on the date approved by the shareholders (Effective Date). We will refer to the new plan as the 2026 stock plan.
The 2026 stock plan was approved by our board, subject to shareholder approval, in order to enable the compensation committee to continue to make stock awards to eligible employees in a manner consistent with our current compensation program and to conform the provisions of the 2026 stock plan to the change in control provisions in the change in control agreements that were executed by the company with each of our executive officers in 2025. As of March 27, 2026, only 235,503 of our common shares were available for issuance under the 2016 plan assuming that performance awards are earned at the maximum level, less the number of common shares that may be earned pursuant to dividend equivalent rights on restricted stock units and performance awards in the form of restricted stock units granted which have not yet vested. Under the terms of the 2016 plan, each restricted stock unit and performance award granted in the form of restricted stock units reduces the number of shares available for grant under the 2016 plan by 2.45 common shares. Assuming that all performance awards vest at the maximum level and dividend equivalent rights are earned at the current dividend rate on restricted stock units and performance awards granted, but not vested, only 96,124 of our common shares would be available for issuance under the terms of the 2016 plan, if, as has been our practice since 2010, the compensation committee does not make any additional awards in the form of options.
If approved by shareholders, the 2026 stock plan will become effective on the Effective Date. If shareholders do not approve the 2026 stock plan, the compensation committee will continue to grant stock awards under the 2016 plan until August 15, 2026, the date on which the 2016 plan terminates, to the extent that shares are available for issuance under the 2016 plan. If the 2026 stock plan is approved, no further awards will be granted under the 2016 plan.
What are the terms of the 2026 stock plan?
A summary of the material provisions of the 2026 stock plan is set forth below. The following general description of certain features of the 2026 stock plan is qualified in its entirety by reference to the provisions of the 2026 stock plan set forth in Attachment A.
Purpose
The purpose of the 2026 stock plan is to provide stock-based incentives as a means of promoting our success by attracting, motivating, rewarding, retaining and aligning the interests of employees (including officers) with those of shareholders generally. To achieve these objectives, the 2026 stock plan permits the compensation committee to grant awards which may be in the form of stock options, restricted stock, restricted stock units or performance awards to eligible participants, as described below.
Eligible Employees
Our officers and key employees are generally eligible for awards under the 2026 stock plan. We may also grant awards to any person who becomes an employee in connection with the acquisition of another entity on terms necessary in connection with outstanding awards issued by the other entity, subject to the terms authorized by the 2026 stock plan. No awards may be made to non-employee directors under the 2026 stock plan. Instead, we make stock awards to non-employee directors under the 2023 directors plan. We describe the terms of the 2023 directors plan under the heading, “How did we compensate our directors in 2025?”

American States Water Company	91	2026 Proxy Statement

As of March 20, 2026, it is expected that approximately 72 employees will be eligible to participate in the 2026 stock plan.
Administration
The compensation committee administers the 2026 stock plan and makes all awards under the 2026 stock plan. The compensation committee has broad authority under the 2026 stock plan:
⯀	to select the participants in the 2026 stock plan,
⯀
to determine the number of shares subject to awards and the terms and conditions of each award, including the price (if any) to be paid for the shares or the award and the date of grant of the award (which may be a designated date after but not before the date of the committee’s action),

⯀	to determine the performance periods and performance criteria, as applicable, for any performance awards granted under the 2026 stock plan,
⯀
to permit the recipient of any award to pay the exercise or purchase price of the common shares or award in cash, by the delivery of previously owned common shares or by notice and third party payment,

⯀
to amend the terms of an award, to accelerate the receipt or vesting of benefits and to extend benefits under an award, subject to applicable limitations under Section 409A of the Internal Revenue Code,

⯀	to determine the fair market value of the common shares underlying an award and/or the manner in which such value will be determined,
⯀
to make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award in connection with certain reorganizations or change in control events (as generally described below under the heading, “Change in Control, Acceleration of Awards, Possible Early Termination of Awards”), and

⯀	to interpret the 2026 stock plan and make all determinations and take all other actions as may be necessary or advisable for the administration of the 2026 stock plan.
In no case, will the compensation committee or the board make an adjustment to a stock option award under the 2026 stock plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award, unless due to an adjustment to reflect a stock split or similar event or a repricing approved by shareholders.
Share Limits
The maximum number of our common shares that we may issue or transfer pursuant to awards under the 2026 stock plan is 800,000 common shares. To the extent that any awards are granted under the 2016 plan after March 20, 2026 and prior to the Effective Date, the share limit of the 2026 stock plan will be reduced by the number of common shares subject to such awards.
In addition, we may not deliver more than 800,000 common shares in the aggregate pursuant to options granted as incentive stock options under the 2026 stock plan.
Shares withheld to satisfy tax withholding obligations, shares tendered by a participant to pay the exercise price of an option, and shares used to satisfy the settlement of a restricted stock unit award will not again be available for issuance under the 2026 stock plan. Performance awards are counted at target until they vest and are settled.

American States Water Company	92	2026 Proxy Statement

Types of Awards
The 2026 stock plan authorizes the grant of awards which may be in the form of stock options, restricted stock, restricted stock units or performance awards. Generally speaking, an option will expire, and any other award will vest or be forfeited, not more than 10 years after the date of grant. The compensation committee will determine the vesting schedule, if any, for each award. The minimum vesting period is one year unless the compensation committee expressly provides otherwise. The compensation committee may authorize settlement of awards in cash or common shares or other awards, subject to preexisting rights of participants or commitments evidenced by an award agreement.
Transfer Restrictions
Subject to customary exceptions, participants in the 2026 stock plan may not transfer an award other than by will or the laws of descent and distribution. Generally, only the recipient of the award may exercise the award. The compensation committee may, however, permit certain transfers of an award if the recipient of the award presents satisfactory evidence that the transfer is for estate and/or tax planning purposes to certain related persons or entities for no or only nominal consideration.
Adjustments
As is customary in incentive plans of this nature, the number and kind of shares available under the 2026 stock plan and the outstanding awards, as well as exercise or purchase prices and other share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to our shareholders.
Stock Options
An option is the right to purchase our common shares at a future date at a fixed or variable exercise price during a specified term not to exceed 10 years. The compensation committee must designate each option granted as either an incentive stock option or a nonqualified stock option.
The compensation committee will determine the option exercise price at the time of grant, subject to limitations in the 2026 stock plan. Under the 2026 stock plan, we may not grant an option with an exercise price that is less than 100% of the fair market value of a common share on the date of grant (110% in the case of an incentive stock option granted to a beneficial holder of more than 10% of the total combined voting power of all classes of our stock). A recipient of a stock option must make full payment for shares purchased on the exercise of an option and must pay any related taxes at the time of exercise, in cash, shares already owned, or other lawful consideration, including payment through authorized third party payment procedures, as permitted by the terms of the award agreement. The company may not repurchase an option once granted without the approval of shareholders.
The right to exercise an option will terminate if the recipient’s employment with us is terminated for cause. The compensation committee may determine the effect of a termination of service for other reasons (including retirement) on the rights and benefits under the option and in doing so may make distinctions based upon the cause of termination.
Restricted Stock Awards
A restricted stock award is an award typically for a fixed number of common shares that are subject to restrictions. The compensation committee will, at the time of award, specify the price, if any, or services the recipient must provide for the shares of restricted stock, the conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example,

American States Water Company	93	2026 Proxy Statement

restrictions on transfer) imposed on the common shares. Unless otherwise provided in the applicable award agreement, a restricted stock award will confer voting as well as dividend rights prior to vesting of the restricted stock. If the restricted stock does not vest, the recipient must return the restricted stock to us.
Restricted Stock Unit Awards
A restricted stock unit award is for a fixed number of common shares that will be issued to the recipient upon satisfaction of the vesting requirements (if any) of the award. The compensation committee, will at the time of the award, specify the price, if any, or services the recipient must provide for the issuance of common shares, the conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions. Unlike an award of restricted stock, the recipient will not have the right to vote the underlying shares. The compensation committee may at the time of the award also grant dividend equivalent rights based on the amount of dividends declared on the underlying common shares between the date of grant and the date on which the stock unit award expires (or such earlier date as may be specified in the award agreement). Dividend equivalent rights may be payable in cash or in common shares.
Performance Awards
A performance award is an award of a contractual right to receive common shares or a fixed or variable amount of cash upon the achievement of objective performance goals. The compensation committee will establish the performance periods and the performance objectives for each performance award. The performance period may relate to a single performance period, such as an annual award, or multi-year periods. Awards of restricted stock and restricted stock units may also be designed to qualify as performance awards.
The compensation committee will determine the participants who will be granted performance awards, the size, number, amount or value, as applicable, of the performance award and the performance criteria to be satisfied.
The compensation committee may, in its discretion, grant performance awards with dividend equivalent rights. Dividend equivalent rights will be payable in cash or common shares at the same time as the performance awards to which they relate and will be contingent upon satisfaction of the same performance criteria underlying the performance award.
The performance criteria used for the purposes of performance awards will be chosen by the compensation committee from and among the following metrics:
⯀	earnings per share;
⯀	shareholder return, inclusive or exclusive of dividends;
⯀	dividend levels;
⯀	dividend growth;
⯀	operating revenue;
⯀	revenues from specific facilities;
⯀	net income from operations;
⯀	net income;
⯀	earnings (before or after interest, taxes, depreciation and/or amortization);
⯀	earnings or operating income before or after any of water purchase costs, power purchase costs, administrative expenses or construction costs;
⯀	growth in earnings;

American States Water Company	94	2026 Proxy Statement

⯀	return on equity;
⯀	return on capital;
⯀	return on assets;
⯀	economic value added;
⯀	cash flow;
⯀	working capital;
⯀	cost reduction or other expense control objectives;
⯀	satisfaction of any budget objective;
⯀	gross or net profit margin;
⯀	ratio of total construction revenues less direct and selected indirect construction costs over total construction revenues;
⯀	ratio of operations and maintenance revenues less direct and selected indirect operations and maintenance revenues;
⯀	ratio of operating earnings to capital spending;
⯀	revenue growth;
⯀	market share;
⯀	market price of our common shares;
⯀	credit rating;
⯀	safety;
⯀	customer satisfaction;
⯀	increase in customer base;
⯀	customer complaints;
⯀	capital expenditures;
⯀	capital investments;
⯀	control deficiencies, significant deficiencies and material weaknesses under Section 404 of the Sarbanes-Oxley Act of 2002;
⯀	improvements in financial controls;
⯀	asset transfers from a third party for the contracted services businesses;
⯀	supplier diversity;
⯀	regulatory or customer service objectives;
⯀	compliance with applicable environmental requirements;
⯀	attainment of water industry objectives in terms of water quality, service, reliability and/or efficiency;
⯀	rate base objectives;
⯀	litigation or regulatory resolution goals;
⯀	approved rate increases;

American States Water Company	95	2026 Proxy Statement

⯀	construction goals;
⯀	application approvals;
⯀
negotiated general and administrative rates for any or all operations and maintenance projects, renewal and replacement projects and/or capital upgrade projects for all or any portion of the contracted services business;

⯀
negotiated overhead rates for any or all operations and maintenance projects, renewal and replacement projects and/or capital upgrade projects for all or any portion of the contracted services business;

⯀	negotiated pricing for services, labor, materials, equipment and/or subcontractors for all or any portion of the contracted services business;
⯀	price redeterminations and/or equitable adjustments for any military privatization project;
⯀	employee satisfaction;
⯀	winning new contracts for the contracted services business;
⯀	conservation;
⯀	mergers, acquisitions and divestitures; and
⯀	such other criteria as may be determined by the compensation committee.
Performance criteria may be established on a company-wide basis or with respect to one or more business units or divisions or subsidiaries and may be based upon the relative or comparative attainment of one or more of the performance criteria set forth in the 2026 stock plan. The adjustments, to the extent applicable, are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the compensation committee. In addition, the compensation committee will adjust any performance criteria or other features of a performance award that relate to or are wholly or partially based on the number of, or the value of, any common shares of the company or any of its subsidiaries, to reflect a change in capitalization, such as a stock split or stock dividend, a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), as the compensation committee may determine.
At the time that the compensation committee establishes performance criteria or performance targets, the compensation committee may exclude any or all unusual and non-recurring items determined under generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the company or any subsidiary, discontinued operations, other unusual or non-recurring items, the cumulative effect of accounting changes or such other objective factors as the compensation committee may determine. Each applicable performance goal may also be appropriately adjusted for one or more of the following items:
⯀	asset impairments or write downs;
⯀	litigation judgments or claim settlements and all or any insurance recoveries relating to claims or litigation;
⯀	the effect of changes in tax law, accounting principles, CPUC rules and regulations or such laws or provisions affecting reported results;
⯀	accruals for reorganization and restructuring programs;
⯀
any unusual and non-recurring items determined for accounting purposes and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to shareholders for the applicable year;

⯀	the operations of any business acquired by the company or any affiliate or of any joint venture in which the company or affiliate participates;

American States Water Company	96	2026 Proxy Statement

⯀	the divestiture of one or more business operations or the assets thereof;
⯀	the costs incurred in connection with such acquisitions or divestitures;
⯀	charges for stock based compensation;
⯀	the impact of impairment of tangible or intangible assets;
⯀	derivative gains or losses attributable to fixed-price purchase contracts;
⯀	the impact of significant adverse market conditions on pension expenses; and
⯀	the inclusion or exclusion of one or more memorandum accounts approved by the CPUC.
Change in Control, Acceleration of Awards, Possible Early Termination of Awards
Upon the occurrence of a change in control event, each option will become immediately exercisable and each restricted stock, restricted stock unit and performance award may immediately vest free of restrictions if the participant’s employment is terminated as a result of a change in control as described below, unless the compensation committee otherwise provides. Under the 2026 stock plan, a change in control event generally includes:
⯀
any sale or other change in ownership of substantially all of our assets, unless our business is continued by another entity in which the holders of our voting securities immediately before the event own more than 70% of the continuing entity’s voting securities,

⯀
any reorganization or merger of the company, unless the holders of our voting securities immediately before the event own more than 70% of the continuing entity’s securities and at least a majority of the members of the board of directors of the surviving entity were members of our board of directors at the time of execution of the agreement or approval by our board of directors,

⯀
an acquisition by any person, entity or group acting in concert of more than 50% of our voting securities, unless the holders of our voting securities immediately before the event own more than 70% of the acquirer’s voting securities immediately after the acquisition,

⯀
a tender offer or exchange offer by any person, entity or group which results in such person, entity or group owning more than 25% of our voting securities, unless the tender offer is approved by a majority of the members of our board of directors who were in office at the beginning of the 12-month period preceding the commencement of the tender offer, or

⯀
a change of one-half or more of the members of our board of directors within a 12-month period, unless at least two-thirds of the directors then still in office at the beginning of the 12-month period approved the election or nomination for election of the new directors.

In certain circumstances, we may terminate awards that are fully accelerated and that are not exercised or settled at or prior to a change in control event, subject to any provisions for assumption, substitution or settlement. If the vesting of an award has been accelerated expressly in anticipation of an event or subject to shareholder approval of an event and the compensation committee or the board later determines that the event will not occur, the compensation committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards. If any participant’s employment is terminated by us upon or within two years following a change in control event, then all outstanding options and other awards that have not previously vested will vest immediately prior to the severance date and, if permitted under Section 409A of the Internal Revenue Code, all restricted stock units and performance awards will become payable upon the

American States Water Company	97	2026 Proxy Statement

severance date (or, to the extent required under Section 409A, upon the date that is six months after the severance date), unless the compensation committee determines otherwise or unless otherwise provided in the applicable award agreement or any change in control or employment agreement between the participant and the company.
Termination of or Changes to the 2026 Stock Plan and Awards
The board may amend or terminate the 2026 stock plan at any time and in any manner, including a manner that increases, within 2026 stock plan aggregate limits, awards to officers. Under the rules of the New York Stock Exchange, we may not make any material revisions to the 2026 stock plan without obtaining shareholder approval of the revisions. The compensation committee may not make any new awards (other than incentive stock options) under the 2026 stock plan after the 10th anniversary of the Effective Date and may not make any new incentive stock option awards after the 10th anniversary of the date the 2026 stock plan was adopted by the board, although the applicable 2026 stock plan provisions and authority of the compensation committee will continue as to any then-outstanding awards, including the authority to amend outstanding options or other awards to the extent permitted by the 2026 stock plan.
Generally, we may not amend outstanding options and other awards without the consent of the holder if the amendment materially and adversely affects the holder.
Securities Underlying Awards
The closing price of our common shares on March 27, 2026, as set forth on the Wall Street Journal website (www.wsj.com), was $75.10 per share.
Non-Exclusive Plan
The 2026 stock plan does not limit the authority of the compensation committee to grant awards or authorize any other compensation, with or without reference to our common shares, under any other plan or authority. However, under the rules of the New York Stock Exchange, with limited exceptions, we are not permitted to make awards under any equity compensation arrangement which has not been approved by shareholders.
Other Specific Benefits
The grant of awards under the 2026 stock plan in the future and the nature of any such awards are subject to the compensation committee’s discretion. For information regarding 2025 grants under the 2016 Plan, refer to the “Grants of Plan-Based Awards in 2025” under the heading, “What plan-based awards did we make to these executive officers in 2025?”
What is the federal income tax treatment of awards under the 2026 stock plan?
The following discussion is based on U.S. income tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2026 stock plan. A participant may also be subject to state and local income taxes in connection with the grant or exercise of awards under the 2026 stock plan. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
Awards
We are generally entitled to deduct, and the participant recognizes taxable income in an amount equal to, the difference between the option price and the fair market value of the shares at the time of exercise of a nonqualified stock option. Performance awards generally are subject to tax at the time of payment and we

American States Water Company	98	2026 Proxy Statement

generally will have a corresponding deduction when the participant recognizes income. Restricted stock and restricted stock units are taxed at the time of vesting, although employees may elect earlier taxation of restricted stock awards and convert future gains to capital gains. We will generally have a corresponding deduction at the time the participant recognizes income.
Under the current tax rules, an employee will generally not recognize ordinary income on receipt or exercise of an incentive stock option so long as he or she has been an employee of the company or its subsidiaries from the date the incentive stock option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds our common shares received on exercise of the incentive stock option for one year after the date of exercise (and for two years from the date of grant of the incentive stock option), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an incentive stock option and satisfies these holding period requirements, the company may not deduct any amount in connection with the incentive stock option. If an employee exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one- and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the company will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition.
If an award is accelerated under the 2026 stock plan in connection with a change in control (as this term is used under the Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration in excess of average annual base salary if that portion exceeds certain threshold limits under the Internal Revenue Code. Certain related excise taxes also may be triggered.
Section 409A
To the extent that Section 409A of the Internal Revenue Code is applicable, we intend to administer the 2026 stock plan and any grants made thereunder in a manner consistent with the requirements of Section 409A, and any regulations and other guidance promulgated with respect to Section 409A by the U.S. Department of Treasury or Internal Revenue Service. The compensation committee may permit or require a participant to defer receipt of cash or common shares that would otherwise be due to the participant under the 2026 stock plan or otherwise create a deferred compensation arrangement (as defined in Section 409A of the Internal Revenue Code) in accordance with the terms of the 2026 stock plan. The deferral of an award under the 2026 stock plan or compensation otherwise payable to the participant will be set forth in the terms of a deferral agreement or as elected by the participant pursuant to such rules and procedures as the compensation committee may establish. Any such initial deferral election by a participant will designate a time and form of payment and will be made at such time as required by and in accordance with Section 409A. Any deferred compensation arrangement created under the 2026 stock plan will be distributed at such times as provided in an award agreement or a separate election form and in accordance with Section 409A. No distribution of a deferral will be made pursuant to the 2026 stock plan if the compensation committee determines that a distribution would (i) violate applicable law; (ii) be nondeductible pursuant to Section 162(m) of the Internal Revenue Code; or (iii) jeopardize the company’s ability to continue as a going concern. In any such case, a distribution will be made at the earliest date at which

American States Water Company	99	2026 Proxy Statement

the compensation committee determines such distribution would not trigger clause (i), (ii) or (iii) above. All awards under the 2026 stock plan are intended either (i) to be exempt from Section 409A or (ii) to comply with Section 409A, and the compensation committee intends to administer the 2026 stock plan in a manner consistent with that intent.
What securities have we authorized for issuance under equity compensation plans?
We have granted equity awards to our executive officers and managers under the 2016 plan. We have also granted equity awards to our non-employee directors under the 2003 directors plan and the 2023 directors plan. We provide information regarding the securities which have been issued and which are available for issuance under these plans in the table set forth below as of December 31, 2025. This table does not include any common shares that may be issued under our 401(k) plan.
Future awards under the 2026 stock plan will be made in the discretion of the compensation committee and are not determinable at this time.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by shareholders	193,150	N/A	830,982
Equity compensation plans not approved by shareholders	—	—	—
Total	193,150	N/A	830,982

(1)
Amount shown in this column consists of 40,606 time-vested restricted stock units outstanding under the 2016 employee plan (including dividend equivalents thereon with respect to declared dividends), 128,955 performance awards at the maximum level (including dividend equivalents thereon with respect to declared dividends) outstanding under the 2016 employee plan, and 23,589 restricted stock units (including dividend equivalents thereon with respect to declared dividends) outstanding under the 2003 directors plan.
(2)
Amount shown in this column is for options granted only. As of December 31, 2025, there are no options outstanding
(3)
Amount shown in this column consists of 191,108 shares available under the 2003 directors plan, 238,226 shares available under the 2023 directors plan, and 401,648 shares available under the 2016 employee plan. The only shares that may be issued under the 2003 directors plan are pursuant to dividend equivalent rights on dividends not yet declared with respect to restricted stock units granted under the 2003 directors plan. No additional stock awards may be granted under the 2003 directors plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE 2026 STOCK INCENTIVE PLAN.

American States Water Company	100	2026 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
This proposal to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” proposal, is provided pursuant to section 14A of the Securities Exchange Act of 1934 and gives our shareholders the opportunity to express their views on the compensation of our named executive officers as described in this proxy statement. This vote is not binding and is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2026 annual meeting:
RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and related materials disclosed in this proxy statement, is hereby APPROVED.
Target aggregate total direct compensation of our named executive officers increased modestly in 2025. Actual aggregate total direct compensation of these named executive officers was below the market median determined by Pearl Meyer based on 2025 proxy statement information for members of the current peer group approved by the compensation committee, blended with data obtained by Pearl Meyer from three industry surveys.
In recent years, the compensation committee has made an increasing percentage of the total compensation of an executive officer in the form of equity awards. Approximately 75% of the value of all stock awards made to Mr. Sprowls and approximately 50% of the value of stock awards made to Ms. Tang, Mr. Rowley, Mr. Connor and Ms. Farrow in 2025 were also dependent upon the satisfaction of performance criteria over a three-year performance period. The remainder of the equity awards were time vesting awards, which vest over a three-year period.
Approximately 94% of the votes cast for or against (excluding abstentions and broker non-votes) on our “say-on-pay” proposal in 2025 were cast in favor of the compensation of our named executive officers.
This “say-on-pay” vote is advisory, and therefore not binding on us, the compensation committee or the board. However, the board and the compensation committee intend to review the voting results and will seek to determine the causes of a negative vote, if significant. Shareholders who wish to communicate with the board of directors or management regarding our executive compensation program or other matters may do so in the manner described under “Governance of the Company - What is the process for shareholders and other interested persons to send communications to our board?”
If no voting specification is made on a properly returned or voted proxy card, the named proxies will vote “FOR” this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

American States Water Company	101	2026 Proxy Statement

PROPOSAL 4: RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit and finance committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2026, subject to reconsideration if our shareholders do not ratify this appointment.
PwC has served as our registered public accounting firm since 2002 and reports directly to the audit and finance committee. In determining whether to reappoint PwC as our registered public accounting firm in January 2026, the audit and finance committee considered many factors, including:
⯀	the quality of its discussions with the audit and finance committee and the board and the performance of the lead audit partner and the audit team assigned to our account;
⯀	the potential impact of changing our registered public accounting firm;
⯀
the overall strength and reputation of the firm based upon, among other things, PwC’s most recent Public Company Accounting Oversight Board inspection report and the results of peer review and self-review examinations;

⯀	the results of management’s and the audit and finance committee’s annual evaluations of the qualifications, performance and independence of PwC;
⯀	PwC’s independence program and its processes for maintaining independence; and
⯀	the appropriateness of PwC’s fees on an absolute basis and as compared to its peer firms.
We expect representatives of PwC to attend the 2026 annual virtual meeting. They will have an opportunity to make a statement at the 2026 annual virtual meeting, if they desire to do so. They will also be available to respond to appropriate questions from you if you attend the 2026 annual virtual meeting.
What are the audit and finance committee’s pre-approval policies and procedures?
The audit and finance committee has adopted a policy statement regarding the approval of audit, audit-related, tax and other services provided by our registered public accounting firm. This policy statement specifies guidelines and procedures we will use to assist us in maintaining the independence of our registered public accounting firm and complying with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC. The audit and finance committee administers this policy statement. The policy statement established the four categories of permitted services described below, the reporting procedure for each category of permitted services, prohibited services and the pre-approval process we use for each category of permitted service. Pursuant to this policy statement, the audit and finance committee is to pre-approve all audit and permissible non-audit services provided by our registered public accounting firm. During 2025, no services were provided to us by our registered public accounting firm other than in accordance with the pre-approval policy.

American States Water Company	102	2026 Proxy Statement

The audit and finance committee has reviewed the advisability and acceptability of utilizing our external auditor, PwC, for non-audit services. In reviewing this matter, the committee focused on the ability of our external auditor to maintain its independence. Based on input from management and the committee’s review of procedures established by PwC, the committee finds that it is both advisable and acceptable to employ our external auditor for certain limited non-audit services from time to time.
Principal Accounting Fees and Services
The aggregate fees billed or fees we expect to be billed to us by PwC for the years ended December 31, 2025 and 2024 are as follows:

Type of Fee	2025	2024
Audit Fees	$1,900,000	$1,824,000
Tax Fees	35,000	35,000
All Other Fees	2,000	2,000
Total	$1,937,000	$1,861,000

Audit Fees
Audit fees represent the aggregate fees billed, or fees we expect to be billed, for professional services rendered in connection with the audit of our annual financial statements (including the audit of internal control over financial reporting), a review of our financial statements included in our Form 10-Qs filed with the SEC, audits of the company’s subsidiaries and other services normally provided by our accountants in connection with statutory or regulatory filings and engagements. The audit fees also include out-of-pocket expenses incurred in providing audit services and fees related to quarterly comfort letters associated with the company’s At-the-Market offering program and consents in connection with the filing of registration statements with the SEC in the amount of $190,000 and $185,000 for 2025 and 2024, and fees for the review and testing of IT system upgrades in the amount of $35,000 for 2025.
Audit-Related Fees
Audit-related fees represent the aggregate fees billed, or fees we expect to be billed, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. On a quarterly basis, the audit and finance committee approves a specific quarterly limit on the amount of audit-related fees for non-audit services. Management is also required to report the specific engagements to the committee and obtain specific pre-approval from the committee. We did not incur any audit-related fees in 2025 or 2024.
Tax Fees
Tax fees represent the aggregate fees billed, or fees we expect to be billed, for professional services for tax compliance, tax advice and tax planning, including tax return review, review of tax laws and regulations and cases and other support in connection with complying with federal and state tax reporting and payment requirements. All tax fees have been pre-approved by the audit and finance committee.
All Other Fees
We incurred fees to the advisory branch of PwC of $2,000 per year in 2025 and 2024 for obtaining access to SEC disclosure checklists prepared by PwC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

American States Water Company	103	2026 Proxy Statement

OTHER MATTERS
Our management knows of no business, other than that mentioned above, to be transacted at the 2026 annual meeting. Unless otherwise instructed, the named proxies intend to vote in accordance with their judgment on any other matter that may properly come before the 2026 annual meeting.
OBTAINING ADDITIONAL INFORMATION FROM US
This proxy statement makes reference to certain information from our financial statement footnotes in our Form 10-K for the year ended December 31, 2025. We undertake, on written or oral request, to provide you (or a beneficial owner of our securities entitled to vote), without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2025 as filed with the SEC, including our financial statements and schedules. You should address your requests to the corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, telephone number 909-394-3600.
Unless we have been instructed otherwise, shareholders sharing the same address are receiving, as applicable, Notices in a single envelope or only one copy of our proxy statement. If we are sending a Notice, the envelope contains a unique control number that each shareholder may use to access our proxy materials and vote. If we are mailing a paper copy of our proxy materials, each shareholder at the shared address receives a separate proxy card. We will, however, deliver promptly a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of this proxy statement was delivered, upon written or oral request on or prior to May 5, 2026. You may direct this request to us at the address or telephone number listed above. If you share an address with another shareholder and wish to receive a single copy of this proxy statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above.
If you received our proxy materials in the U.S. mail and would like to reduce the costs incurred by us in mailing proxy materials to you, you can consent to receiving future proxy materials, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
You may visit our website at www.aswater.com to view the charters of our audit and finance committee, nominating and governance committee and compensation committee. We also provide a copy of our code of conduct, guidelines on significant governance issues, our recoupment policy, and our insider trading policy on this website. You can find this information on our website by clicking on “Governance” and then clicking on “Committee Charters and Governance Documents.” You can also find information about environmental, social and governance matters by clicking on “ESG” on our website.

American States Water Company	104	2026 Proxy Statement

AMERICAN STATES WATER COMPANY

2026 STOCK INCENTIVE PLAN

American States Water Company	A-i	2026 Proxy Statement

American States Water Company	A-ii	2026 Proxy Statement

AMERICAN STATES WATER COMPANY
2026 STOCK INCENTIVE PLAN
1. THE PLAN.
1.1 Purpose.
The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Awards to attract, motivate, retain and reward key employees, including officers, of the Company with awards and incentives for high levels of individual performance and improved financial performance of the Company. This Plan is not intended to provide Awards to non-employee directors. Capitalized terms are defined in Article 6.
1.2 Administration and Authorization; Power and Procedure.
(a) Committee. This Plan shall be administered by and all Awards to Eligible Employees shall be authorized by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).
(b) Plan Awards; Interpretation; Powers of Committee. Subject to the express provisions of this Plan, the Committee shall have the authority:
(i) to determine eligibility and, from among those persons determined to be eligible, the particular Eligible Employees who will receive an Award;
(ii) to grant Awards to Eligible Employees, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion of such Awards;
(iii) to approve the forms of Award Agreements (which need not be identical either as to type of Award or among Participants);
(iv) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the Awards granted under this Plan;
(v) to cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards held by Eligible Employees, subject to any required consent under Section 5.6;
(vi) to accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding Awards (in the case of Options, within the original term of such Awards under Section 1.6), subject to Section 5.3;
(vii) to adjust the number of shares of Common Stock subject to any Award, adjust the price of any or all outstanding Awards or otherwise previously imposed terms and conditions, in such circumstances as the

American States Water Company	A-1	2026 Proxy Statement

Committee may deem appropriate, in each case subject to Sections 1.4 and 5.6, and provided that in no case (except due to an adjustment contemplated by Section 5.2 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (by amendment, substitution, cancellation and regrant, exchange or other means) of the per share exercise or base price of any Option;
(viii) to determine the date of grant of an Award, which may be a designated date after but not before the date of the Committee’s action (unless otherwise designated by the Committee, the date of grant of an Award shall be the date upon which the Committee took the action granting the Award);
(ix) to determine whether, and the extent to which, adjustments are required pursuant to Section 5.2 hereof and authorize the termination, conversion, substitution or succession of Awards upon the occurrence of an event of the type described in Section 5.2;
(x) to determine the Fair Market Value of the Common Stock of Awards under this Plan from time to time and/or the manner in which such value will be determined; and
(xi) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.
(c) Binding Determinations/Liability Limitation. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.
(d) Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.
(e) Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.
1.3 Participation.
Awards may be granted by the Committee only to those persons that the Committee determines to be Eligible Employees. An Eligible Employee who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Committee shall so determine.
1.4 Shares Available for Awards; Share Limits.
(a) Shares Available. Subject to the provisions of Section 5.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock. The shares may be delivered for any lawful consideration.
(b) Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Employees under this Plan shall be 800,000 shares of Common Stock (the “Share Limit”). Notwithstanding the foregoing, to the extent that any awards are granted under the Corporation’s 2016 Stock Incentive Plan (the “2016 Plan”) after March 20, 2026 and prior to the Effective Date, the Share Limit shall be

American States Water Company	A-2	2026 Proxy Statement

reduced by the number of shares of Common Stock subject to such awards. The maximum number of shares of Common Stock that may be delivered pursuant to Options qualified as Incentive Stock Options granted under this Plan is 800,000 shares, reduced by the number of shares granted under the 2016 Plan after March 20, 2026 and prior to the Effective Date.
(c) Share Reservation; Replenishment and Reissue of Unvested Awards. No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of shares issuable at any time pursuant to such Award, plus (ii) the number of shares that have previously been issued pursuant to Awards granted under this Plan, plus (iii) the maximum number of shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit. Shares that are withheld by the Corporation to satisfy the tax withholding obligations related to the Award shall not be available for subsequent Awards under this Plan. Shares tendered by a Participant to pay the exercise price of an Option shall not be available for subsequent Awards under the Plan. Shares used to satisfy the settlement of Restricted Stock Units shall not be available for subsequent Awards under the Plan. For the avoidance of doubt, shares underlying Awards that are subject to the achievement of performance goals will be counted against the Share Limit based on the target value of such Awards unless and until such time as such Awards become vested and settled in shares, and Awards that, pursuant to their terms, may be settled only in cash shall not count against the share reserve.
1.5 Grant of Awards.
Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Award and the price (if any) to be paid for the shares or the Award. Each Award shall be evidenced by an Award Agreement. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee consistent with the specific provisions of this Plan.
1.6 Award Period.
Each Award and all executory rights or obligations under the related Award Agreement shall expire on such date (if any) as shall be determined by the Committee, but in the case of Options not later than 10 years after the Award Date. Notwithstanding any contrary provision herein, if, on the date an outstanding Option would expire, the exercise of the Option would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Section 409A, to a date that is 30 calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.
1.7 Limitations on Exercise and Vesting of Awards.
(a) Provisions for Exercise. Unless the Committee otherwise expressly provides, no Award shall be exercisable or shall vest until at least one year after the initial Award Date, and once exercisable an Award shall remain exercisable until the expiration or earlier termination of the Award.
(b) Procedure. Any exercisable Award shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with any required payment made in accordance with Section 2.2.
(c) Fractional Shares. Fractional share interests shall be disregarded, but may be accumulated. The Committee, however, may determine in the case of Eligible Employees that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests.

American States Water Company	A-3	2026 Proxy Statement

1.8 No Transferability; Limited Exception to Transfer Restrictions.
(a) Limit On Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 1.8, by applicable law and by the Award Agreement, as the same may be amended, (i) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised only by the Participant; and (iii) amounts payable or shares issuable pursuant to an Award shall be delivered only to (or for the account of) the Participant.
(b) Exceptions. The Committee may permit Awards to be exercised by and paid only to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family, pursuant to such conditions and procedures as the Committee may establish in writing. Any permitted transfer shall be (i) subject to compliance with applicable federal and state securities laws and (ii) subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee). Notwithstanding the foregoing or anything to the contrary in Section 1.8(c), Incentive Stock Options and Restricted Stock Awards shall be subject to any and all additional transfer restrictions under the Code.
(c) Further Exceptions to Limits On Transfer. The exercise and transfer restrictions in Section 1.8(a) shall not apply to:
(i) transfers to the Corporation,
(ii) the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(iii) subject to applicable limits on Incentive Stock Options, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Committee,
(iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative, or
(v) the authorization by the Committee of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Committee.
2. OPTIONS.
2.1 Grants.
One or more Options may be granted to any Eligible Employee. Each Option granted shall be designated in the applicable Award Agreement, by the Committee as either an Incentive Stock Option, subject to Section 2.3, or a Non-Qualified Stock Option. No Option once granted may be repurchased by the Company without the approval of shareholders.
2.2 Option Price.
(a) Pricing Limits. The purchase price per share of the Common Stock covered by each Option shall be determined by the Committee at the time of the Award, but shall not be less than 100% (110% in the case of an Incentive Stock Option granted to a Participant described in Section 2.4) of the Fair Market Value of the Common Stock on the date of grant.

American States Water Company	A-4	2026 Proxy Statement

(b) Payment Provisions. The purchase price of any shares purchased on exercise of an Option granted shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) by notice and third party payment in such manner as may be authorized by the Committee; or (iv) by the delivery of shares of Common Stock of the Corporation already owned by the Participant, provided, however, that the Committee may in its absolute discretion limit the Participant’s ability to exercise an Award by delivering such shares, and provided further that any shares delivered which were initially acquired upon exercise of a stock option must have been owned by the Participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.
2.3 Limitations on Grant and Terms of Incentive Stock Options.
(a) $100,000 Limit. To the extent that the aggregate “Fair Market Value” of stock with respect to which Incentive Stock Options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company, such options shall be treated as Nonqualified Stock Options to the extent required by Section 422 of the Code. For this purpose, the “Fair Market Value” of the stock subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.
(b) Option Period. Each Option and all rights thereunder shall expire no later than 10 years after the Award Date.
(c) Other Code Limits. Incentive Stock Options may only be granted to Eligible Employees of the Corporation or a Subsidiary that satisfy the other eligibility requirements of the Code. There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code.
2.4 Limits on 10% Holders.
No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.
3. RESTRICTED STOCK AWARDS.
3.1 Grants.
The Committee may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee. Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the consideration for such shares (but not less than the minimum lawful consideration under applicable state law) by the Participant, the extent (if any) to which and the time (if ever) at which the Participant shall be entitled to dividends, voting and other rights in respect of the shares prior to vesting, and the restrictions (which may be based on performance criteria, passage of time or other factors or any combination thereof) imposed on such shares and the conditions of release or lapse of such restrictions. Such restrictions shall not lapse earlier than one year after the Award Date, except to the extent provided in

American States Water Company	A-5	2026 Proxy Statement

Section 1.7(a). Stock certificates evidencing shares of Restricted Stock pending the lapse of the restrictions (“Restricted Shares”) shall bear a legend making appropriate reference to the restrictions imposed hereunder and shall be held by the Corporation or by a third party designated by the Committee until the restrictions on such shares shall have lapsed and the shares shall have vested in accordance with the provisions of the Award and Section 1.7. Upon issuance of the Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may be required to enforce the restrictions.
3.2 Restrictions.
(a) Pre-Vesting Restraints. Except as provided in Section 3.1 and 1.8, Restricted Shares comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions on such shares have lapsed and the shares have become vested.
(b) Dividend and Voting Rights. Unless otherwise provided in the applicable Award Agreement, a Participant receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Shares which cease to be eligible for vesting.
(c) Cash Payments. If the Participant shall have paid or received cash (including any dividends) in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned (with or without an earnings factor) as to any Restricted Shares which cease to be eligible for vesting.
3.3 Return to the Corporation.
Unless the Committee otherwise expressly provides, Restricted Shares that remain subject to restrictions at the time of termination of employment or are subject to other conditions on vesting that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be returned to the Corporation in such manner and on such terms as the Committee shall therein provide.
4. STOCK UNIT AWARDS.
4.1 Grants.
The Committee may, in its discretion, (a) authorize and grant to any Eligible Employee a Stock Unit Award, (b) credit to any Eligible Employee Stock Units, (c) permit an Eligible Employee to irrevocably elect to defer by means of Stock Units or receive in Stock Units all or a portion of any Award hereunder, or (d) grant Stock Units in lieu of, in exchange for, in respect of, or in addition to any other compensation or Award under this Plan. The specific terms, conditions, and provisions relating to each Stock Unit grant or election, including the applicable vesting and payout provisions of the Stock Units and the form of payment to be made at or following the vesting thereof, shall be set forth in or pursuant to the applicable Award Agreement and any relevant Company bonus, performance or other service or deferred compensation plan, in form substantially as approved by the Committee, in each case subject to compliance with Section 409A of the Code.
4.2 Payouts.
Subject to compliance with Section 409A of the Code, the Committee in the applicable Stock Unit Award Agreement or other Award Agreement or the relevant Company deferred compensation plan may permit the Eligible Employee to elect the form and time of payout of vested Stock Units on such conditions or subject to such procedures as the Committee may impose, and may permit Stock Unit offsets or other provision for payment of any applicable taxes that may be due on the crediting, vesting or payment in respect of the Stock Units.

American States Water Company	A-6	2026 Proxy Statement

4.3 Non-Transferability.
Rights in respect of Stock Unit Awards may not be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of or encumbered, either voluntarily or involuntarily, other than as provided in Section 1.8, including transfers by will or the laws of descent or distribution.
4.4 Dividend Equivalent Rights.
In its discretion, the Committee may grant to any Eligible Employee “Dividend Equivalent Rights” concurrently with the grant of any Stock Unit Award, on such terms as set forth by the Committee in the Stock Unit Agreement or other applicable Award Agreement. Dividend Equivalent Rights shall be based on all or part of the amount of dividends declared on shares of Common Stock and shall be credited as of dividend payment dates, during the period between the date of grant (or such later date as the Committee may set in the Award Agreement) and the date the Stock Unit Award expires (or such earlier date as the Committee may set in the Award Agreement), as determined by the Committee. Dividend Equivalent Rights shall be payable in cash or shares at the same time as the Stock Units to which they relate, and may be subject to such conditions, as may be determined by the Committee.
4.5 Cancellation of Restricted Stock Units.
Unless the Committee otherwise expressly provides, Restricted Stock Units that remain subject to conditions to vesting at the time of termination of employment or service or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be cancelled, unless the Committee otherwise provides in or by amendment to the applicable terms of the Award.
4A. PERFORMANCE AWARDS.
4A.1 Generally.
The Committee shall have the authority to determine (i) the Participants who shall receive Performance Awards, (ii) the size, number, amount or value, as applicable, of Performance Awards, and (iii) the Performance Criteria applicable in respect of such Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Awards shall be evidenced by an Award Agreement that shall specify the Performance Criteria applicable thereto and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.
4A.2 Earning of Performance Awards.
The grant and/or vesting of Performance Awards shall be contingent, in whole or in part, upon the attainment of specified Performance Criteria or the occurrence of any event or events involving a Change in Control Event, death or Total Disability, as the Committee shall determine either at or after the Award Date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition earning of Performance Awards on the Participant completing a minimum period of service following the Award Date or on such other conditions as the Committee shall specify.
4A.3 Performance Criteria.
At the discretion of the Committee, Performance Criteria may be based upon the relative or comparative attainment of one or more of the following criteria during a Performance Period, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: earnings per share; shareholder return, inclusive or exclusive of

American States Water Company	A-7	2026 Proxy Statement

dividends; dividend levels; dividend growth; operating revenue; revenues from specific facilities; net income from operations; net income; earnings (before or after interest, taxes, depreciation and/or amortization); earnings or operating income before or after any of water purchase costs, power purchase costs, administrative expenses or construction costs; growth in earnings; return on equity; return on capital; return on assets; economic value added; cash flow; working capital; cost reduction or other expense control objectives; satisfaction of any budget objective; gross or net profit margin; ratio of total construction revenues less direct and selected indirect construction costs over total construction revenues; ratio of operations and maintenance revenues less direct and selected indirect operations and maintenance revenues; ratio of operating earnings to capital spending; revenue growth; market share; market price of Common Stock; credit rating; safety; customer satisfaction, increase in customer base; customer complaints; capital expenditures; capital investments; control deficiencies, significant deficiencies and material weaknesses under Section 404 of the Sarbanes-Oxley Act of 2002; improvements in financial controls; asset transfers from a third party for the contracted services businesses; supplier diversity; regulatory or customer service objectives; compliance with applicable environmental requirements; attainment of water industry objectives in terms of water quality, service, reliability and/or efficiency; rate base objectives; litigation or regulatory resolution goals; approved rate increases; construction goals; application approvals; negotiated general and administrative rates for any or all operations and maintenance projects, renewal and replacement projects and/or capital upgrade projects for all or any portion of the contracted services business; negotiated overhead rates for any or all operations and maintenance projects, renewal and replacement projects and/or capital upgrade projects for all or any portion of the contracted services business; negotiated pricing for services, labor, materials, equipment and/or subcontractors for all or any portion of the contracted services business; price redeterminations and/or equitable adjustments for any military privatization project; employee satisfaction; winning new contracts for the contracted services business; conservation; and mergers, acquisitions and divestitures; and such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries.
At the time the Committee establishes Performance Criteria for a Performance Period, the Committee may exclude any or all unusual and non-recurring items determined under U.S. generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the Committee at the time Performance Criteria are established, each applicable performance goal shall be appropriately adjusted for one or more of the following items: (a) asset impairments or write downs; (b) litigation judgments or claim settlements and all or any insurance recoveries relating to claims or litigation; (c) the effect of changes in tax law, accounting principles, California Public Utilities Commission rules and regulations or such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any unusual and non-recurring items determined for accounting purposes and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year; (f) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (g) the divestiture of one or more business operations or the assets thereof; or (h) the costs incurred in connection with such acquisitions or divestitures; (i) charges for stock based compensation; (j) the impact of impairment of tangible or intangible assets; (k) derivative gains or losses attributable to fixed-price purchase contracts; (l) the impact of significant adverse market conditions on pension expenses; and (m) the inclusion or exclusion of one or more memorandum accounts approved by the California Public Utilities Commission.
The Committee may at any time adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

American States Water Company	A-8	2026 Proxy Statement

The adjustments, to the extent applicable, are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Performance Criteria or other features of a Performance Award that relate to or are wholly or partially based on the number of, or the value of, any shares of common stock of the Company or any of its subsidiaries, to reflect a change in capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property) or a reorganization.
4A.4 Payment of Awards.
Earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Beneficiary as soon as practicable after the expiration of the Performance Period, provided that, unless the payment of a Performance Award has been deferred in accordance with Section 409A of the Code, distributions of a Performance Award shall be made no later than March 15 of the year following the year in which the amount is earned.
4A.5 Newly Eligible Participants; Changes in Participant Employment.
Notwithstanding anything in this Section 4A to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards after the commencement of a Performance Period. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Committee may determine that the Performance Criteria or Performance Period are no longer appropriate and may (x) adjust, change or eliminate the Performance Criteria or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Committee.
4A.6 Dividend Equivalent Rights.
In its discretion, the Committee may grant to any Participant Dividend Equivalent Rights concurrently with the grant of any Performance Award on such terms as set forth by the Committee in the applicable Award Agreement. Dividend Equivalent Rights shall be based in all or part of the amount of dividends declared on the shares of Common Stock and shall be credited as of dividend payment dates, during the date between the date of grant (or such later date as the Committee may set forth in the Award Agreement) and the date that the Performance Award expires (or such earlier date as the Committee may set in the Award Agreement) as determined by the Committee. Notwithstanding any provision of the Plan to the contrary, any Dividend Equivalent Rights granted with respect to a Performance Award shall vest upon the same conditions (including Performance Criteria) that apply to the underlying Performance Award. Any Dividend Equivalent Right shall be subject to the terms set forth in the Award Agreement and this Section 4A. Dividend Equivalent Rights shall be payable in cash or shares at the same time as the Performance Awards to which they relate.
5. OTHER PROVISIONS.
5.1 Rights of Eligible Employees, Participants and Beneficiaries.
(a) Employment Status. Status as an Eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Employee or to Eligible Employees generally.
(b) No Employment Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Award) shall confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company to change

American States Water Company	A-9	2026 Proxy Statement

a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an Award Agreement.
(c) Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and (except as provided in Section 1.4(c)) no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
5.2 Adjustments; Acceleration.
(a) Adjustments.
(i) Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding Awards, (3) the grant, purchase or exercise price of any outstanding Awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards.
Unless otherwise expressly provided in the applicable Award Agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Committee shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based Awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based Awards.
It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting requirements (so as to not trigger any charge to earnings with respect to such adjustment).
Without limiting the generality of Section 1.2, any good faith determination by the Committee as to whether an adjustment is required under the circumstances pursuant to this Section 5.2(a)(i), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
(ii) Corporate Transactions-Assumption or Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive

American States Water Company	A-10	2026 Proxy Statement

as a public company in respect of its Common Stock); then the Committee may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. In the event any Option is underwater at the time of such event or if the Committee determines that an Award cannot reasonably become vested pursuant to its terms, such Options or Awards shall terminate and be cancelled without any payment to the Participant.
The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award.
In any of the events referred to in this Section 5.2(a)(ii), the Committee may take such action contemplated by this Section 5.2(a)(ii) prior to such event (as opposed to on the occurrence of such event) to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares.
Without limiting the generality of Section 1.2, any good faith determination by the Committee pursuant to this Section 5.2(a)(ii) shall be conclusive and binding on all persons.
(b) Possible Early Termination of Accelerated Awards. If any Option or other right to acquire Common Stock under this Plan has been fully accelerated as required or permitted by Section 5.2(c) but is not exercised prior to (1) a dissolution of the Company, or (2) an event described in Section 5.2(a) that the Company does not survive, or (3) the consummation of an event described in Section 5.2(a) involving a Change in Control Event approved by the Board, such Option or right shall terminate, subject to any provision that has been expressly made by the Board or the Committee, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other settlement of such Option or right.
(c) Acceleration Upon Termination of Service Following a Change in Control. If any Participant’s employment is terminated by the Company upon or within two years after a Change in Control Event, and the termination is not the result of death, Total Disability, Retirement, a termination for Cause or a resignation by the Participant for Good Reason, then, subject to the other provisions of this Section 5.2 (including without limitation Section 5.2(b) and Section 5.4), all outstanding Options and other Awards held by the Participant shall be deemed fully vested immediately prior to the Severance Date (as defined below) and Stock Units shall become payable upon such Severance Date (or, to the extent applicable under Section 409A, upon the date that is six months after such Severance Date), unless the Committee determines otherwise, or the applicable Award Agreement or any change in control or employment agreement between the Participant and the Company specifies a different result in the case of a Change in Control Event. Notwithstanding the foregoing, an Award shall not be accelerated and/or become payable pursuant to this Section 5.2(c) to the extent that such acceleration and/or payment would cause the holder of such Award to be subject to additional tax under Section 409A of the Code with respect to such Award.
(d) Possible Rescission of Acceleration. If the vesting of an Award has been accelerated expressly in anticipation of an event or upon shareholder approval of an event and the Committee or the Board later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Awards.
5.3 Effect of Termination of Service on Awards.
(a) General. The Committee shall establish the effect of a termination of employment on the rights and benefits under each Award under this Plan and in so doing may make distinctions based upon the cause of termination.

American States Water Company	A-11	2026 Proxy Statement

(b) Options - Resignation or Dismissal. If the Participant’s employment by the Company terminates for any reason (the date of such termination being referred to as the “Severance Date”) other than Retirement, Total Disability or death, or for Cause (as determined in the discretion of the Committee), the Participant shall have, unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 5.2, three months after the Severance Date to exercise any Option to the extent it shall have become exercisable on the Severance Date. In the case of a termination for Cause, the Option shall terminate on the Severance Date. In other cases, the Option, to the extent not exercisable on the Severance Date, shall terminate.
(c) Options - Death or Disability. If the Participant’s employment by the Company terminates as a result of Total Disability or death, the Participant, Participant’s Personal Representative or his or her Beneficiary, as the case may be, shall have, unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 5.2, until 12 months after the Severance Date to exercise any Option to the extent it shall have become exercisable by the Severance Date. Any Option to the extent not exercisable on the Severance Date shall terminate.
(d) Options - Retirement. If the Participant’s employment by the Company terminates as a result of Retirement, the Participant, Participant’s Personal Representative or his or her Beneficiary, as the case may be, shall have, unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 5.2, until 12 months after the Severance Date to exercise any Option to the extent it shall have become exercisable by the Severance Date. The Option, to the extent not exercisable on the Severance Date, shall terminate.
(e) Events Not Deemed Terminations of Service. Unless Company policy or the Committee otherwise provides, the employment relationship shall not be considered terminated in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence authorized by the Company or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any Eligible Employee on an approved leave of absence, continued vesting of the Award while on leave from the employ of the Company shall be suspended, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an Award be exercised after the expiration of the term set forth in the Award Agreement.
(f) Effect of Change of Subsidiary Status. For purposes of this Plan and any Award, if an entity ceases to be a Subsidiary a termination of employment shall be deemed to have occurred with respect to each Eligible Employee in respect of the Subsidiary who does not continue as an Eligible Employee in respect of another entity within the Company.
(g) Committee Discretion. Notwithstanding the foregoing provisions of this Section 5.3, in the event of, or in anticipation of, a termination of employment with the Company for any reason, other than discharge for Cause, the Committee may, in its discretion, increase the portion of the Participant’s Option available to the Participant, or Participant’s Beneficiary or Personal Representative, as the case may be, or, subject to the provisions of Section 1.6, extend the exercisability period upon such terms as the Committee shall determine and expressly set forth in or by amendment to the Award Agreement; provided, however, that in no event shall any such extension of the exercisability period extend such period beyond the earlier of the following dates: (i) the latest date the Option could have expired by its original terms or (ii) the 10th anniversary of the Award Date.
5.4 Compliance with Laws.
This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel

American States Water Company	A-12	2026 Proxy Statement

for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
5.5 Tax Matters.
(a) Provision for Tax Withholding or Offset. Upon any exercise, vesting, or payment of any Award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the minimum amount of any taxes which the Company may be required to withhold with respect to such Award event or payment or (ii) deduct from any amount payable in cash the minimum amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion (subject to Section 5.4) grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their Fair Market Value, necessary to satisfy such minimum withholding obligation, determined in each case as of the trading day next preceding the applicable date of exercise, vesting or payment. In no event shall shares be withheld in excess of the minimum whole number required for tax withholding under applicable law, unless the Company determines that an amount greater than the minimum withholding obligation would not result in adverse accounting consequences.
(b) Compliance with Code Section 409A. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A at the time of his or her separation from service), no amount that is subject to Code Section 409A and that becomes payable by reason of such separation from service shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. A separation from service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service.”
5.6 Plan Amendment, Termination and Suspension.
(a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.
(b) Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 422 or 424 of the Code to preserve the intended tax consequences of the Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.
(c) Amendments to Awards. Without limiting any other express authority of the Committee under (but subject to) the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or

American States Water Company	A-13	2026 Proxy Statement

limitations on Awards to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Section 1.2(b) and 5.6(d)) may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the Participant, the Participant’s rights and benefits under an Award. Any amendment or other action that would constitute a repricing of an Award is subject to the limitations set forth in Section 1.2(b)(vii).
(d) Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under this Plan prior to the effective date of such change. Changes contemplated by Section 5.2 shall not be deemed to constitute changes or amendments for purposes of this Section 5.6.
5.7 Privileges of Stock Ownership.
Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.
5.8 Effective Date of the Plan.
This Plan will become effective on May 19, 2026, the date the Plan is approved by the Corporation’s stockholders (the “Effective Date”).
5.9 Term of the Plan.
The Plan shall remain in effect until terminated by the Board; provided, however, that (i) Awards (other than Incentive Stock Options) may not be granted under the Plan on or after the 10th anniversary of the Effective Date, and (ii) no Incentive Stock Options may be granted under the Plan on or after the 10th anniversary of the date the Plan was adopted by the Board. Any Awards granted prior to the applicable date in clauses (i) or (ii) will remain outstanding in accordance with their terms.
5.10 Governing Law/Construction/Severability.
(a) Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.
(b) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
(c) Plan Construction; Rule 16b-3. It is the intent of the Corporation that the Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, satisfies the applicable requirements for exemptions under Rule 16b-3. The exemption will not be available if the authorization of actions by any Committee of the Board with respect to such Awards does not satisfy the applicable conditions of Rule 16b-3. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of Awards or events under Awards.
5.11 Captions.
Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

American States Water Company	A-14	2026 Proxy Statement

5.12 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.
Awards may be granted to Eligible Employees under this Plan in substitution for employee stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Employees in respect of the Company, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit in Section 1.4 or other limits on the number of shares available for issuance under the Plan.
5.13 Non-Exclusivity of Plan.
Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
5.14 No Corporate Action Restriction.
The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the Corporation’s or any Subsidiary’s capital structure or its business, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the Corporation’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the Corporation or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No Participant, Beneficiary, Personal Representative or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Committee, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.
5.15 Other Company Benefit and Compensation Program.
Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or the Subsidiaries.

American States Water Company	A-15	2026 Proxy Statement

5.16 Recoupment.
An Award under this Agreement and the Common Stock received by the Participant upon the vesting of the Award, or the value, proceeds or other benefits received by the Participant upon the sale of such Common Stock, shall be subject to the Corporation’s Policy Regarding Recoupment of Certain Performance-Based Compensation Payments, as it may be amended from time to time or as may be required by law or the requirement of any listing agency.
6. DEFINITIONS.
6.1 Definitions.
(a)	“Award” means an award of any Option, Restricted Stock, Stock Unit, or Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.
(b)
“Award Agreement” means any agreement setting forth the terms of an Award that has been authorized by the Committee. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant. Any shares of Common Stock that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.

(c)	“Award Date” means the date upon which the Committee took the action granting an Award or such later date as the Committee designates as the Award Date at the time of the Award.
(d)
“Beneficiary” means the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant’s death, and shall mean the Participant’s executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

(e)	“Board” means the Board of Directors of the Corporation.
(f)
“Cause” with respect to a Participant means (unless otherwise expressly provided in the applicable Award Agreement or another applicable contract with the Participant) a termination of employment based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Participant:

(i)	has failed to render services to the Company where such failure amounts to gross negligence or misconduct of the Participant’s responsibility and duties;
(ii)	has committed an act of fraud or been dishonest against the Company or any affiliate of the Company; or
(iii)	has been convicted of a felony or other crime involving moral turpitude.
A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Committee) on the date on which the Company first delivers written notice to the Participant of a finding of termination for Cause.
(g)	“Change in Control Event” means any of the following events:
(i)
any sale, lease, exchange or other change in ownership (in one or a series of transactions) of all or substantially all of the assets of the Corporation, unless its business is continued by another entity in which holders of the Corporation’s voting securities immediately before the event own, either directly or indirectly, more than 70% of the continuing entity’s voting securities immediately after the event;

American States Water Company	A-16	2026 Proxy Statement

(ii)
any reorganization or merger of the Corporation, unless (i) the holders of the Corporation’s voting securities immediately before the event own, either directly or indirectly, more than 70% of the continuing or surviving entity’s voting securities immediately after the event, and (ii) at least a majority of the members of the Board of Directors of the surviving entity resulting from such reorganization or merger were members of the incumbent Board at the time of the execution of the initial agreement or of the action of such incumbent Board providing for such reorganization or merger;

(iii)
an acquisition by any person, entity or group acting in concert of more than 50% of the voting securities of the Corporation, unless the holders of the Corporation’s voting securities immediately before the event own, either directly or indirectly, more than 70% of the acquirer’s voting securities immediately after the acquisition;

(iv)
the consummation of a tender offer or exchange offer by any individual, entity or group which results in such individual, entity or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 25% or more of the voting securities of the Corporation, unless the tender offer is made by the Corporation or any of its subsidiaries or the tender offer is approved by a majority of the members of the Board who were in office at the beginning of the twelve-month period preceding the commencement of the tender offer; or

(v)
a change of one-half or more of the members of the Board within a twelve-month period, unless the election or nomination for election by shareholders of new directors within such period constituting a majority of the applicable Board was approved by a vote of at least two-thirds of the directors then still in office who were in office at the beginning of the twelve-month period.

To the extent required to comply with Section 409A, a Change in Control Event will mean a Change in Control Event as described above that also qualifies as a “change in control event” for purposes of Section 409A.
(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(i)	“Commission” means the Securities and Exchange Commission.
(j)
“Committee” means the Board or one or more committees appointed by the Board to administer all or certain aspects of this Plan, each committee to be comprised solely of one or more directors or such number as may be required under applicable law.

(k)
“Common Stock” means the Common Shares of the Corporation and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 5.2 of this Plan.

(l)	“Company” means, collectively, the Corporation and its Subsidiaries.
(m)	“Corporation” means American States Water Company, a California corporation, and its successors.
(n)	“Eligible Employee” means an officer or key employee of the Company. Eligible Employees do not include non-employee directors.
(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(p)
“Fair Market Value” on any date means the closing sales price per share of Common Stock on such date as reported on the principal securities exchange or market on which the Common Stock is traded (including the New York Stock Exchange or Nasdaq Stock Market), or, if there is no reported closing sales price on such date, the closing sales price on the immediately preceding date on which such a price was reported. If the

American States Water Company	A-17	2026 Proxy Statement

Common Stock is not traded on a securities exchange or market, Fair Market Value shall mean the fair market value of a share of Common Stock as determined in good faith by the Committee and in a manner not inconsistent with the regulations under Code Section 409A.
(q)
“Good Reason” with respect to a Participant means (unless otherwise expressly provided in the applicable Award Agreement or another applicable contract with the Participant) a resignation of employment by the Participant following a Change in Control Event for Good Reason. For purposes of this Plan, “Good Reason” shall mean:

(i)
the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the date of the Change in Control Event, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

(ii)
any failure by the Company to reappoint the Participant to a position held by the Participant on the date of the Change in Control Event, except as a result of the termination of the Participant’s employment by the Company for Cause or Total Disability, the death of the Participant, or the termination of the Participant’s employment by the Participant other than for Good Reason;

(iii)	reduction by the Company in the Participant’s base salary in effect on the date hereof or as the same may be increased from time to time;
(iv)
elimination by the Company of any cash incentive or other cash bonus compensation plan, without providing substantially equivalent substitutes therefor, or (B) any modification of the terms thereof, that would (in the case of either clause (A) or (B)) substantially diminish (in the aggregate, taking into consideration changes in salary, etc.) the aggregate amount of the base salary and cash incentive or other cash bonus and equity incentives or other equity-based compensation that is reasonably expected to be earned by the Participant during any calendar year from the aggregate amount that would reasonably have been expected to be earned by the Participant, assuming the maintenance of the cash incentive or cash bonus compensation plan or plans in effect on the date of the Change in Control Event;

(v)
elimination by the Company of any equity incentive or other equity-based compensation plan, without providing substantially equivalent substitutes therefor, or (B) any modification of the terms thereof that would (in the case of either clause (A) or (B)) substantially diminish (in the aggregate, taking into consideration changes in salary, etc.) the aggregate amount of the base salary, cash incentive or cash bonus and equity incentive or other equity-based compensation that is reasonably expected to be earned by the Participant during any calendar year from the aggregate amount that would reasonably have been expected to be earned by the Participant, assuming the maintenance of the equity incentive or other equity-based compensation plan or plans in effect on the date of the Change in Control Event.

(vi)
the taking of any action by the Company (including the elimination of benefit plans without providing substitutes therefor or the reduction of the Participant’s benefits thereunder) that would substantially diminish the aggregate value of the Participant’s other fringe benefits, including the executive benefits and perquisites, from the levels in effect prior to the date of the Change in Control Event;

(vii)
the Company provides written notice to the Participant that the Participant will be based at any office or location which increases the distance from the Participant’s home to the office location by more than 35 miles from the distance in effect as of the date of the Change in Control Event; and

American States Water Company	A-18	2026 Proxy Statement

(viii)
any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations to the Participant under this Plan and any Award Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place;

which condition in any event under (i)-(viii) is not cured within 20 days after written notice to the Company from the Participant. Participant shall provide notice of intent to terminate employment citing Good Reason not later than 30 business days after an initial occurrence of a condition that Participant purports to constitute Good Reason, which termination shall be effective no later than 21 days thereafter, unless otherwise cured.
(r)
“Incentive Stock Option” means an Option which is intended, as evidenced by its designation, as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions and is made under such circumstances and to such persons as may be necessary to comply with that section.

(s)
“Nonqualified Stock Option” means an Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an incentive stock option shall be deemed to be designated a Nonqualified Stock Option under this Plan and not an incentive stock option under the Code.

(t)
“Option” means an option to purchase Common Stock granted under this Plan. The Committee shall designate any Option granted to an Eligible Employee as a Nonqualified Stock Option or an Incentive Stock Option.

(u)	“Participant” means an Eligible Employee who has been granted an Award under this Plan.
(v)
“Performance Award” means an Award granted pursuant to Section 4A of the Plan of a contractual right to receive Common Stock or a fixed or variable amount of cash (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria. A grant of Restricted Stock Awards or Stock Unit Awards may be designed to qualify as Performance Awards.

(w)
“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 4A.3 of the Plan for the purpose of determining the extent to which an Award of Performance Awards has been earned.

(x)	“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Awards has been earned.
(y)
“Personal Representative” means the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

(z)	“Plan” means this 2026 Stock Incentive Plan, as it may be amended from time to time.
(aa)
“Restricted Shares” or “Restricted Stock” means shares of Common Stock awarded to a Participant under this Plan, subject to payment of such consideration, if any, and such conditions on vesting (which may include, among others, the passage of time, specified performance objectives or other factors) and such transfer and other restrictions as are established in or pursuant to this Plan and the related Award Agreement, for so long as such shares remain unvested under the terms of the applicable Award Agreement.

American States Water Company	A-19	2026 Proxy Statement

(bb)	“Restricted Stock Unit” means a Stock Unit subject to such conditions on vesting and payout as the Committee may determine.
(cc)	“Retirement” means retirement from active service as an employee or officer of the Company on or after attaining age 65, unless otherwise provided in an applicable Award Agreement.
(dd)	“Rule 16b-3” means Rule 16b-3 as promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.
(ee)
“Stock Unit” means a bookkeeping entry that serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment of the Stock Unit grant. Stock Units are not outstanding shares of Common Stock and do not entitle a grantee to any dividend, voting or other rights in respect of any Common Stock. Stock Units may, however, by express provision in the applicable Award Agreement, entitle a Participant to dividend equivalent rights, credited in the form of cash or additional Stock Units, as determined by the Committee. Stock Units are payable in shares of Common Stock.

(ff)	“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.
(gg)
“Total Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

American States Water Company	A-20	2026 Proxy Statement

630 East Foothill Boulevard, San Dimas, California 91773
909-394-3600 www.aswater.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM Eastern Time on May 18, 2026 for shares held directly and by 11:59 PM Eastern Time on May 14, 2026 for shares held in a 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AWR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM Eastern Time on May 18, 2026 for shares held directly and by 11:59 PM Eastern Time on May 14, 2026 for shares held in a 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88732-P46888

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN STATES WATER COMPANY

The Board of Directors recommends you vote FOR ALL of the nominees listed below:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Mr. Thomas A. Eichelberger
02) Mr. Roger M. Ervin
03) Mr. C. James Levin

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve the 2026 Stock Incentive Plan.	☐	☐	☐
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V88733-P46888

AMERICAN STATES WATER COMPANY
2026 ANNUAL MEETING OF SHAREHOLDERS
May 19, 2026
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Anne M. Holloway and Diana M. Bontá, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held on Tuesday, May 19, 2026 at 11:00 AM Pacific Time, virtually at www.virtualshareholdermeeting.com/AWR2026.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned shareholder(s) and the named proxies will, in their sole discretion, vote such shares on any other matters that may properly come before the meeting or any adjournments thereof. **If no direction is made, this proxy will be voted FOR the listed Nominees and FOR proposals 2, 3 and 4.** Further, if cumulative voting rights for the Election of Directors (Item 1) are exercised at the meeting, the proxies will cumulatively vote their shares as provided in the proxy statement. The proxies will vote in favor of the election of a person as a director if a nominee named in the proxy statement is unable to serve or for good cause will not serve and on such other matters as are incident to the conduct of the Annual Meeting, unless otherwise instructed.

Continued and to be signed on reverse side